Exhibit 2.6

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

- and -

MANAGEMENT INFORMATION CIRCULAR

Concerning the Reorganization of Sabretooth Energy Ltd.

and Certain Other Matters

June 26, 2009

(i)

(ii)

(iii)

Dear Sabretooth Shareholders:

The board of directors of Sabretooth Energy Ltd. (the “Company”) invites you to attend the annual and special meeting (the “Meeting”) of the holders (the “Shareholders”) of the common shares (the “Common Shares”) of the Company to be held on July 29, 2009, at 9:30 a.m. (Calgary time) at The Metropolitan Conference Centre, 333 Fourth Avenue S.W., Calgary, Alberta.

At the Meeting, Shareholders will be asked to approve various matters in connection with the Company’s proposed reorganization and investment transactions, including the private placement of 25,507,616 Common Shares, the issuance of 1,519,412 Common Shares in exchange for all of the issued and outstanding shares of Cequence Energy Ltd. (“Cequence”), the issuance of 20,800,000 performance warrants of the Company, the amendment to the Company’s articles to change the terms and conditions of the Company’s non-voting shares (“Non-Voting Shares”) and the adoption of a shareholder rights plan by the Company to ensure equitable treatment between the holders of Common Shares and the holders of Non-Voting Shares in certain circumstances, including a takeover bid.

Shareholders will also be asked to approve the consolidation of the Common Shares on a four-for-one basis and the change of the Company’s name to “Cequence Energy Ltd.”, conditional upon the reorganization and investment transactions described above becoming effective. All figures in this letter are presented on a pre-consolidation basis.

In addition, Shareholders will be asked to approve the appointment of the Company’s auditors and the election of seven members to the Company’s board of directors. In the event that the reorganization and investment transactions described above become effective, the existing management and board of directors of the Company will resign (with the exception of Mr. Swartout and Mr. Perry) and will be replaced with the new management and board members of Cequence. The Cequence management team is primarily comprised of individuals who were formerly with a succession of highly successful public energy companies including Cyries Energy, Cequel Energy and Cypress Energy.

Lastly, the Company is seeking the approval of the Shareholders for the private placement of 53,590,000 subscription receipts of the Company and the issuance of up to 58,949,000 Common Shares issuable pursuant to the subscription receipts. The issuance of the subscription receipts, which closed on June 18, 2009, resulted in gross proceeds to the Company (which are currently held in escrow) of $46,087,400. The proceeds realized from the subscription receipt offering will be used by the Company to reduce the Company’s bank indebtedness, pursue exploration and development opportunities and for general working capital purposes in the event that Shareholder approval is received and the reorganization and investment transactions are completed.

The board of directors of the Company has considered the reorganization and investment transactions described above, the consolidation of the Common Shares on a four-for-one basis, the Company’s name change to “Cequence Energy Ltd.” and the private placement of subscription receipts and has unanimously determined that all such transactions are in the best interests of the Shareholders and unanimously recommends that Shareholders vote FOR the resolutions approving all such transactions. The board of directors came to these determinations based on, among other considerations, the opinion of the Company’s financial advisor.

Accompanying this letter is the formal Notice of Annual and Special Meeting and Information Circular which contains a detailed description of the reorganization and investment transactions, as well as all of the other matters to be considered and voted upon at the Meeting. Subject to the receipt of all required Shareholder and regulatory approvals and the satisfaction of certain other conditions described in the Information Circular, the transactions are expected to be completed two business days following the Meeting or shortly thereafter.

(i)

The current directors and officers of the Company (collectively, the “Current Management”), who own or control approximately 40% of the issued and outstanding Common Shares, have each agreed to vote their Common Shares in favour of the resolutions approving the reorganization and investment transactions, the Common Share consolidation and the name change at the Meeting.

The Current Management have all also advised the Company that they intend to vote in favour of the resolution approving the private placement of subscription receipts.

We urge you to give this material your careful consideration and suggest that you consult your financial, tax or other professional advisors. Please ensure that your Common Shares are represented at the Meeting whether or not you are able to attend. Regardless of the number of Common Shares you hold, your vote is important.

Yours truly,

(Signed) Marshall Abbott
Chief Executive Officer

(ii)

NOTICE OF ANNUAL AND SPECIAL MEETING OF THE HOLDERS OF COMMON SHARES OF

SABRETOOTH ENERGY LTD.

NOTICE IS HEREBY GIVEN that an annual and special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (“Common Shares”) of Sabretooth Energy Ltd. (the “Corporation”) on July 29, 2009, at 9:30 a.m. at The Metropolitan Conference Centre, 333 Fourth Avenue S.W., Calgary, Alberta, for the following purposes:

1.	to receive and consider the financial statements of the Corporation for the year ended December 31, 2008, together with the auditors’ report thereon;

2.	to consider, and if thought advisable, pass, with or without variation, an ordinary resolution appointing Collins Barrow Calgary LLP, Chartered Accountants, as the auditors of the Corporation for the ensuing year and to authorize the board of directors of the Corporation to fix the auditor’s remuneration;

3.	to fix the number of directors to be elected at the Meeting at seven;

4.	to elect seven directors of the Corporation to hold office until the next annual meeting of the Shareholders or until their successors are elected or appointed;

5.	to consider, and if thought advisable, pass, with or without variation, an ordinary resolution, the full text of which is set forth in the management information circular dated June 26, 2009 (the “Information Circular”), approving the issuance and sale of 25,507,616 Common Shares at a price of $0.37 per Common Share, all as more particularly described in the Information Circular;

6.	to consider, and if thought advisable, pass, with or without variation, an ordinary resolution, the full text of which is set forth in the Information Circular, approving the issuance of 1,519,412 Common Shares to the shareholders of Cequence Energy Ltd. (“Cequence”) in exchange for all of the issued and outstanding common shares of Cequence, all as more particularly described in the Information Circular;

7.	to consider, and if thought advisable, pass, with or without variation, an ordinary resolution, the full text of which is set forth in the Information Circular, approving the issuance of 20,800,000 performance warrants of the Corporation to certain members of the new management and board of directors of the Corporation, each such performance warrant entitling the holder thereof to subscribe for and purchase one non-voting share (“Non-Voting Share”) in the capital of the Corporation upon satisfaction of certain conditions at an exercise price of $0.47 per Non-Voting Share, all as more particularly described in the Information Circular; and

8.	to consider, and if deemed advisable pass, with or without variation, an ordinary resolution, the full text of which is set forth in the Information Circular, approving the adoption of a shareholder rights plan by the Corporation intended to provide equitable treatment between the holders of Common Shares and the holders of Non-Voting Shares in certain circumstances, including a takeover bid, all as more particularly described in the Information Circular;

(The transactions in paragraphs 5, 6, 7 and 8 are collectively referred to as the “Reorganization and Investment Transactions”).

9.	to consider, and if deemed advisable pass, with or without variation, a special resolution, the full text of which is set forth in the Information Circular (the “Non-Voting Shares Amendment Resolution”), approving an amendment to the Corporation’s articles, to amend the rights, privileges, restrictions and conditions of the Non-Voting Shares (the Reorganization and Investment Transactions and the amendment to the Corporation’s articles contemplated by the Non-Voting Shares Amendment Resolution are collectively referred to as the “Transactions”), all as more particularly described in the Information Circular;

Completion of the Transactions is conditional upon receiving the approval from Shareholders for EACH of the foregoing resolutions in paragraphs 5, 6, 7, 8 and 9. In the event that any one of the foregoing resolutions in paragraphs 5, 6, 7, 8 and 9 is not passed at the Meeting, either Cequence or Sabretooth may elect not to proceed with the Transactions.

10.	to consider, and if deemed advisable pass, with or without variation, a special resolution, the full text of which is set forth in the Information Circular, consolidating the issued and outstanding Common Shares, conditional upon the Transactions becoming effective, on the basis of one post-consolidation Common Share for each four pre-consolidation Common Shares;

11.	to consider, and if deemed advisable pass, with or without variation, a special resolution the full text of which is set forth in the Information Circular, to amend the articles of the Corporation, conditional upon the Transactions becoming effective, to change the name of the Corporation from “Sabretooth Energy Ltd.” to “Cequence Energy Ltd.”, or such other name as the board of directors of the Corporation may determine;

12.	to consider, and if deemed advisable pass, with or without variation, an ordinary resolution, the full text of which is set forth in the Information Circular (the “Subscription Receipt Offering Resolution”), approving the issuance of 53,590,000 subscription receipts (the “Subscription Receipts”) of the Corporation at a price of $0.86 per subscription receipt and the issuance of up to 58,949,000 Common Shares pursuant to the terms thereof, all as more particularly described in the Information Circular;

The issuance of Common Shares pursuant to the Subscription Receipts and the release to the Corporation of proceeds from the offering of the Subscription Receipts are conditional on the satisfaction of certain conditions, including the completion of the Reorganization and Investment Transactions and approval of the Subscription Receipt Offering Resolution at the Meeting. The gross proceeds from the offering of Subscription Receipts will be returned to the holders of Subscription Receipts if such conditions are not satisfied.

13.	to consider, and if deemed advisable pass, with or without variation, an ordinary resolution, the full text of which is set forth in the Information Circular, approving the issue and sale of 270,270 Common Shares to the current Chief Executive Officer of the Corporation at a price of $0.37 pursuant to the Initial Investment; and

14.	to transact any other business which may properly come before the Meeting or any adjournment(s) thereof.

The specific details of the matters to be considered at the Meeting, including the full text of the resolutions to be voted upon, are set out in the Information Circular dated June 26, 2009, which accompanies this Notice. The record date for determination of holders of Common Shares entitled to receive notice of and to vote at the Meeting is June 29, 2009.

Registered Shareholders have the right to dissent in respect of the proposed Non-Voting Shares Amendment Resolution and be paid the fair value of their Common Shares provided that they strictly comply with the requirements of the dissent procedures. Such right is described in the accompanying Management Information Circular.

The reorganization and investment agreement dated May 24, 2009, as amended on May 27, 2009, among the Corporation, Cequence, the shareholders of Cequence and certain other parties in respect of certain of the matters to be considered at the Meeting is available under the Corporation’s issuer profile on SEDAR at www.sedar.com.

Whether or not you intend to attend the Meeting, you are requested to complete, sign, date and deliver the form of proxy enclosed (printed on green paper). To be valid, proxies must be signed, dated and deposited with the Corporation c/o Valiant Trust Company at 310, 606 – 4th Street S.W., Calgary, Alberta T2P 1T1 Attention: Proxy Department, or by fax to 403-233-2857 not less than 48 hours, excluding Saturdays and holidays, preceding the time appointed for the Meeting or any adjournment thereof. Proxies may be returned in the enclosed addressed envelope. An undated proxy will be deemed to be dated the date it is received. If you require any assistance in completing your proxy, please contact Valiant Trust Company at (403) 233-2801.

Beneficial owners of Common Shares that are registered in the name of a broker, custodian, nominee or other intermediary should follow the instructions provided by their broker, custodian, nominee or other intermediary in order to vote their Common Shares.

DATED at Calgary, Alberta this 26th day of June, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) Marshall Abbott
Chief Executive Officer

SUMMARY

The following is a summary of certain information contained elsewhere in this Circular. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Circular. Shareholders should read the entire Circular, including the appendices hereto. All references in this Circular to “$” are to Canadian dollars. Capitalized terms used in this summary and elsewhere in this Circular and not otherwise defined are defined in the Glossary of Terms.

The Meeting and Record Date

Sabretooth will hold the Meeting on July 29, 2009, at 9:30 a.m. at The Metropolitan Conference Centre, 333 Fourth Avenue S.W., Calgary, Alberta. At the Meeting, Shareholders will be asked to consider, and if thought advisable, pass the Reorganization and Investment Resolutions, the Non-Voting Share Amendments Resolution, the Share Consolidation Resolution, the Name Change Resolution and the Subscription Receipt Offering Resolution. In addition, at the Meeting, Shareholders will also elect seven members to the Corporation’s board of directors and appoint the Corporation’s auditors for the ensuing year.

The Shareholders entitled to vote at the Meeting are those holders of Common Shares as of the close of business on June 29, 2009.

See “Information Concerning the Meeting”.

The Transactions

The Initial Investment

Pursuant to the Reorganization Agreement, the Initial Investor Group has agreed to subscribe for and purchase an aggregate of 25,507,616 Common Shares from treasury at a price of $0.37 per Common Share. Assuming the completion of the Cequence Transactions (and no other transactions contemplated in this Circular), it is anticipated that the Common Shares issued pursuant to the Initial Investment will represent approximately 39.0% of the issued and outstanding Common Shares (approximately 17.5% after giving effect to the Reorganization and Investment Transactions, the Rights Offering (assuming all Rights are exercised) and the issuance of 53,590,000 Common Shares pursuant to the Subscription Receipts).

Each member of the Initial Investor Group has also agreed to deposit into escrow, upon the closing of the Reorganization and Investment Transactions, 75% of the Common Shares subscribed for and purchased under the Initial Investment as well as 75% of the Common Shares issued pursuant to the Cequence Acquisition. Assuming the completion of the Cequence Transactions (and no other transactions contemplated in this Circular), it is anticipated that the Common Shares subject to such escrow arrangements will represent approximately 31.0% of the issued and outstanding Common Shares.

See “Details of the Transactions – The Reorganization and Investment Transactions – The Initial Investment”.

The Cequence Acquisition

The Corporation has also agreed in the Reorganization Agreement to acquire all of the issued and outstanding Cequence Shares in consideration for the issuance of 1,519,412 Common Shares at a deemed price of $0.37 per Common Share, resulting in a total purchase price for the Cequence Shares of approximately $562,182. Assuming the completion of the Cequence Transactions (and no other transactions contemplated in this Circular), it is anticipated that the Common Shares issued pursuant to the Cequence Acquisition will represent approximately 2.3% of the issued and outstanding Common Shares (approximately 1.0% after giving effect to the Reorganization and Investment Transactions, the Rights Offering (assuming all Rights are exercised) and the issuance of 53,590,000 Common Shares pursuant to the Subscription Receipts)

See “Details of the Transactions – The Reorganization and Investment Transactions – The Cequence Acquisition”.

The Incentive Arrangements

The Reorganization Agreement further provides for the issuance of 20,800,000 Sabretooth Performance Warrants to the New Management in exchange for 20,800,000 previously issued Cequence Performance Warrants in accordance with the terms and conditions of the Cequence Warrant Exchange Agreement to be entered into among each member of the New Management, Sabretooth and Cequence upon the closing of the Reorganization and Investment Transactions. Each Sabretooth Performance Warrant will entitle the holder thereof to acquire one Non-Voting Share, subject to adjustment, for an exercise price of $0.47 per Non-Voting Share upon certain trading price thresholds being achieved in respect of the Common Shares. Assuming the completion of the Cequence Transactions and issuance of the Sabretooth Performance Warrants (and no other transactions contemplated in this Circular), it is anticipated that the Non-Voting Shares issued pursuant to the Sabretooth Performance Warrants will represent approximately 31.8% of the outstanding equity securities of the Corporation on a non-diluted basis (approximately 12.5% after giving effect to the Reorganization and Investment Transactions, the Rights Offering (assuming all Rights are exercised), the issuance of Non-Voting Shares pursuant to the Sabretooth Performance Warrants and the issuance of 53,590,000 Common Shares pursuant to the Subscription Receipts).

See “Details of the Transactions – The Reorganization and Investment Transactions – The Incentive Arrangements”.

The Shareholder Rights Plan

Sabretooth has also agreed to implement a shareholder rights plan which is intended to ensure that the holders of Common Shares and Non-Voting Shares are treated equitably in the event a takeover bid is made for either the Common Shares or the Non-Voting Shares or in certain other circumstances. The Shareholder Rights Plan will have the practical effect of requiring that certain acquisitions of the Common Shares or of the Non-Voting Shares be undertaken by way of an offer for all the shares of both classes at the same price per share.

See “Details of the Transactions – The Reorganization and Investment Transactions – The Shareholder Rights Plan”.

Amendments to the Non-Voting Shares

In connection with the issuance of the Sabretooth Performance Warrants to the New Management, the Reorganization Agreement also provides that the Corporation will amend its articles to change the rights, privileges, restrictions and conditions attached to the Non-Voting Shares to ensure equitable economic treatment between Shareholders and holders of Non-Voting Shares in certain circumstances. The principal effect of the amendments to the rights, privileges, restrictions and conditions attaching to the Non-Voting Shares will be to ensure that no dividend may be declared, distribution made, or any other benefit conferred in respect to the Common Shares unless the same dividend is declared, distribution made or any other benefit conferred in respect of the Non-Voting Shares, on the same share for share basis, and to preclude any subdivision, consolidation, reclassification or other change in respect of the Common Shares that is not undertaken on an equivalent basis with respect to the Non-Voting Shares.

The Non-Voting Share Amendments are conditional upon the completion or implementation of the Initial Investment, the Cequence Acquisition, the Incentive Arrangements and the Shareholder Rights Plan.

See “Details of the Transactions – The Reorganization and Investment Transactions – Amendments to the Non-Voting Shares”.

The Common Share Consolidation and Name Change

Sabretooth is also proposing to consolidate the issued and outstanding Common Shares on the basis of one post-consolidation Common Share for four pre-consolidation Common Shares. The change in the number of Common Shares outstanding that would result from the Share Consolidation will cause no change in the stated capital attributable to the Common Shares. The Share Consolidation will not materially affect the percentage ownership in the Corporation by Shareholders even though such ownership would be represented by a smaller number of Common Shares. The Share Consolidation would merely proportionally reduce the number of Common Shares held.

Sabretooth is also proposing to change the Corporation’s name to “Cequence Energy Ltd.”.

Both the Share Consolidation and the Name Change are conditional upon the completion of the Reorganization and Investment Transactions.

See “Details of the Transactions – The Share Consolidation” and “Details of the Transactions – The Name Change”.

The Subscription Receipt Offering

On June 18, 2009, the Corporation completed the issue and sale of 53,590,000 Subscription Receipts at a price of $0.86 per Subscription Receipt on a private placement basis. The gross proceeds of the Subscription Receipt Offering are being held in escrow by the Escrow Agent, and will be released to the Corporation, or as otherwise directed by the Corporation, together with interest thereon, if, at or before 5:00 p.m. (Calgary time) on August 31, 2009, the Closing Notice is delivered to the Escrow Agent stating that the Escrow Release Conditions, as described in the Circular, have been satisfied.

Upon delivery of the Closing Notice, each Subscription Receipt will be convertible, for no additional consideration and without further action, into one Common Share (or 1.1 Common Shares if Common Shares are issued pursuant to the Liquidity Penalty). In the event that the Closing Notice is not delivered to the Escrow Agent at or before 5:00 p.m. (Calgary time) on August 31, 2009, the Escrowed Funds will be returned to subscribers, together with their pro rata share of any interest earned on such funds.

Assuming the completion of the Cequence Transactions (and no other transactions contemplated in this Circular), the 53,590,000 Common Shares issuable pursuant to the Subscription Receipts (assuming no shares are issued pursuant to the Liquidity Penalty) would, if issued, represent approximately 45.0% of the issued and outstanding Common Shares (approximately 36.7% after giving effect to the Reorganization and Investment Transactions, the Rights Offering (assuming all Rights are exercised) and the issuance of 53,590,000 Common Shares pursuant to the Subscription Receipts).

Completion of the Transactions is not conditional upon receipt of Shareholder approval for the Subscription Receipt Offering.

See “Details of the Transactions – Subscription Receipt Offering”.

Approval of Subscription and Purchase of Common Shares by the Current Chief Executive Officer

The Shareholders will also be asked to approve the issuance and sale by Sabretooth of 270,270 Common Shares to the current Chief Executive Officer of the Corporation at a price of $0.37 pursuant to the Initial Investment. In the event the Shareholders approve such resolution, the current Chief Executive Officer will subscribe for and purchase an aggregate of 270,270 Common Shares and the other members of the Initial Investor Group will subscribe for and purchase an aggregate of 25,237,346 Common Shares from treasury at a price of $0.37 per share. In the event the Shareholders do not approve such resolution, the other members of the Initial Investor Group will purchase the 270,270 Common Shares currently allocated to be purchased by Mr. Abbott which will result in the purchase of an aggregate of 25,507,616 Common Shares from treasury at a price of $0.37 per share.

Annual Meeting Business

At the Meeting, Shareholders will also elect seven members to the Corporation’s board of directors and appoint the Corporation’s auditors for the ensuing year. See “Business of the Meeting – Annual Meeting Business”.

The New Management of Sabretooth

The Reorganization Agreement provides for the appointment of new officers and directors of Sabretooth concurrently with the completion of the Reorganization and Investment Transactions. The New Management will be comprised largely of the current management team of Cequence. It is currently anticipated that the New Board will replace the existing board of directors of Sabretooth through the appointment of the New Board and the resignations of the current members of the Board concurrently with the closing of the Reorganization and Investment Transactions. The New Board will also appoint the New Executives upon completion of the Reorganization and Investment Transactions.

In the event the Reorganization and Investment Transactions are not approved by Shareholders, or are not completed for any other reason, the seven directors elected at the Meeting will continue to hold office until the next annual meeting of the Shareholders or until their successors are elected or appointed.

See “Details of the Transactions – The New Management of Sabretooth”.

Reasons for the Transactions and the Subscription Receipt Offering

After considering all of the strategic alternatives available to Sabretooth, the Board and management, along with Tristone, implemented a targeted confidential process to canvass parties which might be interested in pursuing a transaction involving the Corporation which would provide the best means of maximizing value for Shareholders. Of the proposals received, some contemplated the outright purchase of Sabretooth for cash or shares while Cequence proposed a recapitalization of Sabretooth with changes to management.

In considering and assessing the relative values of the various proposals, the Board considered a number of factors, including valuation of consideration, deal risk, financing risk and deal complexity. The Cequence proposal allowed Sabretooth to recapitalize at a cost that benefits Shareholders in the opinion of the Board. In addition, it is believed that Shareholders will also benefit from the stronger balance sheet and a new management team with a proven track record of success. Management and the Board considered the Cequence proposal to be the superior proposal, endorsed it over the other proposals and determined to unanimously recommend its acceptance to Shareholders. The management and Board continue to believe that the Cequence proposal represents the most attractive strategic alternative available to maximize shareholder value.

With respect to the Subscription Receipt Offering, following the announcement of the Transactions, the Board considered market conditions to be favourable for raising additional capital. The issuance of the Subscription Receipts resulted in gross proceeds to the Corporation of $46,087,400 (which are currently held in escrow). Such funds, if released to the Corporation, will be used to reduce the Corporation’s bank indebtedness, to pursue exploration and development opportunities and for general working capital purposes.

See “Background to the Transactions and the Subscription Receipt Offering – Reasons for the Transactions” and “Background to the Transactions and the Subscription Receipt Offering – Reasons for the Subscription Receipt Offering”.

Recommendation of the Board of Directors

After considering, among other things, the Tristone Fairness Opinion and the other reasons set forth in the Circular, the Board has unanimously determined that the Transactions and the Subscription Receipt Offering are in the best interests of Shareholders and unanimously recommends that the Shareholders vote in favour of the Resolutions. See “Recommendation of the Board of Directors”.

Tristone Fairness Opinion

Sabretooth retained Tristone as its financial advisor in connection with the assessment of certain strategic alternatives available to the Corporation. As part of this mandate, Tristone was requested to provide the Board with its opinion as to the fairness, from a financial point of view, of the Initial Investment and the Cequence Acquisition to Shareholders. On June 26, 2009, Tristone provided the Board with the Tristone Fairness Opinion which states that, on the basis of the particular assumptions and considerations set forth therein, in the opinion of Tristone, as of June 26, 2009, the Initial Investment and the Cequence Acquisition are fair, from a financial point of view, to the Shareholders. The full text of the Tristone Fairness Opinion, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Tristone in rendering its opinion, is attached as Schedule A to this Circular. See “Tristone Fairness Opinion”.

Closing of the Transactions

Subject to the receipt of all required Shareholder and regulatory approvals and the satisfaction of certain other conditions described in the Information Circular, the transactions are expected to be completed two Business Days following the Meeting or shortly thereafter. See “Details of the Transactions – Closing of the Transactions”.

Shareholder Votes Required

The Reorganization and Investment Resolutions, the Subscription Receipt Offering Resolution and the resolutions relating to the election of directors and the appointment of the auditors of the Corporation described under the heading “Business of the Meeting – Annual Meeting Business” each must be approved by a simple majority of the votes cast by the Shareholders who vote in respect of such resolutions, in person or by proxy, at the Meeting. Votes attached to Common Shares held by persons who will receive Sabretooth Performance Warrants will be excluded from the vote to approve the Incentive Arrangements Resolution. See “Details of the Transactions – The Reorganization and Investment Transactions – Persons acquiring Sabretooth Securities” for a description of the persons who will receive Sabretooth Performance Warrants.

The Non-Voting Share Amendments Resolution, the Share Consolidation Resolution and the Name Change Resolution each must be approved by at least 66  2/3% of the votes cast by the Shareholders who vote in respect of such resolutions, in person or by proxy, at the Meeting.

The resolution approving the issue and sale by the Corporation of 270,270 Common Shares to the current Chief Executive Officer of Sabretooth, must be approved by a simple majority of the votes cast by the Shareholders who vote in respect of such resolution, in person or by proxy at the Meeting, excluding votes attached to Common Shares beneficially owned or controlled by the current Chief Executive Officer.

Completion of the Reorganization and Investment Transactions and the replacement of the current management of Sabretooth with New Management are conditional upon receiving the approval from Shareholders for EACH of the Reorganization and Investment Resolutions and the Non-Voting Share Amendments Resolution. In the event that any one of the Reorganization and Investment Resolutions or the Non-Voting Share Amendments Resolution is not passed at the Meeting, either Cequence or Sabretooth may elect not to proceed with the Reorganization and Investment Transactions or to complete the appointment of New Management.

The issuance of Common Shares pursuant to the Subscription Receipts of the Corporation and the release of the proceeds of the Subscription Receipt Offering to the Corporation is conditional on the satisfaction of certain conditions, including the completion of the Reorganization and Investment Transactions and approval of the Subscription Receipt Offering Resolution at the Meeting. The gross proceeds of the Subscription Receipt Offering will be returned to the holders of Subscription Receipts if such conditions are not satisfied.

See “Business of Meeting – Special Meeting Business”.

Stock Exchange Approvals

The TSX has conditionally approved the Transactions and the Subscription Receipt Offering, subject to obtaining the applicable Shareholder approvals described in this Circular and to the filing of certain fees and documents with the TSX following the completion of such transactions. See “Other Information – TSX Approval”.

Non-Solicitation and Right to Match

Sabretooth has agreed to cease and cause to be terminated all existing discussions, solicitations, initiations, encouragements, co-operations and negotiations, if any, with any parties (other than Cequence) conducted on or before the date of the Reorganization Agreement with respect to any actual or potential Acquisition Proposal. Notwithstanding the foregoing, Sabretooth is permitted to respond to an Acquisition Proposal which the Board has determined to be a Superior Proposal and can accept, recommend, approve or enter into an agreement to implement a Superior Proposal provided Sabretooth has complied with, among other things, certain obligations under the Reorganization Agreement, including providing Cequence with at least three Business Days notice of any decision by the Board to accept, recommend, approve or enter into an agreement to implement a Superior Proposal. In the event Sabretooth receives a Superior Proposal, Cequence has the right to offer to amend the Reorganization Agreement and the Investment Transactions as would enable Sabretooth to proceed with such transactions as amended, rather than the Superior Proposal. If Sabretooth determines that such Superior Proposal continues to be a Superior Proposal after considering Cequence’s amended proposal, if any, Sabretooth shall be entitled to enter into the Proposed Agreement. See “The Reorganization Agreement”.

Non-Completion Fees and Expense Reimbursement

Sabretooth has agreed to pay to Cequence a non-completion fee in the amount of $400,000 in certain circumstances and Cequence has agreed to pay Sabretooth a non-completion fee in the amount of $400,000 in certain circumstances. Sabretooth has also agreed to pay to Cequence an expense reimbursement fee in the amount of $125,000 in certain circumstances, including if the Reorganization and Investment Resolutions and the Non-Voting Share Amendments Resolution are not approved by the Shareholders at the Meeting. See “The Reorganization Agreement”.

Support Agreements

Cequence has entered into the Support Agreements with each of the members of the Board, Sabretooth’s executive officers and certain of its significant Shareholders, who collectively own approximately 37.3% of the outstanding Common Shares, pursuant to which each director, executive officer and applicable Shareholder has agreed to vote their Common Shares in favour of the Investment Transactions in accordance with the terms of the Support Agreements. The Support Agreements will terminate in the event the Reorganization Agreement is terminated in accordance with its terms. See the “Reorganization Agreement – Support Agreements”.

Risk Factors

The failure to complete the Transactions could negatively impact the price of the Common Shares, as well as the Corporation’s future business prospects. See “Risk Factors”.

GLOSSARY OF TERMS

“ABCA” means the Business Corporations Act (Alberta), being Chapter B-9 of the Revised Statutes of Alberta, 2000, as amended, including the regulations promulgated thereunder;

“Acquisition Proposal” has the meaning set forth under the heading “The Reorganization Agreement – Cease Negotiations”;

“Announced Acquisition Proposal” has the meaning set forth under the heading “The Reorganization Agreement – Right to Match”;

“Board” means the board of directors of Sabretooth;

“Business Day” means a day other than a Saturday, Sunday, a public holiday or a day when banks in Calgary, Alberta are not generally open for business;

“Cequence” means Cequence Energy Ltd.;

“Cequence Acquisition” means the acquisition by the Corporation of all of the issued and outstanding Cequence Shares in consideration for the issuance to the Cequence Shareholders of an aggregate of 1,519,412 Common Shares at a deemed price of $0.37 per Common Share, subject to the terms and conditions of the Reorganization Agreement;

“Cequence Acquisition Resolution” means the ordinary resolution of Shareholders to approve the Cequence Acquisition as set forth under the heading “Business of the Meeting – Annual Meeting Business – The Cequence Acquisition”;

“Cequence Warrant Exchange Agreement” means the performance warrant exchange agreement substantially in the form attached as Exhibit F of the Reorganization Agreement pursuant to which 20,800,000 Sabretooth Performance Warrants will be issued in exchange for 20,800,000 Cequence Performance Warrants;

“Cequence Performance Warrants” means 20,800,000 outstanding performance warrants of Cequence, each such performance warrant entitling the holder thereof to acquire one Cequence Share at a price of $0.47 per share;

“Cequence Shareholders” means Richard Thompson, The Thompson Family Trust, Nathan MacBey, Hany Beshry and Robin Bieraugle;

“Cequence Shares” means the issued and outstanding common shares in the capital of Cequence;

“Cequence Transactions” means collectively, the Initial Investment and the Cequence Acquisition;

“Circular” means this management information circular of the Corporation;

“Closing Notice” has the meaning set forth under the heading “Subscription Receipt Offering”;

“Code” has the meaning set forth under the heading “Corporate Governance Disclosure – Ethical Business Conduct”;

“Collins Barrow” means Collins Barrow Calgary LLP, Chartered Accountants;

“Common Shares” means the common shares in the capital of the Corporation as currently constituted;

“Compensation and Governance Committee” means the Compensation and Governance Committee of the Board;

“Consolidation Resolution” means the special resolution of Shareholders to approve the Share Consolidation as set forth under the heading “Business of the Meeting – Special Meeting Business – The Share Consolidation”;

“Escrow Agent” has the meaning set forth under the heading “Subscription Receipt Offering”;

“Escrow Release Conditions” has the meaning set forth under the heading “Subscription Receipt Offering”.

“Escrowed Funds” has the meaning set forth under the heading “Subscription Receipt Offering”;

“HFG” means HFG Holdings Inc.;

“Initial Investor Group” means Howard Crone, Richard Thompson, Nathan MacBey, Hany Beshry, Robin Bieraugle, David Gillis and Erin Thorson and such persons’ permitted assigns. See” Details of the Transactions – The Reorganization and Investment Transactions – Persons Acquiring Sabretooth Securities” for a list of persons acquiring Common Shares pursuant to the Initial Investment;

“Initial Investment” means the purchase by the Initial Investor Group of 25,507,616 Common Shares at a price of $0.37 per Common Share, subject to the terms and conditions of the Reorganization Agreement;

“Initial Investment Resolution” means the ordinary resolution of Shareholders to approve the Initial Investment as set forth under the heading “Business of the Meeting – Special Meeting Business – The Initial Investment”;

“Incentive Arrangements” means the issuance of 20,800,000 Sabretooth Performance Warrants to the holders of the Cequence Performance Warrants pursuant to the terms of the Cequence Warrant Exchange Agreement. See “Details of the Transactions – The Reorganization and Investment Transactions – Persons Acquiring Sabretooth Securities” for a list of persons acquiring Sabretooth Performance Warrants;

“Incentive Investment Resolution” means the ordinary resolution of Shareholders to approve the Incentive Arrangements as set forth under the heading “Business of the Meeting – Special Meeting Business – The Incentive Arrangements”;

“Instrument of Proxy” means the form of proxy printed on green paper which accompanies the Circular;

“Investment Transactions” means the Initial Investment, the Cequence Acquisition, the Incentive Arrangements, the Share Consolidation and the Name Change;

“Liquidity Penalty” has the meaning set forth under the heading “Subscription Receipt Offering”;

“Meeting” means the annual and special meeting of Shareholders to be held on July 29, 2009;

“Name Change” means the change to the Corporation’s name from “Sabretooth Energy Ltd.” to “Cequence Energy Ltd.”, or such other name as the New Board may determine;

“Name Change Resolution” means the special resolution of Shareholders to approve the Name Change as set forth under the heading “Business of the Meeting – Special Meeting Business – The Name Change”;

“New Board” means the persons that will be appointed as the new directors of Sabretooth concurrently with the completion of the Reorganization and Investment Transactions, such persons being Howard Crone, Donald Archibald, Richard Thompson, Paul Colborne and Peter Bannister and Messrs. Swartout and Perry, who will remain as directors of Sabretooth;

“New Executives” means the persons that will be appointed as the new officers of Sabretooth following the completion of the Reorganization and Investment Transactions, such persons and their respective titles in Sabretooth being Howard Crone as Chief Executive Officer, Richard Thompson as Executive Vice President, Nathan MacBey as Vice President, Land, David Gillis as Chief Financial Officer and Vice President, Finance, Robin Bieraugle as Vice President, Operations, Hany Beshry as Vice President, Exploration and Erin Thorson as Controller;

“New Management” means, collectively, the New Board and New Executives;

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations;

“Non-Qualifying Shareholder” means a Shareholder who is not a Qualifying Shareholder under the Rights Offering;

“Non-Voting Shares” means the non-voting shares in the capital of Sabretooth, as constituted or amended from time-to-time;

“Non-Voting Share Amendments” means the amendments to the rights, privileges, conditions and restrictions of the Non-Voting Shares as set forth in Schedule C;

“Non-Voting Share Amendments Resolution” means the special resolution of the Shareholders to approve the amendments to the rights, privileges, restrictions and conditions of the Non-Voting Shares as set forth under the heading “Business of the Meeting – Special Meeting Business – Amendments to the Non-Voting Shares”;

“Notice” means the notice of annual and special meeting which accompanies the Circular;

“Notice Period” has the meaning set forth under the heading “The Reorganization Agreement – Right to Match”;

“Option Plan” means the stock option plan of Sabretooth;

“Participant” means directors, officers, employees and consultants of Sabretooth and its subsidiaries;

“Proposed Agreement” has the meaning set forth under the heading “The Reorganization Agreement – Right to Match”;

“Qualifying Shareholder” means a Shareholder as of the Record Date with an address of record in a province or territory of Canada or such other jurisdiction where it is not unlawful to distribute the Rights, but does not include the United States;

“Record Date” means July 13, 2009, being the record date established in connection with the Rights Offering;

“Reorganization Agreement” means the reorganization and investment agreement dated May 24, 2009, as amended on May 27, 2009, among the Corporation, Cequence, the Initial Investor Group and the Cequence Shareholders;

“Reorganization and Investment Transactions” means collectively, the Initial Investment, the Cequence Acquisition, the Incentive Arrangements and the implementation of the Shareholder Rights Plan and the Non-Voting Share Amendments;

“Reorganization and Investment Resolutions” means collectively, the Initial Investment Resolution, the Cequence Acquisition Resolution, the Incentive Arrangements Resolution and the Shareholder Rights Plan Resolution;

“Resolutions” means, collectively, the Reorganization and Investment Resolutions, the Non-Voting Share Amendments Resolution, the Name Change Resolution and the Share Consolidation Resolution;

“Rights” means rights to be issued by the Corporation pursuant to the Rights Offering entitling the holders thereof to acquire Common Shares, such that 1.423039 Rights shall entitle the holder to purchase one Common Share at a price of $0.37 per Common Share, as set forth under the heading “Other Information – Rights Offering;

“Rights Offering” means the issuance by the Corporation of 38,460,514 Rights to Shareholders of record as at the close of business on the Record Date, as set forth under the heading “Other Information – Rights Offering”;

“Sabretooth” or the “Corporation” means Sabretooth Energy Ltd.;

“Sabretooth Performance Warrants” means the performance warrants of Sabretooth which entitle the holders thereof to purchase one Non-Voting Share for each warrant held, exercisable at a price of $0.47 per Non-Voting Share;

“Share Consolidation” means the consolidation of the Common Shares on the basis of one post-consolidation Common Share for four pre-consolidation Common Shares;

“Share Consolidation Resolution” means the special resolution of Shareholders to approve the Share Consolidation as set forth under the heading “Business of the Meeting – Special Meeting Business – The Share Consolidation”;

“Shareholder Rights Plan” means the shareholder rights plan to be implemented by the Corporation, the significant terms of which are summarized in Schedule B;

“Shareholder Rights Plan Resolution” means the ordinary resolution of the Shareholders to approve the implementation of the Shareholders Rights Plan as set forth under the heading “Business of the Meeting – Annual Meeting Business – The Shareholder Rights Plan”;

“Shareholders” means the holders from time to time of Common Shares;

“Subscription Receipts” means the subscription receipts issued by the Corporation on June 18, 2009 as described herein;

“Subscription Receipt Offering” means the issuance and sale of 53,590,000 Subscription Receipts on a private placement basis;

“Subscription Receipt Offering Resolution” means the ordinary resolution of Shareholders to approve the issuance of the Subscription Receipts at a price of $0.86 per Subscription Receipt and the issuance of up to 58,949,000 Common Shares pursuant to the terms thereof, as set forth under the heading “Business of the Meeting – Special Meeting Business – Subscription Receipt Offering”;

“Superior Proposal” has the meaning set forth under the heading “The Reorganization Agreement – No Solicitation”;

“Support Agreements” means the agreements between Cequence and all of the current officers and directors of Sabretooth and Quantum Energy Partners pursuant to which such persons have agreed to vote all of the Common Shares beneficially owned or controlled by them in favour of the Transactions, as provided therein;

“Transactions” means collectively, the Reorganization and Investment Transactions, the Name Change and the Share Consolidation;

“Tristone” means Tristone Capital Inc.;

“Tristone Fairness Opinion” has the meaning set forth under the heading “Tristone Fairness Opinion”;

“TSX” means the Toronto Stock Exchange; and

“Underwriters” means collectively, Cormark Securities Inc., Macquarie Capital Markets Canada Ltd., FirstEnergy Capital Corp., National Bank Financial Inc., Tristone Capital Inc. and GMP Securities L.P., being all of the underwriters in connection with the Subscription Receipt Offering.

MANAGEMENT INFORMATION CIRCULAR

INFORMATION CONTAINED IN THIS CIRCULAR

All information relating to Cequence contained in this Circular has been provided to the Corporation by Cequence. The Board has relied upon this information without having made independent inquiries as to the accuracy or completeness thereof; however, it has no reason to believe such information is misleading or inaccurate. Neither the Board nor the Corporation assumes any responsibility for the accuracy or completeness of such information or for any omission on the part of Cequence to disclose facts or events which may affect the accuracy or completeness of any such information.

The information contained in this Circular is given as at June 26, 2009, except where otherwise noted. No person has been authorized to give any information or to make representations in connection with the Transactions other than those contained in this Circular and, if given or made, any such information or representation should not be considered to have been authorized by the Corporation.

This Circular does not constitute the solicitation of an offer to acquire any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with your own professional advisors as to the relevant legal, tax, financial or other matters in connection herewith.

The Common Shares may be consolidated on the basis of one post-consolidation Common Share for each four pre-consolidation Common Shares in the event that Shareholder approval is received and the Reorganization and Investment Transactions are completed. See “Business of the Meeting – Special Business – Consolidation of Shares”. All disclosure in this Circular is presented on a pre-consolidation basis.

INFORMATION CONCERNING THE MEETING

Solicitation of Proxies

This Circular is provided in connection with the solicitation of proxies by and on behalf of the management of Sabretooth for use at the Meeting to be held on July 29, 2009, at 9:30 a.m. at The Metropolitan Conference Centre, 333 Fourth Avenue S.W., Calgary, Alberta and at any adjournments thereof for the purposes set out in the accompanying Notice.

This solicitation is made on behalf of management of the Corporation. The costs incurred in the preparation and mailing of this Circular and the accompanying Notice and instrument of proxy (“Instrument of Proxy”) printed on green paper will be borne by the Corporation. In addition to the use of mail, proxies may be solicited by personal interviews, telephone or other means of communication by directors, officers and employees of the Corporation, none of whom will be specifically remunerated therefor.

Appointment of Proxies

The persons named in the Instrument of Proxy are officers of the Corporation. A Shareholder has the right to appoint a nominee (who need not be a Shareholder) to represent that Shareholder at the Meeting, other than the persons designated in the Instrument of Proxy, by inserting the name of the Shareholder’s chosen nominee in the blank space provided for that purpose on the Instrument of Proxy and striking out the other names, or by completing another appropriate form of proxy. Such Shareholder should notify the nominee of the appointment, obtain the nominee’s consent to act as proxy and should instruct the nominee as to how the Shareholder’s Common Shares are to be voted. In any case, the Instrument of Proxy should be dated and signed by the Shareholder or the Shareholder’s attorney authorized in writing, with proof of such authorization attached, where an attorney signed the Instrument of Proxy.

An Instrument of Proxy will not be valid for the Meeting or any adjournment thereof unless it is completed, signed, dated and delivered to Valiant Trust Company at 310, 606 – 4th Street S.W., Calgary, Alberta T2P 1T1 Attention: Proxy Department or by fax to 403-233-2857 not less than 48 hours, excluding Saturdays and holidays, preceding the time appointed for the Meeting or any adjournment thereof. Proxies may be returned in the enclosed addressed envelope. An undated Instrument of Proxy will be deemed to be dated the date it is received by Valiant Trust Company. The instrument appointing a proxy shall be in writing and shall be signed by the Shareholder or the Shareholder’s attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. If you require any assistance in completing your proxy, please contact Valiant Trust Company at (403) 233-2801.

Revocation of Proxies

In addition to revocation in any other manner permitted by law, a Shareholder who has given a proxy may revoke it, any time before it is exercised, by an instrument in writing executed by the Shareholder, or by that Shareholder’s attorney authorized in writing, and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chair of the Meeting on the day of the Meeting or any adjournment thereof.

Voting and Exercise of Discretion by Proxies

The persons named in the Instrument of Proxy have been selected by the Board, are officers of the Corporation and have indicated their willingness to represent as proxy the Shareholders who appoint them. Each Shareholder may instruct the proxy how to vote the Shareholder’s Common Shares by completing the blanks on the applicable Instrument of Proxy.

Common Shares represented by a properly executed Instrument of Proxy in favour of the person designated on the enclosed form will be voted or withheld from voting in accordance with the instructions given on such Instrument of Proxy. IN THE ABSENCE OF SUCH INSTRUCTIONS, SUCH COMMON SHARES WILL BE VOTED FOR THE APPROVAL OF ALL RESOLUTIONS IDENTIFIED IN THIS CIRCULAR.

The Instrument of Proxy confers discretionary authority upon the persons named therein with respect to amendments and variations to matters identified in the Notice and with respect to any other matters which may properly come before the Meeting. In the event such persons are required to exercise such discretionary authority, the Common Shares represented by the proxy will be voted on such matters in accordance with the best judgment of the person voting such Common Shares. As of the date of this Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

ADVICE TO BENEFICIAL SHAREHOLDERS

The information set forth in this section is provided to beneficial holders of Common Shares who do not hold their Common Shares in their own name (“Beneficial Shareholders”). Beneficial Shareholders should note that only proxies deposited by Shareholders whose names appear on the records of the registrar and transfer agent for the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Beneficial Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Beneficial Shareholder’s name on the records of the Corporation. Such Common Shares will more likely be registered under the name of the Beneficial Shareholder’s broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, the broker/nominees are prohibited from voting shares for their clients. The Corporation does not know for whose benefit the shares registered in the name of CDS & Co. are held. The majority of Common Shares held in the United States are registered in the name of Cede & Co., the nominee for the Depository Trust Company, which is the United States equivalent of CDS Clearing and Depository Services Inc.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. (“Broadridge”). Broadridge typically provides a scannable Voting Instruction Form in lieu of the Instrument of Proxy or applies a special sticker to the Instrument of Proxy, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the Voting Instruction Forms or Instrument of Proxy to Broadridge by mail or facsimile. Alternatively, Beneficial Shareholders can call a toll free telephone number or access the internet to vote their Common Shares. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a Voting Instruction Form or an Instrument of Proxy with a Broadridge sticker on it cannot use that Voting Instruction Form or Instrument of Proxy to vote Common Shares directly at the Meeting as the Voting Instruction Form or Instrument of Proxy must be returned as directed by Broadridge well in advance of the Meeting in order to have the Common Shares voted. Accordingly, it is strongly suggested that Beneficial Shareholders return their completed Voting Instruction Form or Instrument of Proxy as directed by Broadridge well in advance of the Meeting.

FORWARD LOOKING INFORMATION

This Circular contains forward looking information. This information relates to future events or future performance of the Corporation. When used in this Circular, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “seek”, “propose”, “expect”, “potential”, “continue”, and similar expressions, are intended to identify forward looking information. This information involves known and unknown risks, uncertainties, and other factors that may cause actual results or events to differ materially from those anticipated in such forward looking information. This information reflects the Corporation’s current views with respect to certain events, and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Corporation’s actual results, performance, or achievements to vary from those described in this Circular. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward looking information prove incorrect, actual results may differ materially from those described in this Circular as intended, planned, anticipated, believed, estimated, or expected. Specific forward looking information in this Circular include, among others, information pertaining to the following:

•	the timing of the completion of the Transactions and the Rights Offering, and the timing of the issuance of Common Shares pursuant to the Subscription Receipts;

•	factors upon which the Corporation will decide whether or not to undertake a specific course of action;

•	use of proceeds of the Transactions, the Subscription Receipt Offering and the Rights Offering;

•	world wide supply and demand for petroleum products;

•	expectations regarding the Corporation’s ability to raise capital;

•	treatment under governmental regulatory regimes; and

•	commodity prices and exchange rates.

With respect to forward looking information in this Circular, the Corporation has made assumptions, regarding, among other things:

•	the completion of the Transactions and Rights Offering and the issuance of Common Shares pursuant to the terms of the Subscription Receipts;

•	the number of Rights that will be issued pursuant to the Rights Offering;

•	the impact of the ongoing world credit crisis and recession;

•	the impact of increasing competition;

•	the Corporation’s ability to obtain additional financing on satisfactory terms;

•	commodity prices and exchange rates; and

•	the Corporation’s ability to attract and retain qualified personnel.

The Corporation’s actual results could differ materially from those anticipated in this forward looking information as a result of the risk factors set forth below and elsewhere in this Circular including, without limitation, the following:

•	failure to complete the Transactions and the issuance of Common Shares pursuant to the terms of the Subscription Receipts on the terms set forth herein or at all;

•	general economic conditions, including the impact of the ongoing world credit crisis and recession;

•	volatility in global market prices for oil and natural gas;

•	competition;

•	liabilities and risks, including environmental liability and risks, inherent in oil and gas operations;

•	the availability of capital;

•	alternatives to and changing demand for petroleum products;

•	changes in legislation and the regulatory environment, including uncertainties with respect to the Kyoto Protocol; and

•	the other factors considered under “Risk Factors”.

Furthermore, information relating to “reserves” is deemed to be forward looking information, as it involves the implied assessment, based on certain estimates and assumptions, that reserves described can be recovered and profitable in the future.

The forward looking information contained in this Circular are expressly qualified in their entirety by this cautionary statement. Such forward looking information speaks only as of the date of this Circular. The Corporation does not intend and does not assume any obligation, to update such forward looking information to reflect new information, subsequent events or otherwise, expect as required by law.

INFORMATION FOR UNITED STATES SHAREHOLDERS

The securities to be issued pursuant to the Cequence Transactions, the Subscription Receipts and the Rights Offering have not been approved or disapproved by the United States Securities and Exchange Commission or securities regulatory authorities of any state of the United States, nor has the United States Securities and Exchange Commission or securities authority of any state in the United States passed on the adequacy or accuracy of this Circular. Any representation to the contrary is a criminal offence.

The securities to be issued pursuant to the Cequence Transactions, the Subscription Receipts and the Rights Offering have not been and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”) and, to the extent that registration would otherwise be required under section 5 of the 1933 Act, are being issued in reliance on applicable exemptions from the registration requirements of the 1933 Act. In particular, only Qualifying Shareholders may participate in the Rights Offering. A Non-Qualifying Shareholder (which includes a Shareholder in the United States) that wishes to participate in the Rights Offering must contact the Subscription Agent in order to determine their eligibility to participate in the Rights Offering. See “Other Information – Rights Offering”.

The solicitation of proxies is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “1934 Act”) by virtue of an exemption applicable to proxy solicitations by foreign private issuers as defined in Rule 3b-4 under the 1934 Act. Accordingly, this Circular has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to proxy statements under the 1934 Act. Information concerning assets and operations of the Corporation contained herein has been prepared in accordance with Canadian standards and is not comparable in all respects to similar information for United States companies.

The enforcement by investors of civil liabilities under the United States securities laws may be affected adversely by the fact that the Corporation is organized under the laws of a jurisdiction outside the United States, that its officers and directors are residents of countries other than the United States, that the experts named in this Circular are residents of countries other than the United States, and that the assets of the Corporation and such persons may be located outside the United States.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

Share Capital

The Corporation has an authorized capital consisting of an unlimited number of Common Shares and an unlimited number of Non-Voting Shares, of which 38,460,514 Common Shares and no Non-Voting Shares are issued and outstanding as at the date hereof. Each Common Share entitles the holder thereof to one vote at all meetings of Shareholders (except meetings at which only holders of another specified class of shares are entitled to vote).

Shareholders Entitled to Vote

The Board has set a record date of June 29, 2009. Therefore, in accordance with the provisions of the ABCA, only Shareholders whose names have been entered into the register of Shareholders of the Corporation as of the close of business on June 29, 2009, are entitled to notice of the Meeting and to vote thereat, provided that, to the extent a Shareholder transfers ownership of any of his Common Shares after such date and the transferee of those Common Shares establishes that he owns such Common Shares and demands, not later than the close of business 10 days before the Meeting, to be included in the list of Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Common Shares at the Meeting.

Quorum

A quorum will be present at the Meeting if at least two persons holding or representing not less than 10% of the Common Shares entitled to vote at the Meeting are present.

Principal Shareholders

To the knowledge of the directors and executive officers of the Corporation, no person beneficially owns, directly or indirectly, or controls or directs, more than 10% of the issued and outstanding Common Shares other than as set out below.

Name	Number of Securities(1)	Approximate Percentage Held(2)
Quantum Energy Partners(3)	9,782,001 Common Shares(3)	25%(4)

Notes:

(1)	Represents the number of securities beneficially owned, directly or indirectly, or controlled or directed by such person.
(2)	Represents the approximate percentage of the issued and outstanding Common Shares held by such person.
(3)	Includes Common Shares held by Quantum Energy Partners III, LP and Quantum Parallel Partners III, LP.
(4)	24% on a fully-diluted basis.

Normal Course Issuer Bid

On February 2, 2009, the Corporation renewed its normal course issuer bid (the “Normal Course Issuer Bid”) for a one year period which will expire on February 1, 2010. Pursuant to the Normal Course Issuer Bid, the Corporation may purchase up to 1,923,025 Common Shares through the facilities of the TSX.

An aggregate of 653,100 Common Shares were acquired by the Corporation pursuant to the Normal Course Issuer Bid during the year ended February 1, 2009. All such Common Shares have since been cancelled. Sabretooth has not acquired any Common Shares since it renewed the Normal Course Issuer Bid on February 2, 2009.

Shareholders may obtain a copy of the notice filed with the TSX in respect of the Normal Course Issuer Bid, without charge, upon written request to the Corporation at 702, 2303 – 4th Street, S.W., Calgary, AB T2S 2S7, Attn: Joe McFarlane, Chief Financial Officer.

BACKGROUND TO THE TRANSACTIONS AND THE SUBSCRIPTION RECEIPT OFFERING

Background

At various times during the course of the past year, Sabretooth has held informal discussions with third party oil and gas producers regarding possible strategic alternatives involving the Corporation, including potential business combinations. On February 3, 2009, the Board formed a special committee comprised of Hank Swartout, Vince Chahley and S. Wil VanLoh Jr., all independent directors, to consider strategic alternatives and recommend a course of action which they believed to be in the best interests of Sabretooth and its Shareholders. On February 9, 2009, the special committee recommended, and the Board approved, the retention of Tristone as Sabretooth’s financial advisor to review and provide advice regarding potential strategic business alternatives. On February 25, 2009, the special committee retained Tristone in connection with assessing the potential of soliciting alternative strategic proposals. Thereafter, Sabretooth entered into confidentiality agreements with a number of interested parties pursuant to which Sabretooth provided access to confidential information pertaining to its business and assets and had discussions with various parties regarding potential business opportunities.

On March 27, 2009, Sabretooth and Cequence entered into the Confidentiality Agreement and Cequence began to review Sabretooth’s data. On April 29, 2009, the Board received a non-binding proposal from Cequence, which was subsequently negotiated, reviewed and considered by the special committee and the Board with Tristone.

During the week of May 16, 2009, the parties continued to negotiate the business terms and conduct due diligence investigations with respect to each other. At a meeting of the special committee held on May 23, 2009, the Transactions contemplated by the Reorganization Agreement and the terms and conditions thereof were reviewed and considered. Tristone presented its verbal opinion that the Initial Investment and the Cequence Acquisition are fair, from a financial point of view, to Shareholders to the special committee with respect to such proposal. After considering, among other factors, the opinion of Tristone, the special committee resolved to recommend to the Board that it approve the execution and delivery of the Reorganization Agreement as being in the best interests of the Shareholders and that the Board recommend to Shareholders that Shareholders vote in favour of the Resolutions. On May 24, 2009, the Board, after considering a number of factors, including the financial and other aspects of the Transactions, the recommendation of the special committee and the opinion of Tristone, accepted the recommendation of the special committee and unanimously resolved to approve the execution and delivery of the Reorganization Agreement. The Reorganization Agreement was executed on May 24, 2009 and was announced before markets opened on May 25, 2009.

In conjunction with the entering into of the Reorganization Agreement, the directors and officers of Sabretooth and certain of its significant shareholders who hold an aggregate of approximately 37.3% of the issued and outstanding Common Shares, entered into the Support Agreements.

On May 27, 2009, following the announcement of the Reorganization Agreement and the Transactions, Sabretooth announced that it had entered into an agreement with the Underwriters in connection with the Subscription Receipt Offering. The Subscription Receipt Offering closed on June 18, 2009 and resulted in the issuance of 53,590,000 Subscription Receipts (including 6,990,000 Subscription Receipts issued on exercise (in full) of the option granted by Sabretooth to the Underwriters).

In connection with the Subscription Receipt Offering, the Corporation agreed to use its best efforts to qualify the distribution of the Common Shares issuable pursuant to the Subscription Receipts by a final short form prospectus. See “Subscription Receipt Offering”.

Reasons for the Transactions

Sabretooth’s business strategy has been, and continues to be, to increase production, cash flow and Shareholder value in a cost effective manner by focused drilling, accretive acquisitions and operational efficiency. The execution of Sabretooth’s strategy has been dependent on a number of key factors; including, commodity prices at levels sufficient to generate cash flow to fund capital expenditures required to grow reserves and production, the ability to pursue cost effective acquisitions or drilling to replace declines in reserves and production, and the availability of debt and equity capital on favorable terms to fund attractive acquisitions or development and exploration opportunities. In the opinion of Management, as a result of the weakened global economic situation, the Corporation, along with most other oil and gas entities, faced restricted access to capital, bank debt and equity, as well as increased borrowing costs. In the opinion of Management, although the Corporation’s business strategy has not changed, the lending capacity of financial institutions has diminished, investor appetite for investments in the energy industry has decreased and risk premiums have increased. The combination of a material decline in commodity prices and reduced access to debt and equity capital limited Sabretooth’s ability to capitalize on available opportunities and to grow its asset value and share price in the near to medium term.

As a result of the factors described above, the Board formed a special committee comprised of Hank Swartout, Vince Chahley and S. Wil VanLoh Jr., all independent directors, to consider strategic alternatives and recommend a course of action which they believed to be in the best interests of Sabretooth and its Shareholders.

After considering all of the alternatives available to Sabretooth, the Board and management, along with Tristone, implemented a targeted confidential process to canvass parties which might be interested in pursuing a transaction involving the Corporation which would provide the best means of maximizing value for Shareholders. As described in the Circular under the heading “Background to the Transactions and the Subscription Receipt Offering”, this process resulted in several proposals being put before the Board for its consideration. Of the proposals received, some contemplated the outright purchase of Sabretooth for cash or shares while Cequence proposed a recapitalization of Sabretooth with changes to management.

In considering and assessing the relative values of the various proposals, the Board considered a number of factors, including valuation of consideration, deal risk, financing risk and deal complexity. In the opinion of the special committee and the Board, the Cequence proposal allowed Sabretooth to recapitalize at a cost that benefits Shareholders. In addition, it is believed by the Board that Shareholders will also benefit from the stronger balance sheet and a new management team with a proven track record of success. Management and the Board considered the Cequence proposal to be the superior proposal, endorsed it over the other proposals and determined to recommend its acceptance to Shareholders. The management and Board continue to believe that the Cequence proposal represents the most attractive strategic alternative available to maximize shareholder value.

With respect to the Subscription Receipt Offering, following the announcement of the Transactions, the Board considered market conditions to be favourable for raising additional capital. The issuance of the Subscription Receipts resulted in gross proceeds to the Corporation of $46,087,400 (which are currently held in escrow). Such funds, if released to the Corporation, will be used to reduce the Corporation’s bank indebtedness, to pursue exploration and development opportunities and for general working capital purposes.

Reasons for the Subscription Receipt Offering

Following the announcement of the Transactions, the Board considered market conditions to be favourable for raising additional capital. The issuance of the Subscription Receipts resulted in gross proceeds of $46,087,400 (which are currently held in escrow). Such funds, if released to the Corporation, will be used to reduce the Corporation’s bank indebtedness, to pursue exploration and development opportunities and for general working capital purposes.

Since holders of Subscription Receipts will not be Shareholders as of the Record Date, such holders will not be entitled to participate in the Rights Offering as a result of holding Subscription Receipts. In addition, no adjustment will be made to the entitlement under the Subscription Receipts by virtue of the issue or exercise of Rights.

RECOMMENDATION OF THE BOARD OF DIRECTORS

After considering, among other things, the Tristone Fairness Opinion and the reasons set forth above under the heading “Background to the Transactions and the Subscription Receipt Offering – Reasons for the Transactions”, the Board has unanimously determined that the Transactions and the Subscription Receipt Offering are in the best interests of Shareholders and unanimously recommends that the Shareholders vote in favour of the Resolutions.

TRISTONE FAIRNESS OPINION

Sabretooth retained Tristone as its financial advisor in connection with the assessment of certain strategic alternatives available to the Corporation. As part of this mandate, Tristone was requested to provide the Board with its opinion as to the fairness, from a financial point of view, of the Initial Investment and the Cequence Acquisition to Shareholders. On June 26, 2009, Tristone provided the Board with a fairness opinion (the “Tristone Fairness Opinion”) which states that, on the basis of the particular assumptions and considerations set forth therein, in the opinion of Tristone, as of June 26, 2009 the consideration to be provided to the Cequence Shareholders pursuant to the Cequence Acquisition and the Initial Investment are fair, from a financial point of view, to the Shareholders.

The full text of the Tristone Fairness Opinion, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Tristone in rendering its opinion, is attached as Schedule A to this Circular. The Tristone Fairness Opinion has been provided solely to the Board for its use in considering the Initial Investment and the Cequence Acquisition and may not be used or relied upon by any other person without the prior written consent of Tristone. The Tristone Fairness Opinion does not constitute a recommendation to any Shareholders as to how such Shareholder should vote or act with respect to any of the matters to be voted upon at the Meeting. The Tristone Fairness Opinion does not address the relative merits of the Initial Investment and the Cequence Acquisition as compared to other business strategies or transactions that might be available with respect to Sabretooth or Sabretooth’s underlying business decision to effect the transaction.

Under the terms of its engagement, Tristone is to be paid fees for its services as financial advisor, including fees that are contingent on the completion of the Cequence Transactions. In addition, Tristone is to be reimbursed for its out of pocket expenses and to be indemnified by Sabretooth in certain circumstances.

DETAILS OF THE TRANSACTIONS

The Reorganization and Investment Transactions

The Initial Investment

Pursuant to the Reorganization Agreement, the Initial Investor Group has agreed to subscribe for and purchase and Sabretooth has agreed to issue and sell on a private placement basis an aggregate of 25,507,616 Common Shares from treasury at a price of $0.37 per Common Share. The Initial Investment was negotiated at arm’s length and priced in the context of the public market at the time the parties entered into the Reorganization Agreement. The closing price of the Common Shares on the TSX was $0.43 on May 22, 2009, the last day before the Reorganization Agreement was publicly announced. Assuming the completion of the Cequence Transactions (and no other transactions contemplated in this Circular) it is anticipated that the number of Common Shares issued pursuant to the Initial Investment will represent approximately 39.0% of the issued and outstanding Common Shares (approximately 17.5% after giving effect to the Reorganization and Investment Transactions, the Rights Offering (assuming all Rights are exercised) and the issuance of 53,590,000 Common Shares pursuant to the Subscription Receipts).

Each member of the Initial Investor Group has also agreed to deposit into escrow, upon the closing of the Reorganization and Investment Transactions, 75% of the Common Shares subscribed for and purchased under the Initial Investment as well as 75% of the Common Shares issued pursuant to the Cequence Acquisition, in accordance with the terms and conditions of an escrow agreement to be entered into among each member of the Initial Investor Group, Sabretooth and an escrow agent. Under the terms of the escrow agreement, a total of 20,270,270 Common Shares issued pursuant to the Initial Investment and the Cequence Acquisition will be placed into escrow for a period of up to three years which, assuming the completion of the Cequence Transactions (and no other transactions contemplated in this Circular), will represent approximately 31.0% of the issued and outstanding Common Shares. The escrow agreement will provide that one third of the Common Shares subject to escrow will be released from escrow on the first, second and third anniversary of the closing of the Reorganization and Investment Transactions. The escrow agreement will also provide that all Common Shares subject to escrow thereunder will be released from escrow in the event of certain “change of control” events (as defined in the escrow agreement).

The form of the escrow agreement to be entered into among each member of the Initial Investor Group, Sabretooth and an escrow agent is attached as Exhibit E to the Reorganization Agreement, a copy of which is available under the Corporation’s issuer profile at www.sedar.com.

See “Business of the Meeting – Special Meeting Business – The Initial Investment”.

The Cequence Acquisition

In accordance with the Reorganization Agreement, the Corporation has also agreed to acquire all of the issued and outstanding Cequence Shares in consideration for the issuance of 1,519,412 Common Shares at a deemed price of $0.37 per Common Share, resulting in a total purchase price for the Cequence Shares of approximately $562,182. The Cequence Acquisition was negotiated at arm’s length and was priced identically to the Initial Investment in the context of the public market at the time the parties entered into the Reorganization Agreement. The closing price of the Common Shares on the TSX was $0.43 on May 22, 2009, the last day before the Reorganization Agreement was publicly announced. Assuming the completion of the Cequence Transactions (and no other transactions contemplated in this Circular), it is anticipated that the Common Shares issued pursuant to the Cequence Acquisition will represent approximately 2.9% of the issued and outstanding Common Shares (approximately 1.0% after giving effect to the Reorganization and Investment Transactions, the Rights Offering (assuming all Rights are exercised) and the issuance of 53,590,000 Common Shares pursuant to the Subscription Receipts).

For the purposes of the Cequence Acquisition, the Board attributed a value to Cequence in the context of the negotiations relating to the wider transactions set out in the Reorganization Agreement, the opinion of Tristone, the intrinsic value of retaining the officers of Cequence as officers of Sabretooth and on the basis that, at the time the Reorganization Agreement was entered into, Cequence had approximately $408,000 in cash and held oil and gas assets acquired at Alberta Crown land sales between October 2008 and April 2009 for total consideration of $157,000.

The Cequence Acquisition is not considered a “significant acquisition” under applicable securities laws.

See “Business of the Meeting – Special Meeting Business – The Cequence Acquisition”.

The Incentive Arrangements

The Reorganization Agreement further provides for the issuance of 20,800,000 Sabretooth Performance Warrants to the New Management in exchange for 20,800,000 previously issued Cequence Performance Warrants in accordance with the terms and conditions of the Cequence Warrant Exchange Agreement to be entered into among each member of the New Management, Sabretooth and Cequence upon the closing of the Reorganization and Investment Transactions. Under the terms of the Cequence Warrant Exchange Agreement, the consideration payable by Sabretooth to the warrantholder for the Cequence Performance Warrants will be satisfied entirely by the issuance by Sabretooth to the warrantholder of the Sabretooth Performance Warrants and the parties thereto have agreed that the fair market value of the Cequence Performance Warrants is equal to the fair market value of the Sabretooth Performance Warrants issued in exchange therefor.

The form of the Cequence Warrant Exchange Agreement to be entered into among each member of the New Management Group, Sabretooth and Cequence is attached as Exhibit F to the Reorganization Agreement, a copy of which is available under the Corporation’s issuer profile at www.sedar.com.

Each Sabretooth Performance Warrant will entitle the holder thereof to acquire one Non-Voting Share, subject to adjustment, for an exercise price of $0.47 per Non-Voting Share. Assuming the completion of the Cequence Acquisition and the issuance of the Sabretooth Performance Warrants (and no other transactions contemplated in this Circular), it is anticipated that the Non-Voting Shares issuable pursuant to the Sabretooth Performance Warrants will represent approximately 31.8% of the outstanding equity securities of the Corporation on a non-diluted basis (approximately 12.5% after giving effect to the Reorganization and Investment Transactions, the Rights Offering (assuming all Rights are exercised), the issuance of Non-Voting Shares pursuant to the Sabretooth Performance Warrants and the issuance of 53,590,000 Common Shares pursuant to the Subscription Receipts).

One third of the Sabretooth Performance Warrants will expire four years from the date of closing of the Reorganization and Investment Transactions and will be exercisable if the 20-day weighted average trading price of Common Shares is equal to or greater than $0.80 per Common Share at any time before the expiry date of such Sabretooth Performance Warrants. An additional one third of the Sabretooth Performance Warrants will expire four and a half years from the date of closing of the Reorganization and Investment Transactions and will be exercisable if the 20-day weighted average trading price of Common Shares is equal to or greater than $1.10 per Common Share at any time before the expiry date of such Sabretooth Performance Warrants. The remaining one third of the Sabretooth Performance Warrants will expire five years from date of closing of the Reorganization and Investment Transactions and will be exercisable if the 20-day weighted average trading price of Common Shares is equal to or greater than $1.40 per Common Share at any time before the expiry date of such Sabretooth Performance Warrants. The closing price of the Common Shares on the TSX on June 26, 2009 exceeded all of the pricing thresholds described above. Once issued, the Sabretooth Performance Warrants will become immediately exercisable in the event the 20-day weighted average trading prices described above are exceeded.

The form of the Sabretooth Performance Warrant certificate to be issued to each member of the New Management is attached as Exhibit B to the Reorganization Agreement, a copy of which is available under the Corporation’s issuer profile at www.sedar.com.

See “Business of the Meeting – Special Meeting Business – Incentive Arrangements”.

The Shareholder Rights Plan

Under the terms of the Reorganization Agreement, Sabretooth has also agreed to implement a shareholder rights plan which is intended to ensure that the holders of Common Shares and Non-Voting Shares are treated equitably in the event a takeover bid is made for either the Common Shares or the Non-Voting Shares or in certain other circumstances. The Shareholder Rights Plan will have the practical effect of requiring that certain acquisitions of the Common Shares or of the Non-Voting Shares be undertaken by way of an offering for all the shares of both classes at the same price per share.

The Shareholder Rights Plan will generally provide that an acquisition of 20% or more of the Common Shares or 20% or more of the Non-Voting Shares, other than by way of a “permitted bid”, would result in a prohibitive level of dilution being triggered to the disadvantage of the acquiror. A “permitted bid” would be a bid open for not less than 35 days made to all holders of Common Shares and all holders of Non-Voting Shares at the same price per share and accepted by not less than 50% of the outstanding shares (other than those owned by the bidder).

The implementation of the Shareholder Rights Plan may dissuade an offeror that would otherwise have made an offer for or would otherwise have acquired Common Shares or Non-Voting Shares if the offeror does not wish to make a “permitted bid”. The Shareholder Rights Plan may discourage a prospective bidder who would have made an attractive offer for Common Shares or Non-Voting Shares but could not afford to, or was otherwise not prepared to, extend that offer for all Common Shares and all Non-Voting Shares. As a result, the Shareholder Rights Plan, while adding certain protections, may reduce the opportunities for a holder of Common Shares and Non-Voting Shares to benefit from certain opportunities to sell the Common Shares and Non-Voting Shares.

A summary of the significant terms of the proposed Shareholder Rights Plan is set forth in Schedule B.

See “Business of the Meeting – Special Meeting Business – Shareholder Rights Plan”.

Amendments to the Non-Voting Shares

In connection with the issuance of the Sabretooth Performance Warrants to the New Management, the Reorganization Agreement also provides that the Corporation will amend its articles to change the rights, privileges, restrictions and conditions attached to the Non-Voting Shares to ensure equitable economic treatment between Shareholders and holders of Non-Voting Shares in certain circumstances.

The principal effect of the amendments to the rights, privileges, restrictions and conditions attaching to the Non-Voting Shares will be to ensure that no dividend may be declared, distribution made, or any other benefit conferred in respect to the Common Shares unless the same dividend is declared, distribution made or any other benefit conferred in respect of the Non-Voting Shares, on the same share for share basis, and to preclude any subdivision, consolidation, reclassification or other change in respect of the Common Shares that is not undertaken on an equivalent basis with respect to the Non-Voting Shares.

The proposed rights, privileges, restrictions and conditions of the Non-Voting Shares are set forth in Schedule C. Implementation of the Non-Voting Share Amendments is conditional upon the completion of the Initial Investment, Cequence Acquisition and Incentive Arrangements and the implementation of the Shareholder Rights Plan.

See “Business Of the Meeting – Special Meeting Business – Amendments to the Non-Voting Shares”.

Persons Acquiring Sabretooth Securities

The persons expected to acquire Common Shares pursuant to the Cequence Transactions and Sabretooth Performance Warrants pursuant to the Incentive Arrangements are set out below:

Name	Number and Class of Securities			Other Payments and Benefits Resulting from Reorganization and Investment Transactions ($)
	Common Shares(1)		Performance Warrants(2)
Howard Crone	6,756,757		3,000,000	—
Richard Thompson	3,783,784	(3)	2,800,000	—
Nathan MacBey	3,432,432	(3)	2,800,000	—
Hany Beshry	2,000,000	(3)	2,800,000	—
Robin Bieraugle	2,000,000	(3)	2,800,000	—
David Gillis	1,081,081		2,250,000	—
Erin Thorson	1,891,892		2,250,000	—
Don Archibald(4)	1,891,892		700,000	—
Paul Colborne(4)	1,891,892		700,000	—
Peter Bannister(4)	1,216,216		700,000	—
Kirk Litvenenko	135,135		—	—
Employees and Consultants(5)	675,676		—	—
Marshall Abbott	270,270	(6)	—	385,180	(7)

Total	27,027,028		20,800,000	385,180

Notes:

(1)	The Common Shares will be issued pursuant to the Cequence Transactions, as applicable, at a price or deemed price of $0.37 per share. See “Details of the Transactions – The Reorganization and Investment Transactions – Initial Investment” and “Details of the Transaction – The Reorganization and Investment Transactions – Cequence Acquisition”.
(2)	The Performance Warrants will each entitle the holder thereof to acquire one Non-Voting Share, subject to adjustments, will be exercisable at a price of $0.47 per share and will be issued pursuant to the terms of the Cequence Performance Warrant Exchange Agreement. See “Details of the Transaction – The Reorganization of Investment Transactions – The Incentive Arrangements”.
(3)	Includes 379,853 Common Shares issuable pursuant to the Cequence Acquisition in exchange for the acquisition of all the Cequence Shares either beneficially owned by such person or shares which such person exercises control or direction over. See “Detail of the Transactions – The Reorganization and Investment Transactions – The Cequence Acquisition”.
(4)	Directors which will be independent of management of Cequence upon completion of the Reorganization and Investment Transactions.
(5)	Aggregated as a group.
(6)	In the event the Shareholders do not approve the ordinary resolution authorizing the subscription and purchase of 270,270 Common Shares by Marshall Abbott (excluding votes attached to Common Shares beneficially owned or controlled by Mr. Abbott) at a price of $0.37 per share pursuant to the Initial Investment, such shares shall be re-allocated to the other members of the Initial Investor Group. “Business of the Meeting – Special Meeting Business – Purchase of Common Shares by the Chief Executive Officer of Sabretooth”.
(7)	Mr. Abbott is the current Chief Executive Officer of Sabretooth and will receive certain payments in consideration for the termination of his outstanding Sabretooth stock options and in connection with the termination of his employment with Sabretooth. See “Interests of Certain People or Companies in Matters to be Acted Upon”.

The New Management of Sabretooth

The Reorganization Agreement also provides for the appointment of new officers and directors of Sabretooth concurrently with the completion of the Reorganization and Investment Transactions. The New Management will be comprised largely of the current management team of Cequence. The New Board will consist of Howard Crone, Donald Archibald, Richard Thompson, Paul Colborne, Peter Bannister and Hank Swartout and F. Brenton Perry (who are each currently directors of Sabretooth and who will remain as a director of Sabretooth following completion of the Transactions). The New Executives will consist of Howard Crone as Chief Executive Officer, Richard Thompson as Executive Vice President, Nathan MacBey as Vice President, Land, David Gillis as Chief Financial Officer and Vice President, Finance, Robin Bieraugle as Vice President, Operations, Hany Beshry as Vice President, Exploration and Erin Thorson as Controller.

It is currently anticipated that the New Board will replace the existing board of directors of Sabretooth through the appointment of the New Board and the resignations of the current members of the Board concurrently with the closing of the Reorganization and Investment Transactions. The New Board will also appoint the New Executives upon completion of the Reorganization and Investment Transactions.

At the Meeting, Shareholders will be asked to elect seven directors of the Corporation, all of whom are currently directors of Sabretooth.

In the event the Reorganization and Investment Transactions are not approved by Shareholders, or are not completed for any other reason, the seven directors elected at the Meeting will continue to hold office until the next annual meeting of the Shareholders or until their successors are elected or appointed.

See “Business of the Meeting – Annual Meeting Business – Election of Directors”.

The Share Consolidation

Sabretooth is also proposing to consolidate the issued and outstanding Common Shares on the basis of one post-consolidation Common Share for each four pre-consolidation Common Shares as provided in the Reorganization Agreement. No fractional shares will be issued and if, as a result of the Share Consolidation, a Shareholder would otherwise be entitled to a fraction of a Common Share, the Shareholder will be entitled to receive the whole number of Common Shares only, without compensation for the fractional interest. The change in the number of Common Shares outstanding that would result from the Share Consolidation will cause no change in the stated capital attributable to the Common Shares.

The Share Consolidation will not materially affect the percentage ownership in the Corporation by Shareholders even though such ownership would be represented by a smaller number of Common Shares. The Share Consolidation would merely proportionally reduce the number of Common Shares held.

The number of Common Shares issuable upon the exercise of outstanding options, the Sabretooth Performance Warrants, the Subscription Receipts and the Rights, as well as the exercise prices therefor, will be adjusted proportionately to reflect the Share Consolidation.

The Share Consolidation is conditional upon the completion of the Reorganization and Investment Transactions.

See “Business of the Meeting – Special Meeting Business – The Share Consolidation”.

The Name Change

Lastly, the Reorganization Agreement provides for the change of the Corporation’s name to “Cequence Energy Ltd.” The Name Change is conditional upon the completion of the Reorganization and Investment Transactions.

See “Business of the Meeting – Special Meeting Business – The Name Change”.

Closing of the Transactions

Subject to the receipt of all required Shareholder and regulatory approvals and the satisfaction of certain other conditions described in the Information Circular, the Transactions are expected to be completed two Business Days following the Meeting or shortly thereafter.

SUBSCRIPTION RECEIPT OFFERING

On June 18, 2009, the Corporation completed the issue and sale of 53,590,000 Subscription Receipts at a price of $0.86 per Subscription Receipt for gross proceeds of $46,087,400.

The gross proceeds of the Subscription Receipt Offering (the “Escrowed Funds”) are being held in escrow by Valiant Trust Company, as escrow agent (the “Escrow Agent”) and will be released to the Corporation, or as otherwise directed by the Corporation, together with interest thereon, if, at or before 5:00 p.m. (Calgary time) on August 31, 2009, a notice (the “Closing Notice”) from the Corporation (and acknowledged by or on behalf of the Underwriters) is delivered to the Escrow Agent stating that:

(a)	all conditions precedent set forth in the Reorganization Agreement have been satisfied or waived and the Reorganization and Investment Transactions and the appointment of New Management have been completed in the manner provided for in the Reorganization Agreement;

(b)	the subscription price per Common Share to be acquired pursuant to the Rights Offering is equal to or greater than $0.35 per Common Share and not greater than $0.37 per Common Share; and

(c)	the Corporation has received all necessary shareholder, corporate and regulatory approvals (including approval of the TSX) in respect of the issue and sale of the Subscription Receipts and the issuance of the Common Shares pursuant thereto

(collectively, the “Escrow Release Conditions”).

Upon delivery of the Closing Notice, each Subscription Receipt will be convertible, for no additional consideration and without further action, into one Common Share. In the event that the Closing Notice is not delivered to the Escrow Agent at or before 5:00 p.m. (Calgary time) on August 31, 2009, the Escrowed Funds will be returned to subscribers, together with their pro rata share of any interest earned on such funds. Assuming the completion of the Cequence Transactions (and no other transactions contemplated in this Circular), it is anticipated that the Common Shares issuable pursuant to the Subscription Receipts (assuming no Common Shares are issued pursuant to the Liquidity Penalty) would, if issued, represent approximately 45.0% of the issued and outstanding Common Shares (approximately 36.7% after giving effect to the Reorganization and Investment Transactions, the Rights Offering (assuming all Rights are exercised) and the issuance of 53,590,000 Common Shares pursuant to the Subscription Receipts).

The Corporation has also agreed to use its best efforts to qualify the distribution of the Common Shares issuable pursuant to the Subscription Receipts by a short form prospectus. If the Corporation does not receive a receipt for such short form prospectus dated on or before the date which the Corporation notifies the Escrow Agent that the Escrow Release Conditions have been satisfied, such Common Shares will remain subject to a hold period that will expire four months and one day after the date of issuance of the Subscription Receipts and holders of the Subscription Receipts will be entitled to receive an additional 0.1 of a Common Share per Subscription Receipt held without additional consideration or further action (the “Liquidity Penalty”). An aggregate of 5,359,000 Common Shares will be issued in the event any Common Shares are issued pursuant to the Liquidity Penalty.

Since holders of Subscription Receipts will not be Shareholders as of the Record Date such holders will not be entitled to participate in the Rights Offering as a result of holding Subscription Receipts. In addition, no adjustment will be made to the entitlement under the Subscription Receipts by virtue of the issue or exercise of the Rights.

The issuance of Common Shares pursuant to the Subscription Receipts is subject to a number of conditions and approvals including, but not limited to, Shareholder approval of the Subscription Receipt Offering Resolution at the Meeting. The Subscription Receipts will be cancelled and the gross proceeds of the Subscription Receipt Offering, together with the interest earned thereon, will be returned to the purchasers of Subscription Receipts if such approvals are not obtained.

See “Business of the Meeting – Special Business – Subscription Receipt Offering”.

THE REORGANIZATION AGREEMENT

The following is a summary only of the material provisions of the Reorganization Agreement and is qualified in its entirety by the provisions of the Reorganization Agreement, a copy of which is available under the Corporation’s issuer profile at www.sedar.com. Shareholders are urged to read the Reorganization Agreement in its entirety.

Representations and Warranties

The Reorganization Agreement contains a number of customary representations and warranties of Sabretooth, Cequence and certain other parties relating to, among other things, corporate status and capacity, as applicable, and the authorization and enforceability of the Reorganization Agreement. The representations and warranties provided by Sabretooth and Cequence also address various matters relating to the business and operations of such entities.

Conditions and Covenants

The Reorganization Agreement contains certain customary conditions to the completion of the Transactions for the sole benefit of Sabretooth and certain customary conditions to the completion of the Transactions for the sole benefit of Cequence.

Sabretooth has also agreed not to vote its HFG shares in favour of any material transaction involving HFG (including an arrangement, amalgamation, takeover bid, merger, consolidation, joint venture, partnership or other business combination) or accept, tender to or support in any way whatsoever any such transaction involving or affecting HFG or Sabretooth’s HFG shares, in all cases without first consulting with and obtaining the consent of Cequence, not to be unreasonably withheld.

The obligations of the parties to consummate the transactions contemplated under the Reorganization Agreement are subject to the condition that the closing date occurs on or prior to August 31, 2009, subject to any extension available to a party as provided in the Reorganization Agreement.

In addition, Sabretooth has agreed to use its best efforts to complete the Rights Offering substantially on the terms set forth in the Reorganization Agreement. See “Other Information – Rights Offering”.

Conduct of Business

Sabretooth has agreed that, during the period commencing on the date of the Reorganization Agreement, the business of Sabretooth will be conducted only in, and Sabretooth will not take action except in, the usual and ordinary course of business consistent with past practice, and Sabretooth will use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships. Sabretooth is required to confer with Cequence prior to taking action with respect to all material operational matters involved in Sabretooth’s business or in respect of incurring any expenditures beyond agreed thresholds. Sabretooth also agreed during such period not to take certain corporate actions and not to undertake certain measures related to the operations of Sabretooth without the prior consent of Cequence.

Cease Negotiations

Sabretooth has agreed, and has agreed to cause each of its subsidiaries, to immediately cease and cause to be terminated all existing discussions, solicitations, initiations, encouragements, co-operations and negotiations, if any, with any parties (other than Cequence) conducted on or before the date of the Reorganization Agreement by Sabretooth, its subsidiaries or any of their directors, officers, employees, financial advisors, legal counsel or agents with respect to any actual or potential Acquisition Proposal (as defined in the Reorganization Agreement and reproduced below).

The Reorganization Agreement defines an “Acquisition Proposal” as a proposal or offer by a third party to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of Sabretooth or its subsidiaries (other than HFG) or to acquire in any manner, directly or indirectly, beneficial ownership or control or direction over more than 20% of the outstanding voting shares of Sabretooth or any of its subsidiaries (other than HFG), whether by (i) an arrangement, amalgamation, merger, consolidation, joint venture, partnership or other business combination, (ii) by means of a recapitalization or sale of shares in the capital of Sabretooth or any of its subsidiaries (other than HFG) (which for greater certainty shall include the issuance of securities from treasury), or (iii) tender offer or exchange offer or similar transaction involving Sabretooth or any of its subsidiaries (other than HFG), including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of Sabretooth or any of its subsidiaries (other than HFG) or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting shares of Sabretooth or any of its subsidiaries (other than HFG) (other than the transactions contemplated by the Reorganization Agreement), or any public announcement of an intention to do any of the foregoing.

No Solicitation

Sabretooth shall not, directly or indirectly, through any officer, director, employee, representative or agent of Sabretooth or any of its subsidiaries, or otherwise:

(a)	solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information or entering into any form of Reorganization Agreement, arrangement or understanding) any inquiries or proposals regarding an Acquisition Proposal or potential Acquisition Proposal;

(b)	participate in any negotiations or discussions regarding, or provide any confidential information with respect to or otherwise cooperate in any way with, any Acquisition Proposal or potential Acquisition Proposal;

(c)	withhold, withdraw or modify in a manner adverse to Cequence the approval of the Board of the transactions contemplated by the Reorganization Agreement;

(d)	approve or recommend any Acquisition Proposal or potential Acquisition Proposal;

(e)	subject to the terms of the Reorganization Agreement, waive any provision of, or release or terminate any standstill provisions contained in any confidentiality agreement, non-disclosure, standstill or other agreement with any third party; or

(f)	cause Sabretooth to enter into any agreement related to any Acquisition Proposal or potential Acquisition Proposal;

provided however that, notwithstanding the clauses set forth immediately above:

(a)

nothing shall prevent the Board from considering or participating in discussions or negotiations in respect of or responding to an unsolicited bona fide Acquisition Proposal from any person (but, subject to the provisions under the heading “Right to Match” below, not approve, recommend, accept or enter into any agreement, arrangement or understanding with respect to such Acquisition Proposal), provided that (i) the Board determines in good faith, after consultation with financial and outside legal advisors, that the Acquisition Proposal is a Superior Proposal; (ii) the Board after consultation with outside legal advisors, determines in good faith it is necessary for the Board to take such action in order to avoid breaching its fiduciary duties; and (iii) prior to entering into discussions or negotiations with or responding to any person regarding the Superior Proposal, Sabretooth notifies Cequence of its determination that such Acquisition Proposal constitutes a Superior Proposal; and

(b)	provided that Sabretooth is not otherwise in breach of the Reorganization Agreement, the Board may release a person who is subject to a standstill obligation in favour of Sabretooth from that standstill obligation if, prior to the closing time, Sabretooth receives a request from such person to waive or release such person from that standstill obligation in order for such person to make an unsolicited bona fide Acquisition Proposal but only to the extent required to allow such person to provide the Acquisition Proposal for consideration by the Board in accordance with and to the extent permitted by the non-solicitation provisions in the Reorganization Agreement.

The Reorganization Agreement defines a “Superior Proposal” as an unsolicited bona fide Acquisition Proposal which, in the opinion of the Board, acting reasonably and in good faith and after consultation with its outside legal counsel and financial advisors: (a) is reasonably likely to be completed on its terms taking into account all financial, regulatory and other aspects of such proposal; (b) is reasonably capable of being completed without undue delay, taking into account all aspects of such proposal and the party making such proposal; (c) for which either adequate financing to complete such Acquisition Proposal has been obtained, or is reasonably likely to be obtained; (d) is not subject to a due diligence and/or access condition that would allow access to the books, records or personnel of Sabretooth or its subsidiaries beyond 5:00 p.m. (Calgary time) on the twelfth business day after which access is first afforded to the person making the Acquisition Proposal (disregarding any access provided to such party prior to the date of this Reorganization Agreement); and (e) would, or would reasonably be expected to, if consummated in accordance with its terms (but not disregarding any risk of non-completion), result in a transaction that is more favourable than the Investment Transactions from a financial point of view to Shareholders;

Right to Match

Sabretooth has also covenanted and agreed that:

(a)	Sabretooth shall not approve, recommend or enter into any agreement (a “Proposed Agreement”) in respect of an Acquisition Proposal (other than a confidentiality agreement contemplated by the Reorganization Agreement) on the basis that it would constitute a Superior Proposal; and

(b)	the Board will not withdraw, modify or change its recommendation concerning the Investment Transactions after the public announcement of an Acquisition Proposal that is a Superior Proposal in respect of which no Proposed Agreement has been or is proposed to be entered into (an “Announced Acquisition Proposal”) or recommend any Announced Acquisition Proposal, or recommend that holders of Common Shares deposit their Common Shares under, vote in favour of or otherwise accept any Announced Acquisition Proposal or resolve to do so;

unless (A) it has provided Cequence with written notice that the Board has determined that it has received a Superior Proposal and, in the case of clause (a) of this “Right to Match” section set out above, it has provided Cequence with a copy of any Proposed Agreement executed by the party making such Superior Proposal not less than three Business Days prior to its proposed execution by Sabretooth, and in the case of clause (b) of this “Right to Match” section set out above, it has provided Cequence with not less than three Business Days written notice that the Board intends to withdraw, modify or change its recommendation regarding the Investment Transactions following the public announcement of an Announced Acquisition Proposal or to recommend any Announced Acquisition Proposal (either such three Business Day period referred to herein, the “Notice Period”); (B) it has complied with its obligations regarding non-solicitation and the right to match with respect thereto; and (C) before entering into any Proposed Agreement, the Reorganization Agreement shall have been terminated. Any Proposed Agreement or such written notice, as applicable, shall, if relevant, be accompanied by a written document from the Board regarding the value in financial terms that the Board has, in consultation with financial advisors, determined in good faith should be ascribed to any non-cash consideration offered under the Proposed Agreement or Announced Acquisition Proposal, as applicable.

During the Notice Period, Sabretooth acknowledges that Cequence shall have the opportunity, but not the obligation, to offer to amend the terms of the Reorganization Agreement and the Investment Transactions. The Board will review any offer by Cequence to amend the terms of the Reorganization Agreement and the Investment Transactions in good faith in order to determine, in the exercise of its fiduciary duties, whether Cequence’s amended offer, upon acceptance by Sabretooth, would result in such Superior Proposal ceasing to be a Superior Proposal. In addition, during such Notice Period, Sabretooth shall, and shall cause its financial and legal advisors to, negotiate in good faith with Cequence and its financial and legal advisors, to make such adjustments in the terms and conditions of the Reorganization Agreement and the Investment Transactions as would enable Sabretooth to proceed with the Investment Transactions, as amended, rather than the Superior Proposal. If the Board so determines, it will enter into an amended Reorganization Agreement with Cequence reflecting Cequence’s amended proposal. If (a) Cequence does not offer to amend the terms of the Reorganization Agreement and the Investment Transactions or (b) the Board determines, in good faith and after consultation with its financial and legal advisors that such Superior Proposal continues to be a Superior Proposal and therefore rejects Cequence’s amended proposal and (c) Sabretooth has complied with the other requirements regarding non-solicitation and the right to match set out in the Reorganization Agreement, Sabretooth shall be entitled to enter into the Proposed Agreement and withdraw, modify or change its recommendation concerning the Investment Transactions and recommend the Superior Proposal.

Sabretooth Non-Completion Fee

If at any time after May 24, 2009 (and provided that there is no material breach or non-performance by Cequence of a provision of the Reorganization Agreement in any material respect):

(a)	the Board shall or shall resolve to: (i) fail to make any of its recommendations, approvals, resolutions or determinations referred to in the Reorganization Agreement; or (ii) withdraw, modify or change any of its recommendations, approvals, resolutions or determinations referred to in the Reorganization Agreement in a manner adverse to Cequence; or (iii) fail to publicly reaffirm its recommendation of the Investment Transactions within five days of the public announcement of another Acquisition Proposal; or (iv) fail to publicly reaffirm its recommendation of the Investment Transactions within five days of a request from Cequence; or

(b)	the Board shall recommend that Shareholders deposit their Common Shares under, vote in favour of or otherwise accept an Acquisition Proposal or shall resolve to do so; or

(c)	Sabretooth accepts, recommends, approves or enters into an agreement (other than a confidentiality agreement referred to in the Reorganization Agreement) with any person providing for an Acquisition Proposal prior to the closing time, or publicly announces its intention to do any of the foregoing; or

(d)	an Acquisition Proposal is publicly announced or is publicly proposed, offered or made to Sabretooth or the Shareholders prior to the Meeting, and the Shareholders do not approve the Investment Transactions or the Investment Transactions are not submitted to the Shareholders for their approval and such Acquisition Proposal, as originally proposed or amended (or any other Acquisition Proposal is publicly announced, proposed, offered or made to Sabretooth or the Shareholders prior to the expiry of such Acquisition Proposal) is completed within twelve months of the date such Acquisition Proposal is publicly announced, proposed, offered or made; or

(e)	Sabretooth is in breach of any of its representations, warranties or covenants in any material respect (without giving effect to, applying or taking into consideration any materiality qualification already contained therein) which breach individually or in the aggregate causes or would reasonably be expected to have a material adverse effect with respect to Sabretooth or materially impedes or would be expected to materially impede the completion of the Rights Offering or the Investment Transactions and Sabretooth fails to cure such breach within five Business Days after receipt of written notice thereof from Cequence (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond August 31, 2009);

then Sabretooth shall, within twenty-four hours after the first to occur of the events described above, pay to Cequence the amount of $400,000.

Cequence Non-Completion Fee

If at any time after May 24, 2009 (and provided that there is no material breach or non-performance by Sabretooth of a provision of the Reorganization Agreement in any material respect):

(a)	Cequence, the Cequence Shareholders or the Initial Investor Group is in breach of any of its representations, warranties or covenants in any material respect (without giving effect to, applying or taking into consideration any materiality qualification already contained therein) which breach individually or in the aggregate materially impedes or would be expected to materially impede the completion of the Rights Offering or the Investment Transactions, and the party in breach fails to cure such breach within five Business Days after receipt of written notice thereof from Sabretooth (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond August 31, 2009); or

(b)	the Initial Investment is not completed by August 31, 2009;

then if either of the events described in (a) or (b) immediately above occur, Cequence shall, within twenty-four hours after the first to occur of the events described above, pay to Sabretooth the amount of $400,000.

Expense Reimbursement

In the event that:

(a)	the Shareholders do not approve the Reorganization and Investment Resolutions or the Non-Voting Share Amendment Resolution at the Meeting; or

(b)	the New Board is not appointed as contemplated in the Reorganization Agreement.

Sabretooth shall pay to Cequence, within three Business Days of such event, the reasonable fees and expenses of Cequence incurred in connection with the Reorganization Agreement (which shall include but not be limited to the fees of Cequence’s legal advisors) and the transactions contemplated in the Reorganization Agreement up to a maximum amount of $125,000. Such fee shall be in addition to the payment by Sabretooth of any non-completion fee as contemplated above under the heading “Sabretooth Non-Completion Fee”.

Termination

The Reorganization Agreement may be terminated at any time prior to the closing date of the Investment Transactions:

(a)	by mutual written consent of Cequence and Sabretooth;

(b)	by Cequence or Sabretooth if any of the conditions precedent set forth in the Reorganization Agreement are not be complied with or waived by the party for whom a right to waive such condition precedent has been provided for and for whose benefit such conditions are provided on or before the date required for the performance thereof, then a party for whom a right to assert the benefit of the condition precedent is provided may, terminate the Reorganization Agreement; provided that, prior to the consummation of the Investment Transactions, the party intending to rely thereon has delivered a written notice to the other party, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent, and shall provide in such notice that the other party shall be entitled to cure any breach of a covenant or representation and warranty or other matters within five Business Days after receipt of such notice (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond August 31, 2009);

(c)	by any of Cequence or Sabretooth if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Reorganization Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate the Reorganization Agreement pursuant to this clause shall have used all commercially reasonable efforts to remove such order, decree, ruling or injunction;

(d)	by Cequence, if the non-completion fee described under the heading “Cequence Non-Completion Fee” becomes payable and provided further that Cequence must have first paid the Cequence Non-Completion Fee to Sabretooth;

(e)	by Sabretooth, if the non-completion fee described under the heading “Sabretooth Non-Completion Fee” becomes payable, provided that Sabretooth has not breached, or failed to comply with, in any material respect, any of its covenants or obligations under the Reorganization Agreement and provided further that Sabretooth must have first paid the Sabretooth Non-Completion Fee to Cequence; or

(f)	by Sabretooth if the non-completion fee described under the heading “Cequence Non-Completion Fee” becomes payable pursuant to the Reorganization Agreement or by Cequence if the non-completion fee described under the heading “Sabretooth Non-Completion Fee” becomes payable pursuant to the Reorganization Agreement.

Support Agreements

Cequence has entered into the Support Agreements with each of the members of the Board, Sabretooth’s executive officers and certain of its significant Shareholders, who collectively own approximately 37.3% of the outstanding Common Shares, pursuant to which each director, executive officer and applicable Shareholder has agreed to vote their Common Shares in favour of the Investment Transactions in accordance with the terms of the Support Agreements. The Support Agreements will terminate in the event the Reorganization Agreement is terminated in accordance with its terms.

Sabretooth Options

In accordance with the terms of the Reorganization Agreement, the Corporation has agreed to use its best efforts to ensure all persons holding stock options of Sabretooth either exercise such options or terminate or otherwise surrender their rights to exercise such options prior to the completion of the Transactions.

In addition, to the extent permitted by applicable Canadian securities laws, Cequence and Sabretooth have agreed that Sabretooth is authorized to pay to each such option holder concurrently with the completion of the Investment Transactions $0.01 for each such Sabretooth stock option in exchange for the surrender, cancellation and termination of such option, provided however that such Sabretooth stock option has not previously expired or been terminated in accordance with the terms thereof prior to the completion of the Transactions.

As at December 31, 2008, an aggregate of 3,155,838 Common Shares, representing approximately 8.2% of the outstanding Common Shares were issuable pursuant to the exercise of options and other equity compensation arrangements of the Corporation entered into prior to the adoption of the Option Plan.

Under the terms of the Support Agreements, the directors and officers of Sabretooth have agreed to terminate or dispose of all of their respective Sabretooth stock options as contemplated in the Reorganization Agreement. See “Interests of Certain Persons or Companies in Matters to be Acted Upon.”

BUSINESS OF THE MEETING

Annual Meeting Business

Financial Statements and Auditor’s Report

Pursuant to the provisions of the ABCA and of the Corporation’s by laws, the Corporation will submit to the Shareholders at the Meeting the financial statements of the Corporation for the year ended December 31, 2008 and the auditor’s report thereon. No vote by the Shareholders with respect thereto is required or proposed to be taken.

Fix Number of Directors

The Corporation’s articles of amalgamation provide that the Board must consist of a minimum of two and a maximum of ten directors. At the Meeting, Shareholders will be asked to consider and, if thought advisable, pass, an ordinary resolution fixing the number of directors to be elected at seven. In order to be effective an ordinary resolution requires the approval by a majority of the votes cast by Shareholders who vote in respect of the resolution. Unless otherwise directed, it is the intention of the persons designated in the Instrument of Proxy to vote proxies in the accompanying form in favour of setting the number of directors of the Corporation at seven.

Election of Directors

At the Meeting it is proposed that seven directors be elected to hold office until the next annual meeting or until their successors are elected or appointed. There are presently seven directors of the Corporation. The term of office of each of the current directors expires at the Meeting.

It is anticipated the Board and the management team of the Corporation will be replaced by the New Management concurrently with the completion of the Reorganization and Investment Transactions. See “Other Information – Proposed Directors and Officers” for a description of the New Management.

Unless otherwise directed, it is the intention of the persons designated in the Instrument of Proxy to vote proxies in the accompanying form in favour of the election as directors of the seven nominees hereinafter set forth. Management has no reason to believe that any of the nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons designated in the Instrument of Proxy reserve the right to vote for other nominees in their discretion unless the Shareholder has specified in the Instrument of Proxy that such Shareholder’s Common Shares are to be withheld from voting on the election of directors.

The names and municipalities of residence of persons nominated for election as directors, the number of Common Shares beneficially owned, directly or indirectly, or over which each exercises control or direction at the date of this Circular, the offices held by each in the Corporation, the date first elected as director and the principal occupation of each are as follows:

Municipality of Residence and Position Presently Held with the Corporation	Number of Common Shares Beneficially Owned or Controlled	Date First Elected or Appointed	Principal Occupation
Marshall Abbott(1)(2) Chief Executive Officer Alberta, Canada	666,513	2005	Geologist. Chairman and CEO of Sabretooth since 2005. Prior thereto, Chairman and CEO of Cougar Hydrocarbons since 2001

Tom Brinkerhoff(1) Director Alberta, Canada	491,467	2005	Businessman. President of Brinkerhoff Drilling since 1979

John H. Campbell, Jr. (2)(3) Director Texas, USA	— (3)	2005	Managing Director, Quantum Energy Partners since 2003. Prior thereto, Senior Vice President Operations – North America Onshore for Ocean Energy, Inc. (former NYSE: OEI)

F. Brenton Perry Director Alberta, Canada	354,813	2005	Lawyer. Partner with Felesky Flynn LLP since 1983

Hank Swartout(2)(4) Chairman and Director Alberta, Canada	2,782,876	2005	Businessman. Executive Chairman of Precision Drilling since 1987

S. Wil VanLoh, Jr. (1)(3)(4) Director Texas, USA	— (3)	2005	Managing Partner, Quantum Energy Partners since 1998

Vincent Chahley(4) Director Alberta, Canada	121,697	2007	Managing Director, Corporate Finance, FirstEnergy Capital Corp. Prior thereto, Managing Director, Corporate Finance, Tristone Capital Inc. from May 2001 to June 2005

Notes:

(1)	Member of the Compensation and Governance Committee.
(2)	Member of the Reserves Committee.
(3)	Messrs. Campbell and VanLoh are directors and officers of Quantum Energy Partners, which is the beneficial holder of 9,782,001 Common Shares. See “Voting Shares and Principal Holders Thereof – Principal Shareholders”.
(4)	Member of the Audit Committee.

Additional Disclosure Relating to Directors

Other than as disclosed below, to the knowledge of the Corporation’s executive officers and directors no proposed director: (a) is, or has been in the last 10 years, a director, chief executive officer or chief financial officer of an issuer (including the Corporation) that, (i) while that person was acting in that capacity was the subject of a cease trade order or similar order or an order that denied the issuer access to any exemptions under securities legislation, for a period of more than 30 consecutive days, (ii) was subject to an event that occurred while that person was acting in the capacity of director, chief executive officer or chief financial officer, which resulted, after that person ceased to be a director, chief executive officer or chief financial officer, in the issuer being the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under securities legislation, for a period of more than 30 consecutive days; or (b) is or has been within the last 10 years a director or executive officer of an issuer (including the Corporation) that, while that person was acting in the capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; (c) has, within the last 10 years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangements or compromises with creditors, or had a receiver, receiver manager or trustee appointed to hold his assets; or (d) has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

On February 26, 2009, the Resort at Copper Point Ltd., a private company was subject to the appointment of a Receiver by the Supreme Court of British Columbia. On March 16, 2009 the receivership order was recognized and confirmed in Alberta. Hank Swartout, a director of Sabretooth, resigned as a director of The Resort at Copper Point Ltd., effective March 4, 2009.

Conflicts of Interest

There may be potential conflicts of interest to which the proposed directors and officers of the Corporation will be subject in connection with the operations of the Corporation as certain directors and officers of the Corporation are involved in managerial and/or director positions with other oil and gas companies whose operations may, from time to time, be in direct competition with those of the Corporation or with entities which may, from time to time, provide financing to, or make equity investments in, competitors of the Corporation.

Conflicts, if any, will be subject to the procedures and remedies available under the ABCA. The ABCA provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided by the ABCA.

Messrs. Swartout and Campbell are also members of the board of directors of HFG and Mr. Abbott is also the Chief Executive Officer of HFG. Sabretooth holds approximately 71% of HFG, operates all of HFG’s assets and shall be active in the same areas as, and may from time to time directly compete with, HFG.

Appointment of Auditors

At the meeting, Shareholders will be asked to pass an ordinary resolution appointing Collins Barrow as the auditors of the Corporation, to hold office until the next annual meeting of the Corporation at a remuneration to be fixed by the Board. Unless otherwise directed, it is the intention of the persons designated in the Instrument of Proxy to vote proxies in the accompanying form in favour of an ordinary resolution to appoint the firm of Collins Barrow, to serve as auditors of the Corporation until the next annual meeting of Shareholders and to authorize the directors to fix their remuneration as such.

Collins Barrow, 1400, 777 – 8th Avenue S.W., Calgary, Alberta, T2P 3R5, were appointed auditors of Sabretooth by the Board on September 15, 2005 to fill the vacancy created on February 4, 2005 by the resignation of PricewaterhouseCoopers LLP (the “Former Auditor”), the former auditors of Sabretooth. There were no material disagreements with the Former Auditor in connection with prior audits. The Former Auditor resigned at its own initiative after Sabretooth previously ceased to conduct operations on February 4, 2005.

Special Meeting Business

Completion of the Reorganization and Investment Transactions and the replacement of the current management of Sabretooth with New Management are conditional upon receiving the approval from Shareholders for EACH of the Reorganization and Investment Resolutions and the Non-Voting Share Amendments Resolution as set forth and described below under the headings “Initial Investment”, “Cequence Acquisition”, “Incentive Arrangements”, “Shareholder Rights Plan” and “Amendments to the Non-Voting Shares”. In the event that any one of the Reorganization and Investment Resolutions or the Non-Voting Share Amendments Resolution is not passed at the Meeting, either Cequence or Sabretooth may elect not to proceed with the Reorganization and Investment Transactions or to complete the appointment of New Management.

Initial Investment

The Initial Investment will result in the issue and sale to the Initial Investor Group of 25,507,616 Common Shares at a price of $0.37 per Common Share. See “Details of the Transactions – The Reorganization and Investment Transactions – The Initial Investment” and “Details of the Transactions – The Reorganization and Investment Transactions – Persons Acquiring Sabretooth Securities” for more information regarding the Initial Investment.

The closing price of the Common Shares on the TSX was $0.43 on May 22, 2009, the last trading day before the Reorganization Agreement was announced. As a result, the Initial Investment price of $0.37 per share was within the TSX rules for permitted discounts ordinarily allowable without the necessity of Shareholder approval. However, Section 607(g)(i) of the TSX Company Manual provides that shareholder approval is required for private placements if the price per common share is less than the market price and the aggregate number of common shares issuable pursuant to the private placement is greater than 25% of the number of issued and outstanding common shares, on a non-diluted basis, prior to the date of the closing of the transaction.

The number of Common Shares to be issued pursuant to the Initial Investment represents approximately 66.3% of the 38,460,514 currently issued and outstanding Common Shares (approximately 17.5% after giving effect to the Reorganization and Investment Transactions, the Rights Offering (assuming all Rights are exercised) and the issuance of 53,590,000 Common Shares pursuant to the Subscription Receipts). Since this number of Common Shares exceeds 25% of the Corporation’s currently issued and outstanding Common Shares, Shareholder approval is required for the Initial Investment pursuant to the TSX rules.

At the Meeting, Shareholders will be asked to consider, and if deemed advisable pass, with or without variation, an ordinary resolution approving the Initial Investment Resolution.

The Board unanimously recommends that Shareholders vote in favour of the Initial Investment Resolution. See “Recommendation of the Board of Directors” In the event the Initial Investment Resolution is not passed, either Cequence or Sabretooth may elect not to proceed with the Reorganization and Investment Transactions.

The full text of the Initial Investment Resolution approving the Initial Investment is as follows:

“BE IT RESOLVED, as an ordinary resolution of the holders (the “Shareholders”) of common shares (“Common Shares”) of Sabretooth Energy Ltd. (the “Corporation”), that:

1.	The Corporation be and is hereby authorized to issue and sell 25,507,616 Common Shares on a private placement basis to the Initial Investor Group (as defined in the Management Information Circular of the Corporation dated June 26, 2009 (the “Circular”)) at an issue price of $0.37 per Common Share.

2.	Any director or officer of the Corporation be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this ordinary resolution.

3.	Notwithstanding that this ordinary resolution has been duly passed by the Shareholders, the board of directors of the Corporation may, in its sole discretion, decide not to act on this resolution without further approval of the Shareholders.”

In order for the Initial Investment Resolution to be passed, it must be approved by a simple majority of the votes cast by the Shareholders who vote in respect of such resolution, in person or by proxy, at the Meeting. The persons named in the enclosed Instrument of Proxy and unless otherwise instructed, if named as proxy for the Meeting, intend to vote for the approval of the Initial Investment Resolution.

Cequence Acquisition

Pursuant to the Cequence Acquisition, the Corporation will acquire all of the issued and outstanding Cequence Shares in consideration for the issuance to the Cequence Shareholders of 1,519,412 Common Shares at a deemed price of $0.37 per Common Share, resulting in a total purchase price for the Cequence Shares of approximately $562,182. The closing price of the Common Shares on the TSX was $0.43 on May 22, 2009, the last trading day before the Reorganization Agreement was announced. See “Details of the Transactions – The Reorganization and Investment Transactions – The Cequence Acquisition” and “Details of the Transactions – The Reorganization and Investment Transactions – Persons Acquiring Sabretooth Securities” for more information regarding the Cequence Acquisition.

Sections 611(c) and (g) of the TSX Company Manual provide that shareholder approval is required for acquisitions if the number of securities issuable in payment of the purchase price for the acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, after taking into account any securities issuable pursuant to a concurrent private placement upon which the acquisition is contingent or otherwise linked.

Although the Cequence Acquisition will only result in the issuance of 1,519,412 Common Shares, Shareholder approval of the Cequence Acquisition is required by Sections 611(c) and (g) of the TSX Company Manual, since this acquisition is contingent on the completion of the Initial Investment.

At the Meeting, Shareholders will be asked to consider, and if deemed advisable pass, with or without variation, an ordinary resolution (the “Cequence Acquisition Resolution”) approving the Cequence Acquisition.

The Board unanimously recommends that Shareholders vote in favour of the Cequence Acquisition Resolution. See “Recommendation of the Board of Directors”. In the event the Cequence Acquisition Resolution is not passed, either Cequence or Sabretooth may elect not to proceed with the Reorganization and Investment Transactions.

The full text of the Cequence Acquisition Resolution approving the Cequence Acquisition is as follows:

“BE IT RESOLVED, as an ordinary resolution of the holders (the “Shareholders”) of common shares (“Common Shares”) of Sabretooth Energy Ltd. (the “Corporation”), that:

1.	The Corporation be and is hereby authorized to complete the acquisition of all of the issued and outstanding common shares in the capital of Cequence Energy Ltd. (“Cequence”) and to issue to the Cequence shareholders an aggregate of 1,519,412 Common Shares at a deemed price of $0.37 per Common Share in consideration for all the issued and outstanding common shares in the capital of Cequence.

2.	Any director or officer of the Corporation be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this ordinary resolution.

3.	Notwithstanding that this ordinary resolution has been duly passed by the Shareholders, the board of directors of the Corporation may, in its sole discretion, decide not to act on this resolution without further approval of the Shareholders.”

In order for the Cequence Acquisition Resolution to be passed, it must be approved by a simple majority of the votes cast by the Shareholders who vote in respect of such resolution, in person or by proxy, at the Meeting. The persons named in the enclosed Instrument of Proxy and unless otherwise instructed, if named as proxy for the Meeting, intend to vote for the approval of the Cequence Acquisition Resolution.

Incentive Arrangements

The Incentive Arrangements will result in the issuance of 20,800,000 Sabretooth Performance Warrants to the New Management in exchange for 20,800,000 previously issued Cequence Performance Warrants in accordance with the terms and conditions of the Cequence Warrant Exchange Agreement to be entered into among each member of the New Management, Sabretooth and Cequence. Each Sabretooth Performance Warrant will entitle the holder thereof to acquire one Non-Voting Share, subject to adjustment, for an exercise price of $0.47 per Non-Voting Share upon certain trading price thresholds being achieved in respect of the Common Shares. The closing price of the Common Shares on the TSX was $0.43 on May 22, 2009, the last trading day before the Reorganization Agreement was announced. The Board approved the grant and exercise price of the Sabretooth Performance Warrants concurrently with the Reorganization Agreement on May 24, 2009. See “Details of the Transactions – The Reorganization and Investment Transactions – The Incentive Arrangements” for more information regarding the Incentive Arrangements.

Shareholder approval of the Incentive Arrangements is required before the Sabretooth Performance Warrants may be issued pursuant to Section 613 of the TSX Company Manual, which provides that shareholder approval is required for security-based compensation arrangements where securities of an issuer are issuable from treasury. The TSX Rules also require that disinterested shareholder approval be obtained if more than 10% of the issued and outstanding securities would be issuable at any time or issued within a 12 month period pursuant to an incentive compensation arrangement. Since the number of Non-Voting Shares issuable pursuant to the Sabretooth Performance Warrants will exceed this threshold, the votes attached to Common Shares held by persons who will receive Sabretooth Performance Warrants will be excluded from the vote to approve the Incentive Arrangements Resolution. See “Details of the Transactions – The Reorganization and Investment Transactions – Persons Acquiring Sabretooth Securities” for a description of the persons who will receive Sabretooth Performance Warrants.

At the Meeting, Shareholders will be asked to consider, and if deemed advisable pass, with or without variation, an ordinary resolution (the “Incentive Arrangements Resolution”) approving the Incentive Arrangements.

The Board unanimously recommends that Shareholders vote in favour of the Incentive Arrangements Resolution. See “Recommendation of the Board of Directors”. In the event the Incentive Arrangements Resolution is not passed, either Cequence or Sabretooth may elect not to proceed with the Reorganization and Investment Transactions.

The full text of the Incentive Arrangements Resolution approving the Incentive Arrangements is as follows:

“BE IT RESOLVED, as an ordinary resolution of the holders (the “Shareholders”) of common shares (“Common Shares”) of Sabretooth Energy Ltd. (the “Corporation”), that:

1.	The issuance by the Corporation of 20,800,000 Sabretooth Performance Warrants (as defined in the Management Information Circular of the Corporation dated June 26, 2009 (the “Circular”)) pursuant to and in accordance with the terms and conditions of the Cequence Performance Warrant Exchange Agreement (as defined in the Circular) be and is hereby authorized and approved.

2.	The issuance of 20,800,000 non-voting shares of the Corporation, subject to adjustment, upon the due exercise of the Sabretooth Performance Warrants at a price of $0.47 per share be and is hereby authorized and approved.

3.	Any director or officer of the Corporation be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this ordinary resolution.

4.	Notwithstanding that this ordinary resolution has been duly passed by the Shareholders, the board of directors of the Corporation may, in its sole discretion, decide not to act on this resolution without further approval of the Shareholders.”

In order for the Incentive Arrangements Resolution to be passed, it must be approved by a simple majority of the votes cast by the Shareholders who vote in respect of such resolution, in person or by proxy, at the Meeting, excluding the votes attached to Common Shares beneficially owned or controlled by those persons who will receive Sabretooth Performance Warrants. The persons named in the enclosed Instrument of Proxy and unless otherwise instructed, if named as proxy for the Meeting, intend to vote for the approval of the Incentive Arrangements Resolution.

Shareholder Rights Plan

Sabretooth has also agreed to implement a shareholder rights plan which is intended to ensure that the holders of Common Shares and Non-Voting Shares are treated equitably in the event a takeover bid is made for either the Common Shares or the Non-Voting Shares or in certain other circumstances. The Shareholder Rights Plan will have the practical effect of requiring that certain acquisitions of the Common Shares or of the Non-Voting Shares be undertaken by way of an offer for all the shares of both classes at the same price per share. See “Details of the Transactions – The Reorganization and Investment Transactions – The Shareholder Rights Plan” for more information regarding the Shareholder Rights Plan and Schedule B – Summary of Shareholder Rights Plan.

Shareholder rights plans also fall within the jurisdiction of the TSX since a rights plan involves the potential issuance of securities. Section 634 of the TSX Manual indicates that the TSX believes that security holders should have the opportunity to decide whether the continued existence of a rights plan that has been adopted by the board of directors is in the best interests of the security holders. If a plan is adopted at a time when the issuer is not aware of any specific take-over bid for the issuer, the TSX will generally not refuse the rights plan for filing, provided that it is ratified by the security holders of the issuer at a meeting held within six months following the adoption of the plan.

At the Meeting, Shareholders will be asked to consider, and if deemed advisable pass, with or without variation, an ordinary resolution (the “Shareholder Rights Plan Resolution”) approving the Shareholder Rights Plan.

The Board unanimously recommends that Shareholders vote in favour of the Shareholder Rights Plan Resolution. See “Recommendation of the Board of Directors”. In the event the Shareholder Rights Plan Resolution is not passed, either Cequence or Sabretooth may elect not to proceed with the Reorganization and Investment Transactions.

The full text of the Shareholder Rights Plan Resolution approving the Shareholder Rights Plan is as follows:

“BE IT RESOLVED, as an ordinary resolution of the holders (the “Shareholders”) of common shares (“Common Shares”) of Sabretooth Energy Ltd. (the “Corporation”), that:

1.	The implementation by the Corporation of a shareholder rights plan having the terms and conditions described in the Circular and set forth in Schedule B thereto be and is hereby authorized and approved.

2.	Any director or officer of the Corporation be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this ordinary resolution.

3.	Notwithstanding that this ordinary resolution has been duly passed by the Shareholders, the board of directors of the Corporation may, in its sole discretion, decide not to act on this resolution without further approval of the Shareholders.”

In order for the Shareholder Rights Plan Resolution to be passed, it must be approved by a simple majority of the votes cast by the Shareholders who vote in respect of such resolution, in person or by proxy, at the Meeting. The persons named in the enclosed Instrument of Proxy and unless otherwise instructed, if named as proxy for the Meeting, intend to vote for the approval of the Shareholder Rights Plan Resolution.

Amendments to the Non-Voting Shares

As described under “Details of the Transactions – The Reorganization and Investment Transactions”, the Reorganization Agreement provides that the Corporation will amend its articles to amend the rights, privileges, restrictions and conditions attached to the Non-Voting Shares to ensure equitable economic treatment between Shareholders and holders of Non-Voting Shares in certain circumstances. The proposed rights, privileges, restrictions and conditions of the Non-Voting Shares are set forth in Schedule C.

At the Meeting, Shareholders will be asked to consider, and if deemed advisable pass, with or without variation, a special resolution approving the Non-Voting Share Amendments. Registered Shareholders have the right to dissent in respect of the Non-Voting Shares Amendment Resolution and be paid the fair value of their Common Shares provided that they strictly comply with the requirements of the dissent procedures. See “Other Information – Dissent Rights”.

The Board unanimously recommends that Shareholders vote in favour of the Non-Voting Share Amendments Resolution. In the event the Non-Voting Share Amendments Resolution is not passed, either Cequence or Sabretooth may elect not to proceed with the Investment and Reorganization Transactions. See “Recommendations of the Board of Directors”.

The full text of the Non-Voting Share Amendments Resolution approving the amendment to the Corporation’s articles to effect the Non-Voting Share Amendments is as follows:

“BE IT RESOLVED, as a special resolution of the holders (the “Shareholders”) of common shares (“Common Shares”) of Sabretooth Energy Ltd. (the “Corporation”), that:

1.	The Corporation be and is hereby authorized to amend the articles of the Corporation to substitute the rights, privileges, restrictions and conditions attached as Schedule B to the Management Information Circular of the Corporation dated June 26, 2009 (the “Circular”) as the rights, privileges, restrictions and conditions of the Non-Voting Shares of the Corporation.

2.	Any director or officer of the Corporation be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this special resolution including, without limitation, to deliver and file articles of amendment under the Business Corporations Act (Alberta).

3.	Notwithstanding that this special resolution has been duly passed by the Shareholder, the board of directors of the Corporation may, in its sole discretion, decide not to act on this resolution without further approval of the Shareholders.”

In order for the Non-Voting Share Amendments Resolution to be passed, it must be approved by at least 66  2/3% of the votes cast by the Shareholders who vote in respect of such resolution, in person or by proxy, at the Meeting. The persons named in the enclosed Instrument of Proxy and unless otherwise instructed, if named as proxy for the Meeting, intend to vote for the approval of the Non-Voting Share Amendments Resolution.

The Non-Voting Share Amendments are conditional upon the completion or implementation of the Initial Investment, the Cequence Acquisition, the Incentive Arrangements and the Shareholder Rights Plan.

The Share Consolidation

The Board believes that, having regard to the large number of Common Shares that will be outstanding following the Reorganization and Investment Transactions and the Subscription Receipt Offering, it will be in the best interests of the Corporation and its Shareholders to consolidate all of the issued and outstanding Common Shares on the basis of one post-consolidation Common Share for four pre-consolidation Common Shares. See “Details of the Transactions – The Share Consolidation” for further information regarding the Share Consolidation.

At the Meeting, Shareholders will be asked to consider, and if deemed advisable pass, with or without variation, a special resolution approving the Share Consolidation.

The Board unanimously recommends that Shareholders vote in favour of the Share Consolidation Resolution. See “Recommendations of the Board of Directors”.

The full text of the Share Consolidation Resolution approving the amendment to the Corporation’s articles to effect the Share Consolidation is as follows:

“BE IT RESOLVED, as a special resolution of the holders (the “Shareholders”) of common shares (“Common Shares”) of Sabretooth Energy Ltd. (the “Corporation”), that:

1.	The Corporation be and is hereby authorized to amend the articles of the Corporation to consolidate the then issued and outstanding Common Shares on the basis of one post-consolidation Common Share for four pre-consolidation Common Shares, conditional upon the Reorganization and Investment Transactions (as defined in the Management Information Circular of the Corporation dated June 26, 2009 (the “Circular”)) becoming effective, provided, however, that no fractional Common Shares will be issued in connection with the consolidation. Any holder of the then issued and outstanding Common Shares who might otherwise be entitled to receive a fractional Common Share as a result of the consolidation will be entitled to receive a whole number of Common Shares only, without compensation for the fractional interest.

2.	Any director or officer of the Corporation be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this special resolution including, without limitation, to deliver and file articles of amendment under the Business Corporations Act (Alberta).

3.	Notwithstanding that this special resolution has been duly passed by the Shareholder, the board of directors of the Corporation may, in its sole discretion, decide not to act on this resolution without further approval of the Shareholders.”

In order for the Share Consolidation Resolution to be passed, it must be approved by at least 66  2/3% of the votes cast by the Shareholders who vote in respect of such resolution, in person or by proxy, at the Meeting. The persons named in the enclosed Instrument of Proxy and unless otherwise instructed, if named as proxy for the Meeting, intend to vote for the approval of the Share Consolidation Resolution.

The Share Consolidation is conditional upon the Reorganization and Investment Transactions becoming effective.

In the event the Share Consolidation is approved by Shareholders, Valiant Trust Company will send to the registered holders of Common Shares, as soon as practicable following the completion of the Reorganization and Investment Transactions, a Letter of Transmittal to be used by such Shareholders to exchange share certificates representing existing Common Shares for share certificates representing Common Shares on a post-consolidation basis, upon delivery of the certificates representing the Common Shares, together with the Letter of Transmittal properly completed, to Valiant Trust Company, in accordance with the instructions to be contained in the Letter of Transmittal.

The method of delivery of certificates representing Common Shares, the Letter of Transmittal and all other required documents will be at the option and risk of the person surrendering them. It is recommended that such documents be delivered by hand to Valiant Trust Company, at the address noted in the Letter of Transmittal, and a receipt obtained therefore, or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

In the event the Share Consolidation is completed, certificates formerly representing Common Shares on a pre-consolidation basis will continue to represent Common Shares on a post-consolidation basis prior to the exchange of such certificates in accordance with a duly completed Letter of Transmittal.

The Name Change

At the Meeting, the Shareholders will be asked to consider, and if deemed advisable pass, with or without variation, a special resolution of the Shareholders authorizing the Board to amend the articles of the Corporation to effect the Name Change. See “Details of the Transactions – The Name Change” for further information regarding the Name Change.

The Board unanimously recommends that Shareholders vote in favour of the Name Change Resolution. See “Recommendations of the Board of Directors”.

The full text of the Name Change Resolution approving the amendment to the Corporation’s articles to effect the Name Change is as follows:

“BE IT RESOLVED, as a special resolution of the holders (the “Shareholders”) of common shares (“Common Shares”) of Sabretooth Energy Ltd. (the “Corporation”), that:

1.	The Corporation be and is hereby authorized to amend the articles of the Corporation to change the name of the Corporation from “Sabretooth Energy Ltd.” to “Cequence Energy Ltd.”, or such other name as the board of directors of the Corporation may determine, conditional upon the Reorganization and Investment Transactions (as defined in the Management Information Circular of the Corporation dated June 26, 2009 (the “Circular”)) becoming effective.

2.	Any director or officer of the Corporation be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this special resolution including, without limitation, to deliver and file articles of amendment under the Business Corporations Act (Alberta).

3.	Notwithstanding that this special resolution has been duly passed by the Shareholders, the board of directors of the Corporation may, in its sole discretion, decide not to act on this resolution without further approval of the Shareholders.”

In order for the Name Change Resolution to be passed, it must be approved by at least 66  2/3% of the votes cast by the Shareholders who vote in respect of such resolution, in person or by proxy, at the Meeting. The persons named in the enclosed Instrument of Proxy and unless otherwise instructed, if named as proxy for the Meeting, intend to vote for the approval of the Name Change Resolution.

The Name Change is conditional upon the Reorganization and Investment Transactions becoming effective.

Subscription Receipt Offering

The issuance of Common Shares pursuant to the Subscription Receipts and the release of the proceeds of the Subscription Receipt Offering to the Corporation are conditional on the satisfaction of certain conditions, including the completion of the Reorganization and Investment Transactions and approval of the Subscription Receipt Offering Resolution at the Meeting. The gross proceeds of the Subscription Receipt Offering will be returned to the holders of Subscription Receipts if such conditions are not satisfied.

On June 18, 2009, the Corporation completed the Subscription Receipt Offering, pursuant to which the Corporation issued and sold 53,590,000 Subscription Receipts at a price of $0.86 per Subscription Receipt for aggregate gross proceeds of $46,087,400. The closing price of the Common Shares on the TSX was $1.33 on May 26, 2009, the last trading day before the Subscription Receipt Offering was publicly announced. For more information regarding the Subscription Receipt Offering, see “Subscription Receipt Offering”.

Pursuant to Section 607(g) of the TSX Company Manual, shareholder approval is required for private placements in which the aggregate number of common shares issuable pursuant to the private placement is greater than 25% of the number of common shares that are issued and outstanding, on a non-diluted basis, prior to the date of the closing of the transaction if the price per common share is less than “market price” (as defined in the TSX Company Manual) at the time the parties agree to the transaction. The issuance of Common Shares pursuant to the Subscription Receipts will result in the issuance of 53,590,000 Common Shares (or 58,949,000 Common Shares in the event Common Shares are issued pursuant to the Liquidity Penalty) at a price of $0.86 per Common Share. Since this number of Common Shares exceeds 25% of the Corporation’s current issued and outstanding Common Shares and the issue price was less than the “market price” on the TSX of the Common Shares on May 26, 2009, the last trading day prior to the date on which the Corporation agreed to the Subscription Receipt Offering, Shareholder approval is required for the Subscription Receipt Offering and the issuance of Common Shares pursuant to the Subscription Receipts in accordance with the rules of the TSX.

At the Meeting, Shareholders will be asked to consider, and if deemed advisable pass, with or without variation, an ordinary resolution approving the issue and sale of the Subscription Receipts pursuant to the Subscription Receipt Offering and the issuance of the Common Shares pursuant thereto.

The Board unanimously recommends that Shareholders vote in favour of the Subscription Receipt Offering. See “Recommendations of the Board of Directors.”

The full text of the Subscription Receipt Offering Resolution approving the Subscription Receipt Offering is as follows:

“BE IT RESOLVED, as an ordinary resolution of the holders (the “Shareholders”) of common shares (“Common Shares”) of Sabretooth Energy Ltd. (the “Corporation”), that:

1.	The issuance and sale of 53,590,000 subscription receipts (the “Subscription Receipts”) at a price of $0.86 per Subscription Receipt on June 18, 2009 be and is hereby ratified, confirmed and approved.

2.	The issuance of up to 58,949,000 Common Shares pursuant to the terms of the Subscription Receipts be and is hereby authorized and approved.

3.	Any director or officer of the Corporation be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this ordinary resolution.

In order for the Subscription Receipt Offering Resolution to be passed, it must be approved by a simple majority of the votes cast by the Shareholders who vote in respect of such resolution, in person or by proxy, at the Meeting. The persons named in the enclosed Instrument of Proxy and unless otherwise instructed, if named as proxy for the Meeting, intend to vote for the approval of the Subscription Receipt Offering Resolution.

The issuance of Common Shares pursuant to the Subscription Receipts is subject to a number of conditions and approvals including, but not limited to, completion of the Reorganization and Investment Transactions and Shareholder approval of the Subscription Receipt Offering Resolution. The Subscription Receipts will be cancelled and the gross proceeds of the Subscription Receipt Offering, together with the interest earned thereon, will be returned to the purchasers of Subscription Receipts if the Subscription Receipt Offering Resolution is not approved at the Meeting.

Completion of the Transactions is not conditional upon Shareholder approval of the Subscription Receipt Offering.

Purchase of Common Shares by the Current Chief Executive Officer of Sabretooth

The current Chief Executive Officer of Sabretooth intends to participate in the Initial Investment and to subscribe for and purchase 270,270 Common Shares at a price of $0.37 thereunder.

The closing price of the Common Shares on the TSX was $0.43 on May 22, 2009, the last trading day before the Reorganization Agreement was announced. Based on the closing price of the Common Shares of $1.48 on May 25, 2009, the first trading day of the Common Shares after the announcement of the Reorganization Agreement, the subscription price of $0.37 would retrospectively represent a discount of 75%, which exceeds the maximum discount of 25% permitted by the TSX.

The policies of the TSX generally require that shareholder approval be obtained for any private placement by an issuer to insiders of that issuer for listed securities or securities convertible into listed securities greater than 10% of the number of listed securities outstanding prior to the private placement. However, the TSX rules provide that shareholder approval may also be required in the discretion of the TSX. Although the number of Common Shares being subscribed for and purchased by Mr. Abbott represents only 0.7% of the currently issued and outstanding Common Shares, the TSX has, in its discretion, determined that Mr. Abbott’s purchase of Common Shares must be approved by a simple majority of the votes cast by Shareholders who vote in person or by proxy at the Meeting, excluding the votes attached to Common Shares beneficially owned or controlled by Mr. Abbott.

At the Meeting, Shareholders will be asked to consider, and if deemed advisable pass, with or without variation, an ordinary resolution approving the issue and sale by the Corporation to the Chief Executive Officer of the Corporation of an aggregate of 270,270 Common Shares at a price of $0.37 per share.

The full text of the ordinary resolution approving the sale of 270,270 Common Shares to the Chief Executive Officer of the Corporation, at a price of $0.37 per Share is as follows:

“BE IT RESOLVED, as an ordinary resolution of the holders (the “Shareholders”) of common shares (“Common Shares”) of Sabretooth Energy Ltd. (the “Corporation”), that:

1.	The Corporation be and is hereby authorized to issue and sell and Marshall Abbott, the current Chief Executive Officer of the Corporation, be and is hereby authorized to subscribe for and purchase an aggregate of 270,270 Common Shares of the 25,507,616 Common Shares to be issued and sold pursuant to the Initial Investment (as defined in the Management Information Circular of the Corporation dated June 26, 2009 (the “Circular”)) on a private placement at an issue price of $0.37 per Common Share.

2.	Any director or officer of the Corporation be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this ordinary resolution.

3.	Notwithstanding that this ordinary resolution has been duly passed by the Shareholders, the board of directors of the Corporation may, in its sole discretion, decide not to act on this resolution without further approval of the Shareholders.”

In order for the foregoing resolution to be passed, it must be approved by a simple majority of the votes cast by the Shareholders who vote in respect of such resolution, in person or by proxy, at the Meeting, excluding the votes attached to Common Shares held by Mr. Abbott. The persons named in the enclosed Instrument of Proxy and unless otherwise instructed, if named as proxy for the Meeting, intend to vote for the approval of the above described resolution.

In the event the Shareholders approve the foregoing resolution, the current Chief Executive Officer will subscribe for and purchase an aggregate of 270,270 Common Shares and the other members of the Initial Investor Group will subscribe for and purchase an aggregate of 25,237,346 Common Shares from treasury at a price of $0.37 per share. In the event the Shareholders do not approve this resolution, the other members of the Initial Investor Group will purchase an aggregate of 25,507,616 Common Shares from treasury at a price of $0.37 per share.

Other Business

While there is no other business other than that mentioned in the Notice to be presented to the Shareholders, it is intended that the proxies hereby solicited will be exercised upon any other matters and proposals that may properly come before the Meeting, or any adjournment or adjournments thereof, in accordance with the discretion of the persons authorized to act thereunder.

OTHER INFORMATION

Information Concerning Cequence

Cequence was incorporated under the ABCA on December 18, 2008 and amended its articles on May 22, 2009 to create a new class of shares designated as non-voting shares. Cequence is a private corporation engaged in the acquisition, exploration and development of crude oil and natural gas in western Canada. To date, Cequence operations have been limited to evaluating prospects and acquiring properties upon which Cequence may explore for oil and gas reserves at a future date.

As at May 24, 2009, the date the Reorganization Agreement was entered into, Cequence had approximately $408,000 in cash and held oil and gas assets acquired at Alberta Crown land sales between October 2008 and April 2009 for total consideration of $157,000.

The head office of Cequence is located at 1700, 663-6th Avenue S.W., Calgary, Alberta T2P 2Y5. The registered office of Cequence is located at 3700, 400 – 3rd Avenue S.W., Calgary, Alberta T2P 4H2.

Rights Offering

On June 30, 2009, the Corporation filed a (final) short form prospectus in connection with the distribution of Rights to Shareholders of record on the Record Date. The Rights will entitle the holders thereof to acquire up to 27,027,027 Common Shares at a price of $0.37 per Common Share for gross proceeds, assuming the exercise of all Rights, of $10,000,000.

Each Shareholder of record on the Record Date will receive one Right for each Common Share held. Each Right will entitle the holder thereof (provided that such holder is a Qualifying Shareholder) to purchase 0.7027214 of a Common Share, such that a holder may exercise 1.423039 Rights to purchase one Common Share for the subscription price of $0.37 per Common Share. Mailing of the certificates representing the Rights to Qualifying Shareholders is expected to commence on or about July 17, 2009.

Certificates representing Rights will not be delivered by the Corporation to Non-Qualifying Shareholders. Instead, Non-Qualifying Shareholders will be sent a letter advising them that such certificates will be issued to and held by the subscription agent (the “Subscription Agent”) retained in connection with the Rights Offering, which will hold those Rights as agent for the benefit of all Non-Qualifying Shareholders. The Subscription Agent will hold the Rights of such Non-Qualifying Shareholders until the tenth day prior to the expiry date of the Rights Offering to give beneficial owners of Common Shares registered in the name of a resident of a Non-Qualifying Jurisdiction, who are not residents of a Non-Qualifying Jurisdiction, an opportunity to claim such certificates from the Subscription Agent.

After August 4, 2009, the Subscription Agent will attempt, on a best efforts basis, to sell the Rights issued to Non-Qualifying Shareholders through the facilities of the TSX prior to the Expiry Time on a date or dates and at a price or prices as the Subscription Agent determines in its sole discretion.

Holders of Rights will not have a right to subscribe for those Common Shares not initially subscribed for and purchased on the exercise of Rights and the Corporation has no stand by commitment agreement with any person to purchase any Common Shares not otherwise subscribed for and purchased on the exercise of Rights.

A holder of a Right will not, by virtue of such Right, be a Shareholder and will not have any of the rights of a Shareholder (including the right to receive any dividend or distribution of any nature whatsoever which may be declared payable on the Common Shares).

The directors and officers of the Corporation who own Common Shares intend to exercise all the Rights issued to them pursuant to the Rights Offering. The Rights will be listed on the TSX beginning on July 9, 2009 and will be fully-transferable. The Rights will expire on August 14, 2009.

The issuance of the Rights and the Common Shares upon the exercise of the Rights is not conditional upon Shareholder approval or completion of any of the matters to be considered at the Meeting.

A copy of the (final) short form prospectus filed by the Corporation in connection with the Rights Offering is available under the Corporation’s issuer profile at www.sedar.com.

Consolidated Pro Forma Capitalization

The following table sets forth the consolidated capitalization of the Corporation: (a) as at March 31, 2009, the date of the Corporation’s most recently filed financial statements; (b) as at March 31, 2009 after giving effect to the Offering; and (c) as at March 31, 2009 after giving effect to the Offering, the Transactions and the Subscription Receipt Offering. The table should be read in conjunction with the unaudited interim consolidated financial statements of the Corporation as at and for the three months ended March 31, 2009, including the notes thereto, and management’s discussion and analysis related thereto.

Designation	Authorized	As at March 31, 2009	As at March 31, 2009 after giving effect to the Rights Offering(4)(9)	As at March 31, 2009 after giving effect to the Rights Offering, the Transactions and the Subscription Receipt Offering(4)(5)(6)(9)
Long Term Debt (1)(2)	—	$50,519,000	$40,669,000	$18,000,000
Common Shares(3)	Unlimited	$191,851,000	$201,851,000	$257,938,400
		(38,460,514 Shares)	(65,487,541 Shares)	(146,104,569 Shares)
Non-Voting Shares	Unlimited	nil	nil	nil(8)
Performance Warrants(7)	Unlimited	nil	nil	20,800,000
Shareholders’ Equity	—	$97,770,000	$107,770,000	$163,857,400

Notes:

(1)	Consists of current debt of approximately $32,519,000 and long term debt of approximately $18,000,000. The net proceeds of the Rights Offering of approximately $9,850,000 will be used to repay a portion of the current debt of the Corporation. See “Use of Proceeds”.
(2)	The current debt of the Corporation will be repaid in its entirety if the Transactions and the Subscription Receipt Offering are completed.
(3)	As at March 31, 2009, the Corporation had outstanding options to purchase an aggregate of 3,150,839 Common Shares at an average price of $2.14 per Common Share. It is a condition precedent to the closing of the Transactions that not more than 1,079,525 options are outstanding at the time the Transactions are closed. Such options, if outstanding, will have exercise prices ranging from $2.06 to $2.67 per Common Share.
(4)	Assumes that the Rights are exercised to purchase 27,027,027 Common Shares for gross proceeds to the Corporation of $10,000,000.
(5)	Assumes that an aggregate of 27,027,028 Common Shares are issued pursuant to the Cequence Transactions, that the Subscription Receipts are converted into 53,590,000 Common Shares and no Common Shares are issued pursuant to the Liquidity Penalty. An additional 5,359,000 Common Shares will be issued in the event any Common Shares are issuable pursuant to the Liquidity Penalty.
(6)	Assumes the Corporation receives gross proceeds of $9,437,818 and Cequence Shares having a value of $562,182 as a result of the Initial Investment and the Cequence Acquisition, respectively, and that the gross proceeds of the Subscription Receipt Offering of $46,087,400 are released to the Corporation.
(7)	Each Performance Warrant will entitle the holder thereof to acquire one Non-Voting Share at an exercise price of $0.47 per share, subject to adjustment, in the event certain vesting conditions are satisfied.
(8)	An aggregate of 20,800,000 Non-Voting Shares will be reserved for issuance upon the exercise of the Performance Warrants following the completion of the Transactions.
(9)	Before the deduction of expenses.
(10)	All disclosure in the above table is presented on a pre-Consolidation basis. See “Details of the Offering – Consolidation”.

Use of Proceeds

The following table sets out the approximate aggregate net proceeds to be derived by the Corporation from the Rights Offering (assuming all Rights are exercised), the Initial Investment and the Subscription Receipt Offering, after deduction of the estimated expenses of the Rights Offering of $150,000 and estimated expenses and commissions of the Subscription Receipt Offering of $2,554,370.

Net Proceeds
Rights Offering	$9,850,000
Subscription Receipt Offering	$43,533,030
Initial Investment	$9,437,818

Total	$62,820,848

The Corporation intends to use the net proceeds resulting from the foregoing transactions to reduce bank indebtedness, pursue exploration and development opportunities and for general working capital purposes.

The New Management of Sabretooth

It is anticipated that the Board and management of Sabretooth will be reconstituted concurrently with the completion of the Transactions so that it consists of the New Management. Set out below is certain information regarding the New Management, including the anticipated number of Common Shares that will be beneficially owned, directly or indirectly, or over which each will exercise control or direction assuming the completion of the Rights Offering, the Transactions and the Subscription Receipt Offering, the proposed offices of the Corporation to be held by such persons, and such person’s principal occupation during the past five years.

Municipality of Residence and Proposed Position with the Corporation	Number of Common Shares Beneficially Owned or Controlled(1)
Howard Crone Director and Chief Executive Officer Calgary, Alberta	6,756,757

Donald Archibald Chairman Calgary, Alberta	1,891,892

Richard Thompson Director and Executive Vice President Calgary, Alberta	4,149,584

Paul Colborne Director Calgary, Alberta	1,891,892

Peter Bannister Director Calgary, Alberta	1,216,216

Hank Swartout Director Calgary, Alberta	2,782,876

F. Brenton Perry Director Calgary, Alberta	354,813

Municipality of Residence and Proposed Position with the Corporation	Number of Common Shares Beneficially Owned or Controlled(1)
Nathan MacBey Vice President, Land Calgary, Alberta	3,512,432

David Gillis Chief Financial Officer and Vice President, Finance Calgary, Alberta	1,081,081

Robin Bieraugle Vice President, Operations Calgary, Alberta	2,000,000

Hany Beshry Vice President, Exploration Calgary, Alberta	2,000,000

Erin Thorson Controller Rockyview, Alberta	1,891,892

Kirk Litvenenko Corporate Secretary Calgary, Alberta	135,135

Notes:

(1)	Assuming the completion of the Rights Offering, the Transactions and the Subscription Receipt Offering.

Assuming the completion of the Reorganization and Investment Transaction, the exercise of all Rights and the issuance of 53,590,000 Common Shares pursuant to the Subscription Receipts, the New Management Team, as a group, will beneficially own, directly or indirectly, or exercise control or direction over approximately 29,664,570 Common Shares representing approximately 20% of the issued and outstanding Common Shares. The New Management Team will also hold 20,800,000 Sabretooth Performance Warrants entitling them to acquire 20,800,000 Non-Voting Shares. Assuming the completion of the above described transactions and the exercise of all the Sabretooth Performance Warrants, the New Management Team will beneficially own, directly or indirectly, or exercise control or direction over approximately 50,464,570 equity securities of the Corporation, representing approximately 30% of the issued and outstanding equity securities.

Following their appointment, the New Board intends to establish committees and appoint board members thereto in accordance with applicable securities laws and best practices for corporate governance.

The biographies of each of the members of New Management and Mr. Swartout and Mr. Perry who will remain as directors of the Corporation, which set out their respective principal occupations during the past five years, are set out below. Howard Crone, Director and Chief Executive Officer

Since May 2009 Mr. Crone has been the Chief Executive Officer and a Director of Cequence; prior thereto Mr. Crone was an independent businessman from July 2004 to May 2009; prior thereto Mr. Crone was the Vice-President and Chief Operating Officer of Cequel Energy Inc. (“Cequel”), a public oil and gas company, from August 2003 to June 2004; prior thereto Mr. Crone was the Vice-President, Operations and Chief Operating Officer of Cequel from January 2002 to August 2003; prior thereto Mr. Crone was the Vice-President and Chief Operating Officer of Cypress Energy Inc. (“Cypress”), a public oil and gas company, from April 1996 to March 2001.

Donald Archibald, Chairman

Mr. Archibald has been an independent businessman since March 2008; Mr. Archibald also currently serves as the Chairman of the Iteration Energy Ltd. and is a director of Progress Energy Resources Corp., Ember Resources Inc., public oil and gas companies and Sea NG, a private company prior thereto Mr. Archibald was the Chairman and Chief Executive Officer of Cyries Energy Inc. (“Cyries”), a public oil and gas company, from June 2004 until March 2008; prior thereto Mr. Archibald was the President and Chief Executive Officer of Cequel from January 2002 to June 2004 prior thereto Mr. Archibald was the President and Chief Executive Officer of Cypress from April 1996 to March 2001.

Richard Thompson, Director and Executive Vice President

Mr. Thompson has been the Executive Vice-President and a Director of Cequence since December 2008; prior thereto Mr. Thompson was the Vice-President, Exploration of Cyries from June 2004 to March 2008; prior thereto Mr. Thompson was the Vice-President, Geophysics of Cequel from January 2002 to June 2004.

Paul Colborne, Director

Mr. Colborne has been the President of Star Valley Oil and Gas Ltd., a private oil and gas company, since November 2005 and has been the Chairman and Chief Executive Officer and Director of Tristar Oil & Gas Ltd., a public oil and gas company, since January 2006; Mr. Colborne also currently serves on the Board of Directors of Crescent Point Energy Trust, Breaker Energy Ltd., Twin Butte Energy Ltd. and Seaview Energy Inc.; prior thereto Mr. Colborne was the President and Chief Executive Officer of StarPoint Energy Trust, a public oil and gas trust, from January 2005 until January 2006; prior thereto Mr. Colborne was the President and Chief Executive Officer of StarPoint Energy Ltd., a public oil and gas company, from September 2003 until its reorganization into Star Point Energy Trust in January 2005.

Peter Bannister, Director

Mr. Bannister has been the President of Destiny Energy Inc., a private oil and gas company, since February 2007; Mr. Bannister is also currently Chairman of the Board of Crescent Point Energy Trust and a Director of Breaker Energy Ltd. and of Shelter Bay Energy Inc.; prior thereto Mr. Bannister was the Vice-President, Exploration and Director of Mission Oil and Gas Inc., a public oil and gas company, from January 2006 until its sale in February 2007; prior thereto Mr. Bannister was the Vice-President, Exploration of Star Point Energy Ltd. from April 2004 to January 2005; prior thereto Mr. Bannister was the President and Director of Impact Energy Inc., a public oil and gas company, from January 2001 to April 2004; prior thereto Mr. Bannister was the Vice-President, Corporate Development of Startech Energy Inc., a public oil and gas company, from January 1998 to January 2001.

Hank Swartout, Director

Mr. Swartout is an independent businessman. From 1985 until August 2007, Mr. Swartout held various positions with Precision Drilling Trust and its predecessors, including the offices of Executive Chairman, Chairman, Chief Executive Officer and President. Prior thereto, Mr. Swartout held positions as manager of Bawden Western Oceanic Offshore, Vice President of Rig Design and Construction for Dreco Energy Services Ltd., and Manager of Construction for Nabors Drilling Canada. Mr. Swartout obtained a Petroleum Engineering Degree with honours from the University of Wyoming in 1977.

F. Brenton Perry, Director

Mr. Perry has been with Felesky Flynn LLP, a law firm, since 1983 and has been a partner of such firm since 1989. Mr. Perry was appointed Queen’s Counsel in 2000. His practice covers a broad spectrum of business and personal tax planning, with a focus on financing, mergers and acquisitions, divestitures and corporate structuring. Mr. Perry holds a Bachelor of Commerce and a Bachelor of Law degree from the University of Alberta.

Nathan MacBey, Vice President, Land

Mr. MacBey has been the Vice-President, Land of Cequence since December 2008; prior thereto Mr. MacBey was the Vice-President, Negotiations of Cadence Energy Inc. (formerly Kereco Energy Inc.), a public oil and gas company, from February 2007 to September 2008; prior thereto Mr. MacBey was the Vice-President, Land of Mission Oil & Gas Inc. from February 2005 until February 2007; prior thereto Mr. MacBey was a Land Manager with StarPoint Energy Ltd. from September 2003 until February 2005.

David Gillis, Chief Financial Officer and Vice President, Finance

Mr. Gillis has been the Chief Financial Officer and Vice-President, Finance of Cequence since June 2009; prior thereto Mr. Gillis was an independent consultant from March 2008 to June 2009; prior thereto Mr. Gillis was the Treasurer of Cyries from July 2004 to March 2008; prior thereto Mr. Gillis was the Manager of Financial Reporting of Cequel from November 2003 to June 2004.

Robin Bieraugle, Vice President, Operations

Mr. Bieraugle has been the Vice-President, Operations of Cequence since December 2008; prior thereto Mr. Bieraugle was the Operations Manager of Cyries from July 2004 until March 2008; prior thereto Mr. Bieraugle was the Operations Engineer of Cequel from September 2002 until June 2004.

Hany Beshry, Vice President, Exploration

Mr. Beshry has been the Vice-President, Exploration of Cequence since December 2008; prior thereto Mr. Beshry was the Manager, Geology of Cyries from July 2004 to March 2008; prior thereto Mr. Beshry was the Senior Geologist of Cequel from January 2002 to June 2004.

Erin Thorson, Controller

Ms. Thorson has been the Controller of Cequence since January 2009; prior thereto Ms. Thorson was the Chief Financial Officer and Controller of Cyries from June 2004 to March 2008; prior thereto Ms. Thorson was the Controller of Cequel from August 2003 to June 2004; prior thereto Ms. Thorson was the Accounting Manager of Cequel from February 2002 to July 2003.

Kirk Litvenenko, Corporate Secretary

Mr. Litvenenko is a partner of Macleod Dixon LLP, a law firm, and has been practicing in the area of securities law since June 1999.

TSX Approval

The TSX has approved the Rights Offering and has conditionally approved the Transactions and the Subscription Receipt Offering, subject to obtaining the applicable Shareholder approvals described in this Circular and to the filing of certain fees and documents with the TSX following the completion of such transactions.

Dissent Rights

The following description of the rights of registered holders of Common Shares who validly exercise in respect of the Non-Voting Shares Amendment Resolution the rights of dissent provided to them under section 191 of the ABCA (“Dissenting Shareholders”) is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of such shares and is qualified in its entirety by the reference to the full text of section 191 of the ABCA which is attached to this Circular as Schedule D. A registered Shareholder who intends to exercise the right of dissent and appraisal should carefully consider and comply with the provisions of that section. Failure to strictly comply with the provisions of that section and to adhere to the procedures established therein may result in the loss of all rights thereunder.

A registered Shareholder is entitled, in addition to any other right such holder may have, to dissent in respect of the Non-Voting Shares Amendment Resolution and to be paid by Sabretooth the fair value of the Common Shares held by such holder in respect of which such holder dissents, determined as of the close of business on the last business day before the day on which the resolution from which such holder dissents was adopted.

A registered Shareholder may dissent only with respect to all of the Common Shares held by such holder or on behalf of any one beneficial owner and registered in the Dissenting Shareholder’s name. Only registered holders of Common Shares may dissent. Persons who are beneficial owners of Common Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that they may only do so through the registered owner of such securities. A registered holder, such as a broker, who holds Common Shares as nominee for beneficial holders, some of whom wish to dissent, must exercise dissent rights on behalf of such beneficial owners with respect to the Common Shares held for such beneficial owners. In such case, the demand for dissent should set forth the number of Common Shares covered by it.

A Dissenting Shareholder must send to Sabretooth (Attention: Chief Executive Officer) a written objection to the Non-Voting Shares Amendment Resolution at or before the Meeting. A holder of Common Shares may not exercise the right of dissent in respect of only a portion of such holder’s Common Shares, but may dissent only with respect to all of the Common Shares held by the holder. A Shareholder wishing to exercise the right to dissent with respect to such holder’s Common Shares shall not vote such shares at the Meeting, either by the submission of a proxy or by personally voting, in favour of the resolution in respect of which the Shareholder dissents. An application may be made to the Court of Queen’s Bench of Alberta by Sabretooth or by a Dissenting Shareholder to fix the fair value of the Dissenting Shareholder’s Common Shares. If such an application to the Court is made by Sabretooth or a Dissenting Shareholder, Sabretooth must, unless the Court otherwise orders, send to each Dissenting Shareholder a written offer to pay the Dissenting Shareholder an amount considered by the Board to be the fair value of the Common Shares. The offer, unless the Court otherwise orders, will be sent to each Dissenting Shareholder at least 10 days before the date on which the application is returnable, if Sabretooth is the applicant, or within 10 days after Sabretooth is served with notice of the application, if a Dissenting Shareholder is the applicant. The offer will be made on the same terms to each Dissenting Shareholder and will be accompanied by a statement showing how the fair value was determined.

A Dissenting Shareholder may make an agreement with Sabretooth for the purchase of such holder’s Common Shares in the amount of the offer made by Sabretooth (or otherwise) at any time before the Court pronounces an order fixing the fair value of the shares.

A Dissenting Shareholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the cost of the application or appraisal. On the application, the Court will make an order fixing the fair value of the shares of all Dissenting Shareholders who are parties to the application, giving judgment in that amount against Sabretooth and in favour of each of those Dissenting Shareholders, and fixing the time within which Sabretooth must pay that amount payable to the Dissenting Shareholders. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder calculated from the date on which the Dissenting Shareholder ceases to have any rights as a shareholder, until the date of payment.

On the amendment of the articles of Sabretooth pursuant to the Non-Voting Shares Amendment Resolution becoming effective, or upon the making of an agreement between Sabretooth and the Dissenting Shareholder as to the payment to be made by Sabretooth to the Dissenting Shareholder, or upon the pronouncement of an order of the Court of Queen’s Bench of Alberta, whichever first occurs, the Dissenting Shareholder will cease to have any rights as a Shareholder other than the right to be paid the fair value of such holder’s Common Shares, in the amount agreed to between Sabretooth and the Dissenting Shareholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the Dissenting Shareholder may withdraw its dissent, or Sabretooth may rescind the Non-Voting Shares Amendment Resolution, and in either event the dissent and appraisal proceedings in respect of that Shareholder will be discontinued.

Sabretooth shall not make a payment to a Dissenting Shareholder under Section 191 of the ABCA if there are reasonable grounds for believing that Sabretooth is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of the assets of Sabretooth would thereby be less than the aggregate of its liabilities. In such event, Sabretooth shall notify each Dissenting Shareholder that it is unable lawfully to pay Dissenting Shareholders for their securities, as applicable, in which case the Dissenting Shareholder may, by written notice to Sabretooth within 30 days after receipt of such notice, withdraw such Holder’s written objection, in which case Sabretooth shall be deemed to consent to the withdrawal and such Dissenting Shareholder shall be reinstated with full rights as a Shareholder, failing which such Dissenting Shareholder retains a status as a claimant against Sabretooth to be paid as soon as Sabretooth is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of Sabretooth but in priority to its shareholders.

All Common Shares held by Shareholders who exercise their right of dissent will, if the holders are ultimately entitled to be paid the fair value thereof, be deemed to be transferred to Sabretooth and cancelled in exchange for such fair value.

RISK FACTORS

Failure to Complete the Transactions, the Replacement of Management or the Issuance of Common Shares Pursuant to the Subscription Receipts

There can be no assurance that the Transactions or the replacement of the existing Board and management of the Corporation with New Management will be completed or that Common Shares will be issued pursuant to the Subscription Receipts on the terms described herein or at all. Completion of such transactions is subject to the satisfaction of certain conditions, including, without limitation, satisfaction or waiver of the conditions set forth in the Reorganization Agreement and receipt of the requisite TSX and Shareholder approvals. Failure to complete such transactions will limit the Corporation’s ability to pursue business opportunities in the future and will have a material adverse affect on the market price and value of the Common Shares and on the financial condition of the Corporation.

Risks Relating to the Corporation

Irrespective of the completion of the Transactions or the issuance of Common Shares pursuant to the Subscription Receipts, the Corporation will continue to face the risks associated with continuing as a stand-alone entity that it currently faces with respect to its business, including changes in commodity prices, competitive risks, potential environmental liabilities, changes in laws and exchange rate risks. These risks are set out under the heading “Risk Factors” in the Corporation’s annual information form for the year ended December 31, 2008 and in the management’s discussion and analysis for the periods ending December 31, 2008 and March 31, 2009, copies of which can be found under the Corporation’s issuer profile on SEDAR at www.sedar.com.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Objectives of Compensation Program

The Corporation’s compensation program is designed to attract, retain and motivate highly qualified executive officers, while at the same time promoting a greater alignment of interests between such executive officers and the Corporation’s shareholders. The Corporation’s compensation program is designed to reward individual performance and to provide a competitive level of compensation. The Corporation does not have a pension plan or any other form of retirement compensation.

Process for Determining Executive Compensation

Executive compensation is determined by the Board after receiving recommendations from the Compensation and Governance Committee. The Compensation and Governance Committee reviews recommendations from the executive officers and considers various other factors (as discussed below) in order to arrive at its recommendations. The Compensation and Governance Committee then provides its recommendations to the Board, which makes the final decisions regarding executive compensation after considering such recommendations and the other factors discussed below. Neither the Board nor the Compensation and Governance Committee considers any formal objectives or criteria when making decisions regarding executive compensation.

Decisions regarding salary may impact the Corporation’s allocation of bonuses under the annual incentive plan and stock options under the Plan if the Board determines that adjustments are required to ensure that executive officers receive compensation packages that are similar to those provided by similarly situated companies.

Elements of Compensation Program

As discussed in further detail below, the Corporation’s compensation program is comprised of:

•	base salary;

•	annual incentive plan; and

•	stock options.

Base Salary

The primary element of the Corporation’s compensation program is base salary. The Corporation believes that a competitive base salary is a necessary element for retaining qualified executive officers. The base salaries of the Corporation’s executive officers are reviewed annually. Base salaries are determined based on corporate performance, the position held, related responsibilities and functions performed, and recommendations from the executive officers, Individual salaries are also compared to those set forth in an annual industry survey containing comparative data for a peer group of oil and gas companies. Compensation levels for the Corporation are approximate the median level of the survey, but variances may exist in certain cases due to the consideration of individual and corporate performance.

Annual Incentive Plan

All of the Corporation’s employees are eligible to participate in the Corporation’s discretionary annual incentive plan. Bonuses are paid in cash on a discretionary basis. Bonuses are based on a subjective determination of factors such as corporate performance, recommendations from the executive officers, position held and overall contribution and effort rather than formulae or prescribed benchmarks. The award of cash bonuses has not traditionally been targeted at maintaining the Corporation’s cash compensation at any specific level relative to its peer group.

Stock Options

The Option Plan is intended to provide an incentive, in the form of a proprietary interest in Sabretooth to Participants who are in a position to contribute materially to the successful operation of the business of the Corporation, to increase their interest in Sabretooth’s welfare and to provide a means through which Sabretooth can attract and retain service providers of outstanding abilities.

Options are granted by the Board in accordance with the Option Plan after considering the recommendations of the Compensation and Governance Committee. Options are normally awarded upon the commencement of an individual’s employment with the Corporation based on the level of responsibility within the Corporation. Additional grants may be made periodically to ensure that the number of options granted to any particular individual is commensurate with the individual’s level of ongoing responsibility. The number of options an individual has been granted, the exercise price and the remaining term of such options and corporate and individual performance are also considered when options are granted. Previous grants of options are taken into account to ensure the entire compensation package is adequate in light of the individual’s position and prevailing market conditions. The executive officers also play a role in granting options as they provide recommendations to the Compensation and Governance Committee.

The number of options that may be granted under the Option Plan is a rolling maximum of 10% of the issued and outstanding Common Shares. The maximum number of Common Shares which may be reserved for issuance to insiders of Sabretooth and their associates under the Option Plan and all other security based compensation arrangements of Sabretooth is limited to 10% of the number of Common Shares outstanding. The number of Common Shares issued to insiders within any one year period under the Plan and all other security based compensation arrangements of Sabretooth is limited to 10%.

Options to acquire Common Shares granted under the Option Plan are exercisable as determined by the Board at the date of the grant (including as to terms of vesting, if any, and as to the acceleration of vesting in the case of change of control) for a term determined by the Board and set forth in the agreement evidencing the option that may not exceed 10 years from the grant date (subject to a blackout extension term). The exercise price for each option granted under the Option Plan is the volume weighted average trading price of the Common Shares on the TSX for the five trading days immediately preceding the date on which the option is granted. Options under the Option Plan are not assignable or transferable.

Options granted under the Option Plan, subject to limited exceptions, must be exercised while the Participant remains employed or engaged as an officer, employee, consultant, or director. In the event of cessation of employment a Participant may, within 90 days (or such shorter period as is set forth in the agreement evidencing the particular option), exercise options that the Participant was entitled to at the date of such cessation. In the event of death or disability of a Participant, any unvested option held by such Participant shall vest on the day immediately preceding such death or the date of cessation of employment with Sabretooth due to such disability and may be exercised within one year of such date of death or date of cessation (or such shorter period as is set forth in the agreement evidencing the particular option), but in no event beyond the expiration of such option. If the employment or engagement of a Participant is terminated for cause, then all options granted to such Participant, whether or not vested, shall expire immediately upon the giving to the Participant of notice of such termination. No financial assistance may be provided to a Participant in connection with the exercise of options.

In the event of a reorganization, recapitalization, change of shares, share split, spin off, stock dividends, reclassification, subdivision or combination of shares, merger, arrangement, business combination, consolidation, rights offering, or any other changes in the corporate structure or shares of Sabretooth, the agreement evidencing any option may provide for, or the Board may otherwise as it deems appropriate make, appropriate adjustments in the number and kind of shares authorized by the Option Plan, in the number and kind of shares covered by grants made under the Option Plan and in the purchase prices of outstanding options as are reasonably intended to maintain the benefit of the options granted to a Participant.

If the agreement evidencing an option granted to a Participant under the Option Plan so provides, the Participant may elect to receive a cash payment in lieu of the right to exercise the option, such payment to be determined based on the difference between the fair market value on the date of the election and the exercise price pursuant to the option multiplied by the number of Common Shares subject to such option in respect of which such election is made.

The Board of Directors of Sabretooth has the ability to amend the Option Plan or any option without shareholder approval to conform to any change in applicable laws, regulations or in other respects in the best interests of Sabretooth, with the following exceptions that require approval of shareholders of Sabretooth:

•	any increase in the number of Common Shares reserved for issuance under the Option Plan;

•	any change to the categories of individuals eligible to be selected for grants of options, where such change may broaden or increase the participation of insiders under the Option Plan;

•	the provision of financial assistance to a Participant in connection with the exercise of options;

•	the addition of a deferred or restricted share unit or other provision which results in a Participant

•	being issued Common Shares while no cash consideration is received by Sabretooth;

•	any reduction in the purchase price of an option; and

•	any extension of the expiry of an option.

As at December 31, 2008, an aggregate of 3,155,838 Common Shares, representing approximately 8.2% of the outstanding Common Shares were issuable pursuant to the exercise of options and other equity compensation arrangements of the Corporation entered into prior to the adoption of the Option Plan.

Performance Graph

The following graph compares the change in cumulative total return during the period from August 24, 2007, when the Common Shares commenced trading on the TSX, and December 31, 2008, of a $100 investment in Common Shares with the cumulative total return of the S&P /TSX Composite Index.

The trend shown by this graph does not reflect the trend in the Corporation’s compensation to its Named Executive Officers as salaries have remained constant while the price of the Common Shares has declined.

Summary Compensation Table

The following table sets forth information concerning the compensation to the Corporation’s Chief Executive Officer, Chief Financial Officer and all of the other executive officers of the Corporation whose total compensation was individually more than $150,000 (collectively, the “Named Executive Officers”) for the most recently completed financial year.

				Non-equity incentive plan compensation
Name and principal position	Year	Salary ($)	Option- based awards ($)	Annual Incentive plans ($)	Long-term incentive plans ($)	All other compensation ($)	Total compensation ($)
Marshall Abbott(1) Chief Executive Officer	2008	190,000	nil	170,000	nil	nil	360,000

Joe McFarlane Chief Financial Officer	2008	160,000	nil	75,000	nil	nil	235,000

Christine Robertson Chief Operating Officer	2008	160,000	nil	60,000	nil	nil	220,000

Mike Ponto Vice President Land	2008	140,000	nil	40,000	nil	nil	180,000

Note:

(1)	Mr. Abbott is also a director of the Corporation. This amount payable to Mr. Abbott for his services as a director for the 2008 financial year and included in the amount disclosed in the Summary Compensation Table is nil.

The annual bonuses disclosed above were determined and awarded in 2008 for services rendered to the Corporation in 2007. The Board has not yet determined if annual bonuses will be paid to the Named Executive Officers for services rendered in 2008. No bonuses for services rendered in 2008 will be awarded in the event Transactions are completed.

The Corporation has not granted any share based awards to the Named Executive Officers and does not have a pension or other retirement compensation plan.

Outstanding Share Based Awards and Option Based Awards Table – Named Executive Officers

The following table provides, for each Named Executive Officer, information on all equity based awards that were outstanding at December 31, 2008.

Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(1) ($)
Marshall Abbott Chief Executive Officer	148,038 295,000 75,000	2.06 2.09 2.28	Sept 15, 2015 Oct 25, 2017 Jun 11, 2018	nil nil nil

Joe McFarlane Chief Financial Officer	64,525 125,000 55,000	2.06 2.09 2.28	Sept 15, 2015 Oct 25, 2017 Jun 11, 2018	nil nil nil

Christine Robertson Chief Operating Officer	165,000 55,000	2.09 2.28	Oct 25, 2017 Jun 11, 2018	nil nil

Mike Ponto Vice President Land	125,000 46,250	2.09 2.28	Oct 25, 2017 Jun 11, 2018	nil nil

Note:

(1)	This amount is based on the difference between the market value of the Common Shares underlying the options at the end of the most recently completed financial year, and the exercise price of the option.

The Corporation has not granted any share based awards to the Named Executive Officers.

Incentive Plan Awards Table – Value Vested or Earned During the Year

No amount would have been realized by any of the Named Executive Officers if the stock options held by any of such officers had been exercised on the vesting date of such options during the last completed financial year, based on the closing price of the Common Shares on the TSX on the date of vesting. In addition, the Corporation has not granted any share based awards to the Named Executive Officers.

The following provides, for each Named Executive Officer, information on the value earned pursuant to the Corporation’s annual incentive plan during the year ended December 31, 2008 for services rendered during 2007. The Board has not yet determined if annual bonuses will be paid to the Named Executive Officers during the year ended December 31, 2008. No bonuses for services rendered in 2008 will be awarded in the event Transactions are completed.

Name	Non-equity incentive plan compensation – Value earned during the year ($)
Marshall Abbott Chief Executive Officer	170,000

Joe McFarlane Chief Financial Officer	75,000

Christine Robertson Chief Operating Officer	60,000

Mike Ponto Vice President Land	40,000

Termination and Change of Control Benefits

The Corporation has entered into employment agreements with each of the Named Executive Officers. The employment agreements require the Corporation to pay Marshall Abbott a lump sum equal to 24 months base salary and each other Named Executive Officer a lump sum equal to 12 months base salary if the Corporation terminates such officer’s employment agreement other than for just cause or disability, or there is any material reduction in the position, responsibilities, base salary or benefits of such officer without his or her prior written consent. In each case, the Named Executive Officer must provide the Corporation with the following documents before he or she is entitled to receive such payment:

(a)	a written resignation of all director and officer positions held in the Corporation or its affiliates or subsidiaries, and

(b)	a duly executed full and final release in favour of the Corporation, in a form reasonably satisfactory to the Corporation.

Each employment agreement also requires the Corporation to pay Marshall Abbott a lump sum equal to 24 months pay and each other Named Executive Officer a lump sum equal to 12 months base salary if the Corporation undergoes a “change of control” (as defined in the employment agreements) and the Named Executive Officer terminates his or her employment agreement during the six month period following such event.

Pursuant to their respective stock option agreements, all unvested options held by a Named Executive Officer will vest immediately upon such person’s cessation (other than for cause) of employment with Corporation and may be exercised for a period of one year following such cessation. If the employment of a Named Executive Officer is terminated for cause, then all options granted to such Participant, whether or not vested, shall expire immediately upon the giving to the Named Executive Officer of notice of such termination. In the event of death or disability of a Named Executive Officer, any unvested options held by such person shall vest on the day immediately preceding such death or the date of cessation of employment due to disability and may be exercised within one year of such date of death or date of cessation (or such shorter period as is set forth in the agreement evidencing the particular option), but in no event beyond the expiration of such option.

The following table estimates for each Named Executive Officer, as of the date hereof: (a) the amount that would be received if he or she were entitled to a lump sum payment under his employment agreement; and (b) the benefit that would be received from the vesting of all unvested stock options:

Name	Base Salary Component ($)(3)	Option Based Awards(1)(2)	Total ($)(3)
Marshall Abbott Chief Executive Officer	380,000	nil	380,000

Joe McFarlane Chief Financial Officer	160,000	nil	160,000

Christine Robertson Chief Operating Officer	160,000	nil	160,000

Mike Ponto Vice President Land	140,000	nil	140,000

Notes:

(1)	All options held by the Named Executive Officers have an exercise price that is greater than the current market price of the Common Shares.
(2)	The Named Executive Officers have each agreed to surrender their options in the event the Investment Transactions are completed in consideration for a lump sum cash payment equal to $0.01 multiplied by the number of options surrendered. See “Interest Of Certain Persons Or Companies In Matters To Be Acted On”.
(3)	The Named Executive Officers will receive termination payments equal to these amounts in the event the Investment Transactions are completed. See “Interest Of Certain Persons Or Companies In Matters To Be Acted On”.

Director Compensation

The directors of the Corporation are not paid cash compensation for their services as directors. However, independent directors are entitled to receive stock options to acquire Common Shares under the Option Plan. None of the directors received any compensation, including options, for their services as directors of the Corporation in the year ending December 31, 2008.

Outstanding Share Based Awards and Option Based Awards Table – Directors

The following table provides for each Director, other than a Director who is a Named Executive Officer, information on all equity based awards that were outstanding at December 31, 2008.

Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1) (2)
Tom Brinkerhoff	115,000 18,750	$2.09 $2.06	Oct 25, 2017 Sept 15, 2015	nil nil

John H. Campbell, Jr.	115,000	$2.09	Oct 25, 2017	nil

F. Brenton Perry	115,000 18,750	$2.09 $2.06	Oct 25, 2017 Sept 15, 2015	nil nil

Hank Swartout	115,000 18,750	$2.09 $2.06	Oct 25, 2017 Sept 15, 2015	nil nil

S. Wil VanLoh, Jr.	115,000	$2.09	Oct. 25, 2017	nil

Vincent Chahley	115,000	$2.09	Oct 25, 2017	nil

Notes:

(1)	This amount is based on the difference between the market value of the Common Shares underlying the options at the end of the most recently completed financial year, and the exercise price of the option.
(2)	The Named Executive Officers have each agreed to surrender their options in the event Transactions are completed in consideration for a lump sum cash payment equal to $0.01 multiplied by the number of options surrendered. See “Interest Of Certain Persons Or Companies In Matters To Be Acted On”.

The Corporation has not granted any share based awards to its directors.

Incentive Plan Awards Table – Value Vested or Earned by Directors During the Year

No amount would have been realized by any of the Corporation’s directors if the stock options held by any of such directors had been exercised on the vesting date of such options during the last completed financial year, based on the closing price of the Common Shares on the date of vesting. In addition, the Corporation does not have a non-equity incentive plan compensation for, and has not granted any share based awards to, its directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS AT

DECEMBER 31, 2008

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	397,863	2.09	nil

Equity compensation plans not approved by securityholders	2,581,726	2.15	866,462

Total	2,979,589	$2.14	866,462

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No director, executive officer, employee or former director, executive officer or employee of the Corporation or any of its subsidiaries or any of their respective associates, is now or has been indebted to the Corporation at any time since the beginning of the Corporation’s most recently completed financial year, other than for routine indebtedness, nor is, or at any time since the beginning of the most recently completed financial year of the Corporation has, any indebtedness of any such person been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

CORPORATE GOVERNANCE DISCLOSURE

The directors and officers believe that sound corporate governance is essential for the effective and efficient operation of the Corporation and have considered the guidelines for effective corporate governance set out in National Policy 58 201 – Corporate Governance Guidelines and National Instrument 58 101 – Disclosure of Corporate Governance Practices.

Board of Directors

As at the date hereof, the Board has seven members. Hank Swartout acts as Chairman of the Board. One director, Marshall Abbott, is not considered to be independent because he is Chief Executive Officer of the Corporation. The Board considers all of the other members of the Board to be independent. The independent directors do not hold regularly scheduled meetings at which the non-independent director is absent. The following table sets forth the name of each reporting issuer, other than the Corporation, of which a director of the Corporation is also a director and his attendance record for all board meetings of the Corporation from January 1, 2008 to date.

Name	Other Reporting Issuers	Attendance

Marshall Abbott	nil	10 of 10

Tom Brinkerhoff	ExAlta Energy Inc.	9 of 10

John H. Campbell, Jr.	Action Energy Inc. HFG Holdings Inc.	10 of 10

F. Brenton Perry	nil	9 of 10

Hank Swartout	Precision Drilling Corporation Highpine Oil and Gas Limited. Arcan Resources Ltd. HFG Holdings Inc.	10 of 10

S. Wil VanLoh, Jr.	Legacy Reserves L.T.	9 of 10

Vincent Chahley	Anderson Energy Ltd. Bellamont Exploration Ltd. Pegasus Oil and Gas Inc.	10 of 10

Board Mandate

The principal mandate of the Board is to oversee the management of the business and affairs of the Corporation and to manage the performance of management. The mandate of the Board is attached to this Circular as Schedule E.

Position Descriptions

The Corporation has not developed written position descriptions for the Chief Executive Officer, the Chairman of the Board or the Chairmen of the committees of the Board. The Corporation delineates the roles and responsibilities for the Chief Executive Officer, the Chairman of the Board and the committees of the Board through mandates for each.

Orientation and Continuing Education

Pursuant to its mandate, the Compensation and Governance Committee is responsible for reviewing and providing ongoing guidance to management to ensure that an appropriate orientation and continuing education program for individual members of the Board, the Board as a whole, and newly recruited members of the Board is established and maintained. The Compensation Committee is also charged with monitoring changes to applicable laws, regulations, rules and industry practices in regard to corporate governance and ensuring that the Board is kept informed of relevant aspects thereof.

While the Board does not have a formal continuing education program for its directors, it ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors by holding meetings and seminars with its directors on an as needed basis to discuss changes in applicable legislation and new business issues.

Ethical Business Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Code”) for employees, officers and directors of each of the Corporation and its subsidiaries. The Code reflects the Corporation’s commitment to honesty, integrity and accountability and outlines the basic principles and policies with which all personnel are expected to comply. Personnel are expected and encouraged to seek guidance in any case where there is a question about compliance with both the letter and the spirit of the Code and any other policies of the Corporation. Copies of the Code can be obtained on request from the Chief Financial Officer of the Corporation, at 702, 2303 – 4 Street SW, Calgary, AB T2S 2S7, Telephone: (403) 229 3050. The Board, through the officers of the Corporation in respect of the Corporation’s employees and through the Compensation and Governance Committee in respect of the Corporation’s officers and directors, is charged with monitoring compliance with the Code and to grant waivers where appropriate.

The Compensation and Governance Committee is responsible for developing the Corporation’s approach to corporate governance principles and practices, and adapting “best practices” to the needs and circumstances of the Corporation.

Certain of the directors and officers of the Corporation are also directors and officers of other oil and gas and oil and gas companies, including HFG, and conflicts of interest may arise between their duties as officers and directors of the Corporation and as officers and directors of such other companies. Such conflicts must be disclosed in accordance with, and are subject to such other procedures and remedies as apply under, the ABCA.

Nomination of Directors

The Board has formed the Compensation and Governance Committee and recognizes that proper and effective corporate governance is a significant concern and priority for investors and other stakeholders and, accordingly, the Board has instituted a number of procedures and policies in an effort to improve the overall governance of the Corporation. The Compensation and Governance Committee has adopted a mandate which includes the following responsibilities relating to the nomination and election of directors:

•	generally, assess, establish and develop a process for identifying, recruiting, appointing, re appointing and providing ongoing development of members of the Board;

•

annually, assess the size, structure and composition of the Board taking into consideration the current strengths, skills and experience on the Board, current time demands on directors, proposed retirements, and the requirements and strategic direction of the Corporation;

•	as required, develop and approve director eligibility criteria;

•	as required, recommend a suitable candidate for the appointment to the office of Chairman; and

•	as required, recommend suitable candidates to the Board for consideration as members of the Board.

In identifying new candidates for board nomination, the Compensation and Governance Committee receives suggestions concerning possible candidates for election to the Board, including all self nominations and third party nominations. This committee also reviews and evaluates the qualifications of all individuals identified as possible candidates for director and recommends to the Board individuals for election as directors. This function includes, but is not limited to making recommendations regarding individuals for vacancies occurring from time to time and the slates of directors proposed on behalf of management at annual meetings of shareholders.

Compensation

Pursuant to its mandate, the Compensation and Governance Committee is responsible for reviewing each executive officer’s individual compensation arrangements and for reviewing and making recommendations as to the adequacy and form of directors’ compensation provided by the Corporation to ensure it reflects the responsibilities and risks of membership on the Board and participation on committees of the Board. In addition to the foregoing, the Compensation and Governance Committee is responsible under its mandate for reviewing and recommending for approval:

•	annual compensation and benefit packages in respect of the senior officers of the Corporation or any of its subsidiaries;

•	any and all bonuses to officers of the Corporation or any of its subsidiaries;

•	any written employment agreements in respect of the senior officers of the Corporation or any of its subsidiaries;

•	the terms of the Corporation’s stock option plan and any amendments thereto;

•	the form of agreements in respect of the grant of any stock options;

•	any corporate performance measures (targets) used to calculate awards under any compensation plan; and

•	annual awards under the Corporation’s stock option plan in the aggregate.

The Compensation and Governance may also, as required or desired, directly engage an independent compensation consultant to assess the appropriateness and competitiveness, in the aggregate or as to any part, of the Corporation’s employee compensation programs, practices and arrangements (including, without limitation, any and all benefit plans).

Other Board Committees

In addition to the Compensation and Corporation Governance Committee, the Board has an Audit Committee and a Reserves Committee.

Additional information regarding the Audit Committee of Board is located in Sabretooth’s Annual Information Form for the year ended December 31, 2008 under the heading “Audit Committee”. Such annual information form is available on Sabretooth’s SEDAR profile at www.sedar.com.

The mandate of the Reserves Committee is to assist the Board in fulfilling its oversight responsibilities in respect of:

•	the adequacy, integrity and effectiveness of the process by which the Corporation’s reserves are evaluated and reported; and

•	the health, safety and environmental practices and procedures of the Corporation,

in addition to any mandate or function prescribed by applicable law, regulation or rule to be discharged by a committee constituted as the reserves and health and safety committee of a corporation such as the Corporation.

Assessments

Ensuring the effectiveness of the Board and the fulfillment of its mandate has been assigned to the Compensation and Governance Committee. The Compensation and Governance Committee administers an annual self evaluation of the Board, shares the evaluation results with the full Board and leads Board discussions and analysis thereof. The Board as a whole annually evaluates each of the committees of the Board through discussions and analysis with the individual committee members and the committee as a whole.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Management is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director, executive officer, anyone who has held office as such at any time since the beginning of the last financial year, proposed nominee for election as a director of the Corporation, or their respective associates or affiliates, in any matter to be acted on at the Meeting except as disclosed below.

To the extent permitted by applicable Canadian securities laws, Cequence and Sabretooth have agreed that Sabretooth is authorized to pay to each holder of Sabretooth stock options, concurrently with the completion of the Investment Transactions, $0.01 for each such Sabretooth stock option held in exchange for the surrender, cancellation and termination of such option, provided however that such option has not previously expired or been terminated in accordance with the terms thereof prior to the completion of the Investment Transactions. The Board has authorized the settlement of all options concurrently with the closing of the Transactions and the provision of certain termination payments in connection with the replacement of the Board and management of Sabretooth with New Management. All outstanding Sabretooth Options are “out-of-the-money”.

In addition, Marshall Abbott, the current Chief Executive Officer of Sabretooth, intends to subscribe for and purchase 270,270 Common Shares pursuant to the Initial Investment. As such, the Initial Investment may be considered to be a “related party transaction” for the purposes of Multilateral Instrument 61-101 – Protection of Minority Shareholder Interests in Special Transaction (“MI 61-101”). However, the Initial Investment is exempt from the formal valuation and approval requirements of MI 61-101 since the value of the Initial Investment, insofar as it involves Mr. Abbott, does not exceed 25% of Sabretooth’s market capitalization.

The chart below sets out the cash payments to be made to the directors and officers of Sabretooth to terminate their outstanding Sabretooth stock options and the cash termination payments to be paid to such individuals upon the completion of the Transactions.

Payments to Directors and Officers of Sabretooth Upon Completion of the Transactions.

Name and Position	Cash Payment to be made to Terminate Outstanding Options ($)	Termination Payments to be Paid ($)
Marshall Abbott Chief Executive Officer and Director	5,180.38	380,000

Tom Brinkerhoff Director	1,337.50	nil

John H. Campbell, Jr. Director	1,150.00	nil

F. Brenton Perry Director	1,337.50	nil

Hank Swartout Chairman and Director	1,337.50	nil

S. Wil VanLoh, Jr. Director	1,150.00	nil

Vincent Chahley Director	1,150.00	nil

Joe McFarlane Chief Financial Officer	2,445.25	160,000

Christine Robertson Chief Operating Officer	2,200.00	160,000

Mike Ponto Vice President Land	1,712.50	140,000

Total	14,338.63	840,000

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

There were no material interests, direct or indirect, of any “informed person” (as defined in NI 51-102) of the Corporation, any proposed director of the Corporation, or any known associate or affiliate of any informed person or proposed director in any transaction since the commencement of the most recently completed financial year of the Corporation or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

ADDITIONAL INFORMATION

Additional information concerning Sabretooth is available on its SEDAR profile at www.sedar.com. Financial information concerning Sabretooth is available in its comparative financial statements and management’s discussion and analysis for the year ended December 31, 2008. Such financial information is available upon request from the Chief Financial Officer of Sabretooth at (403) 229-3050, fax (403) 229-0603, or under Sabretooth’s issuer profile on SEDAR at www.sedar.com.

APPROVAL OF THE SABRETOOTH BOARD OF DIRECTORS

The contents and the distribution of this Circular have been approved by the Board.

SCHEDULE A

TRISTONE FAIRNESS OPINION

June 26, 2009

Special Committee of the Board of Directors

Sabretooth Energy Ltd.

Suite #702, 2303 4th Street S.W.

Calgary, Alberta

T2S 2S7

Dear Sirs,

Tristone Capital Inc. (“Tristone”, “we”, “us”, and “our”) understands that Cequence Energy Ltd. (“Cequence”) and Sabretooth Energy Ltd. (“Sabretooth”) have entered into an agreement (the “Reorganization Agreement”) dated May 24, 2009, and amended on May 27, 2009 providing for, among other things:

(A)	the issuance and sale of 25,507,616 common shares of Sabretooth (“Common Shares”) at an anticipated price of $0.37 per Common Share to certain members of the new management and board of directors of Sabretooth (the “Initial Investment”);

(B)	the issuance of 1,519,412 Common Shares (the “Consideration”) to the shareholders of Cequence in exchange for all of the issued and outstanding common shares of Cequence (the “Cequence Acquisition”);

(C)	the issuance of 20,800,000 performance warrants of Sabretooth to certain members of the new management and board of directors of Sabretooth, each such performance warrant entitling the holder thereof to subscribe for and purchase one non-voting share in the capital of Sabretooth upon satisfaction of certain conditions at an exercise price of $0.47 per non-voting share; and

(D)	the adoption of a shareholder rights plan by Sabretooth intended to provide equitable treatment between the holders of Common Shares and the holders of non-voting shares of Sabretooth in the event of certain circumstances,

(the transactions in paragraphs (A) – (D) are collectively referred to as the “Reorganization and Investment Transactions”);

Tristone also understands that the Reorganization and Investment Transactions will be more fully described in an information circular of Sabretooth (the “Information Circular”) to be mailed to shareholders of Sabretooth (“Sabretooth Shareholders”) in respect of an annual and special

2020 Royal Bank Building - 335 – 8th Avenue SW

Calgary, Alberta T2P 1C9

Phone: (403) 294-9541

Fax: (403) 294-9543

Sabretooth Energy Ltd.

June 26, 2009

meeting of Sabretooth Shareholders to be held for the purpose of approving the Reorganization and Investment Transactions, among other things. The Reorganization and Investment Transactions will be subject to a number of conditions, which must be satisfied or waived in order for the Reorganization and Investment Transactions to become effective, as will be more fully described in the Information Circular.

Tristone’s Engagement

A special committee on behalf of the board of directors of Sabretooth (the “Special Committee”) formally retained Tristone pursuant to an engagement agreement dated February 25, 2009 (the “Engagement Agreement”), to provide financial advisory services. Pursuant to the Engagement Agreement, the Special Committee has requested that we prepare and deliver an opinion (our “Opinion”) as to the fairness to the Sabretooth Shareholders, from a financial point of view, of the Consideration to be received by Cequence shareholders pursuant to the Cequence Acquisition and the Initial Investment. In consideration for our services, including the provision of our Opinion, Tristone is to be paid a fee and is to be reimbursed for reasonable out-of-pocket expenses. In addition, Tristone is to be indemnified by Sabretooth under certain circumstances. We have not been engaged to prepare, and have not prepared, a valuation or appraisal of Sabretooth or any of its securities, assets or liabilities and our Opinion should not be construed as such.

Our Opinion may be relied upon by the Special Committee for the purposes of considering the transactions contemplated by the Reorganization Agreement and by the Sabretooth board of directors for the purposes of its recommendation to the Sabretooth Shareholders with respect to the transactions contemplated by the Reorganization Agreement, and, except for its inclusion, and the inclusion of references thereto, in the Information Circular, may not be published, reproduced, disseminated, quoted from or referred to, in whole or in part, or be used or relied upon by any other person, or for any other purpose, without our express prior written consent. Our Opinion is not to be construed as a recommendation to any Sabretooth Shareholder as to whether or not such holder should vote in favour of any of the transactions contemplated by the Reorganization Agreement.

Credentials of Tristone

Tristone is a fully registered investment dealer focusing on companies participating in oil and gas exploration, production and services, energy transportation, and energy income trusts. Tristone provides corporate finance, mergers and acquisitions, equity sales, research and trading services to companies active in or investing in the energy industry. The wording of our Opinion and the form and content hereof have been approved for release by a committee of the managing directors of Tristone, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Independence of Tristone

None of Tristone, its affiliates and its associates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)) of Sabretooth, Cequence or any of their respective associates or affiliates, (collectively, “Interested Parties”). Tristone is not currently acting as an advisor to Sabretooth, Cequence or any other Interested Party, in connection with any matter, other than acting as financial advisor to Sabretooth as outlined above.

Sabretooth Energy Ltd.

June 26, 2009

Tristone has not acted as lead or co-lead underwriter with respect to the distribution of securities for any of the Interested Parties in the past 24 months.

Tristone acts as a trader and dealer, both as principal and agent, in all major financial markets in Canada and, as such, may have had, may have and may in the future have, positions in the securities of Sabretooth and Cequence and from time to time, may have executed or may execute transactions on behalf of Sabretooth and Cequence for clients for which it received or may receive compensation. In addition, as an investment dealer, Tristone conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on issues and investment matters, including research with respect to Sabretooth and Cequence.

Other than the Engagement Agreement, there are no understandings, agreements or commitments between Tristone and Sabretooth, Cequence, or any other Interested Party, with respect to any future business dealings. Tristone may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Sabretooth, Cequence or any other Interested Party.

Scope of Review

In carrying out this engagement and in formulating our Opinion, we have reviewed, considered, conducted, undertaken, and relied upon, among other things:

I.	the Reorganization Agreement;

II.	drafts of the Information Circular up to and including the date hereof;

III.	the audited financial statements of Sabretooth as at and for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, together with the notes thereto and the auditors’ report thereon;

IV.	interim unaudited financial statements of Sabretooth as at and for the three month periods ended March 31, 2009, March 31, 2008 and March 31, 2007;

V.	interim unaudited financial statements of Sabretooth as at and for the three and six month periods ended June 30, 2008, June 30, 2007 and June 30, 2006;

VI.	interim unaudited financial statements of Sabretooth as at and for the nine month periods ended September 30, 2008, September 30, 2007 and September 30, 2006;

VII.	Sabretooth’s Statement of Reserves Data prepared by GLJ Petroleum Consultants Ltd. as at December 31, 2008, December 31, 2007 and December 31, 2006;

VIII.	HFG Holdings Inc.’s Statement of Reserves Data prepared by GLJ Petroleum Consultants Ltd. as at December 31, 2008;

IX.	Material Change Report dated December 24, 2008, in relation to Sabretooth’s sale of certain assets to HFG Holdings Inc. and a Material Change Report dated May 27, 2009, in relation to Sabretooth’s issuance subscription receipts;

Sabretooth Energy Ltd.

June 26, 2009

X.	discussions with Sabretooth management with regard to, among other things, the business, operations, quality of assets and future potential of Sabretooth;

XI.	certain internal financial information, including financial and operational projections of Sabretooth as provided by Sabretooth management;

XII.	discussions with Cequence management with regard to, among other things, the business, operations, quality of assets and future potential of Cequence;

XIII.	certain internal financial information, including financial and operational projections of Cequence as provided by Cequence management;

XIV.	data with respect to other transactions of a comparable nature considered by Tristone to be relevant;

XV.	data with respect to other public companies of a comparable nature considered by Tristone to be relevant;

XVI.	certain public information relating to the business, financial condition and trading history of Sabretooth;

XVII.	other information, analyses and investigations as Tristone considered appropriate in the circumstances;

XVIII.	a certificate of representation as to certain factual matters provided by Sabretooth and dated as of the date hereof; and

XIX.	a certificate of representation as to certain factual matters provided by Cequence dated as of the date hereof.

Assumptions and Limitations

We have relied upon, and have assumed the completeness, accuracy and fair representation of all financial information, business plans, forecasts and other information, data, advice, opinions and representations obtained by us from public sources, including information relating to Sabretooth and Cequence, or provided to us by Sabretooth, Cequence and their respective affiliates or advisors or otherwise pursuant to our engagement (collectively the “Information”), and our Opinion is conditional upon such completeness, accuracy and fairness. We have not attempted to verify independently the accuracy or completeness of any such Information. Senior management of Sabretooth and Cequence have represented to us, in certificates delivered as of the date hereof, that, among other things, the Information provided to us on behalf of Sabretooth and Cequence, as the case may be, was complete and correct at the date the Information was provided to us and that since the date of the Information, there has been no material change, financial or otherwise, in the positions of Sabretooth and Cequence, or in their respective assets, liabilities (contingent or otherwise), business or operations, as the case may be, and there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect.

Sabretooth Energy Ltd.

June 26, 2009

Our Opinion is rendered as of the date hereof on the basis of securities markets, economic and general business and financial conditions prevailing as at such date, and the condition and prospects, financial and otherwise, of Sabretooth and Cequence as they were reflected in the Information and in other documents reviewed by us. In rendering our Opinion, we have assumed that there are no undisclosed material facts relating to Sabretooth or Cequence or their respective businesses, operations, capital or future prospects. Any changes therein may affect our Opinion and, although we reserve the right to change or withdraw our Opinion in such event, we disclaim any obligation to advise any person of any change that may come to our attention or to update our Opinion after the date hereof.

In our analysis and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Reorganization Agreement.

In arriving at our Opinion, in addition to the facts and conclusions contained in the Information, we have assumed, among other things, the validity and efficacy of the procedures being followed to implement the transactions contemplated by the Reorganization Agreement, and we express no opinion on such procedures. We have with respect to all legal and tax matters relating to the transactions contemplated by the Reorganization Agreement and the implementation thereof relied on advice of legal and tax counsel to Sabretooth and express no view thereon. The transactions contemplated by the Reorganization Agreement are subject to a number of conditions outside the control of Sabretooth and we have assumed all conditions precedent to the completion of the Reorganization Agreement can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification. In rendering our Opinion, we express no view as to the likelihood that the conditions respecting the transactions contemplated by the Reorganization Agreement will be satisfied or waived or that the transactions contemplated by the Reorganization Agreement will be implemented within the time frame indicated in the Reorganization Agreement to be described in the Information Circular. Our Opinion has been provided solely for the use of the Special Committee as contemplated herein and is not intended to be, and does not constitute, a recommendation as to whether any Sabretooth shareholder should vote in favour of any of the transactions contemplated by the Reorganization Agreement.

Tristone believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

Sabretooth Energy Ltd.

June 26, 2009

Conclusion

Based upon and subject to the foregoing, and such other matters as we consider relevant, Tristone is of the opinion that, as of the date hereof, the Consideration to be received by Cequence shareholders pursuant to the Cequence Acquisition and the Initial Investment are fair, from a financial point of view, to Sabretooth Shareholders.

Yours very truly,

Tristone Capital Inc.

SCHEDULE B

SUMMARY OF THE SHAREHOLDER RIGHTS PLAN

The following is a summary of the significant terms of the proposed Shareholder Rights Plan.

Term of Shareholder Rights Plan

The Shareholder Rights Plan will expire on the date immediately following the date of Sabretooth’s annual meeting of shareholders to be held in 2019, after which time, the rights expire unless terminated, redeemed or exchanged earlier by the Board, provided that the Shareholder Rights Plan may be extended beyond such dates by the shareholders of Sabretooth.

Exercise Price of Rights

The exercise price for rights issued pursuant to a rights plan will be “out of the money”, being proposed, subject to adjustment or revision in the event of the occurrence of a Flip in Event as discussed below, to be $40.

Flip in Event

Upon the occurrence of a Flip in Event, the holders of the rights, other than the shareholder responsible for triggering the Flip in Event and certain other affiliated persons, will have the right to purchase additional shares of Sabretooth of the same class as those held by the shareholder to which the right under the plan (“SRP Rights”) relate from Sabretooth at a significant discount (i.e. 50% of the then market price), thereby significantly diluting the shareholdings of a hostile bidder. For greater certainty, in such an event, holders of Non-Voting Shares will have the right to acquire Non-Voting Shares and holders of Common Shares will have the right to acquire Common Shares.

A Flip in Event occurs when a shareholder or shareholders acting in concert with such shareholder (referred to as an “Acquiring Person”) becomes the beneficial owner of 20% of the Common Shares or 20% of the Non-Voting Shares.

(An exemption from the definition of Acquiring Person will be provided in respect of securities held for clients by portfolio managers, trust companies and others who exercise ordinary course discretionary investment authority in a representative role, and for pension funds holding or exercising control of not more than 30% of the shares of Sabretooth, holding such shares for investment purposes and not acting jointly or in concert with any other person.)

Shareholder Rights Plan Operation

Ten Business Days after: (i) the acquisition of beneficial ownership of 20% or more of the Common Shares or 20% or more of the Non-Voting Shares (the “Threshold Voting Interest”) or the commencement of or announcement of a person’s intention to commence a take over bid, other than a Permitted Bid, which would result in such person acquiring a Threshold Voting Interest, the SRP Rights will separate from the shares to which they initially relate. At the close of business on the date of separation (the “Separation Time”), the SRP Rights will become exercisable to purchase shares and will be represented by certificates (rather than remaining represented by the certificates for the Common Shares or Non-Voting Shares to which they initially relate). The Shareholder Rights Plan will allow the Board to determine an earlier or later date for the Separation Time.

Notwithstanding that the initial exercise price will be substantially above the then current market trading price, the operation of the Shareholder Rights Plan (as described below) will virtually assure Sabretooth that no person would intentionally acquire the number of shares of Sabretooth that would trigger the Shareholder Rights Plan. The exercise price of the SRP Rights may be adjusted by the Board, if necessary, after the Shareholder Rights Plan is implemented.

Upon the occurrence of a Flip in Event, holders of SRP Rights (other than an Acquiring Person and its affiliates, associates and joint actors) may exercise the SRP Rights issued to them pursuant to the Shareholder Rights Plan to acquire a significant number of shares of the same class as those held by the shareholder at a price which, in effect, provides a significant discount to the market value of such shares. SRP Rights held by an Acquiring Person and its related parties are declared void and not exercisable. The Acquiring Person’s investment in Sabretooth would thereby be significantly diluted. This dilution is so great that it is virtually certain that no person would acquire a Threshold Voting Interest and thereby trigger the Shareholder Rights Plan. As a result, the bidder is forced to negotiate a waiver of the Shareholder Rights Plan with the Board or to comply with the requirements of the Permitted Bid.

Grandfathering

Generally, a shareholder owning a Threshold Voting Interest at the time the Shareholder Rights Plan is adopted by Sabretooth (a “Grandfathered Shareholder”) will be excepted from being an Acquiring Person unless it acquires additional shares in a manner or to an extent prohibited by the Shareholder Rights Plan.

Redemption of Rights

The Shareholder Rights Plan will provide for the redemption of SRP Rights at the option of the Board of Sabretooth for no or nominal consideration prior to the occurrence of a Flip in Event at $0.0000001 per SRP Right. A deemed redemption will occur in certain circumstances, including the successful completion of a Permitted Bid as discussed below.

Adjustments to the Number of Rights

The Shareholder Rights Plan will contain certain adjustment provisions. The exercise price, the number and kind of shares to be purchased upon exercise of each SRP Right and the number of SRP Rights outstanding may be adjusted upon certain changes to the share capital of Sabretooth. (None of such changes will allow a holder of Non-Voting Shares to acquire Common Shares pursuant to the SRP Rights unless the changes to the share capital of Sabretooth change all Non-Voting Shares into Common Shares.) The adjustment provisions will be designed to ensure that the number of Common Shares which may be purchased upon exercise of the SRP Rights and payment of the exercise price remains proportionally constant with the number of shares outstanding at the time the SRP Rights are issued and are not subject to any dilution which may result from changes to the share capital of Sabretooth.

Exempt Transactions

Under the Shareholder Rights Plan, certain transactions will not result in a Flip in Event even where the 20% threshold has been reached. For example, “Corporate Acquisitions”, which include acquisitions of shares by Sabretooth or a subsidiary or, alternatively, redemptions of shares by Sabretooth, which by reducing the number of shares outstanding increases the proportionate number of shares held by any person, will not give rise to a Flip in Event. Similarly, transactions identified as “Corporate Distributions” will not result in a Flip in Event. Corporate Distributions will include any acquisition of shares of Sabretooth resulting from a stock dividend, stock split, dividend reinvestment or share purchase plan or any other event which entitles all shareholders to receive shares on a pro rata basis. Likewise, any “Permitted Bid Acquisition” of shares in compliance with the Permitted Bid provisions outlined below will be exempted, as are certain “Exempt Acquisitions” and “Convertible Security Acquisitions”. Finally the Board of Sabretooth will be able, in certain circumstances, to waive the application of the Shareholder Rights Plan to a particular acquisition, as discussed below, with the result that such acquisitions would also be exempt.

However, under the Shareholder Rights Plan, even where a shareholder has acquired 20% or more of the shares pursuant to an exempt transaction, any subsequent acquisitions of additional shares constituting one percent or more of the outstanding shares of Sabretooth which are not exempt will still result in a Flip in Event.

Permitted Bid

A Permitted Bid is summarized below.

(a)	The take over bid must be made to all holders of record of Common Shares and all holders of record of Non-Voting Shares, for the same price and on the same conditions, regardless of the jurisdiction in which the holder resides.

(b)	The take over bid must be open for a minimum of 35 days following the date of the bid and no shares may be taken up prior to such time.

(c)	Take up and payment for shares may not occur unless the bid is accepted by persons holding more than 50% of the outstanding shares. The required 50% acceptance level is exclusive of shares deposited by the shareholder responsible for triggering the Flip in Event or any person who has announced an intention to make or has made a take over bid for the shares of Sabretooth or the respective affiliates and associates of either such persons or persons acting jointly or in concert with any of them.

(d)	If the take over bid is accepted by the requisite percentage specified in (c) above, the bidder must, in order to enable shareholders the opportunity to decide to tender without undue pressure, agree to extend the bid for a period of 10 Business Days to allow other shareholders to tender into the bid should they so wish and the bidder must make a public announcement to such effect.

If a bidder proposes a take over bid which does not meet these conditions, the bid would have to be withdrawn in order to avoid triggering the operation of the Shareholder Rights Plan.

A Permitted Bid need not be approved by the Board and may be taken directly to the shareholders of Sabretooth. Acquisitions of shares made pursuant to a Permitted Bid are deemed “Permitted Bid Acquisitions” and do not give rise to a Flip in Event.

Permitted Lock Up Agreements

The Shareholder Rights Plan is anticipated to permit lock-up agreements if the agreement allows the signing shareholders to tender into a competing bid if the price for that competing bid exceeds by more than a specified amount the price under the original bid.

Waiver of the Shareholder Rights Plan

The Board will have discretion to waive application of the Shareholder Rights Plan to a take over bid made to all holders of shares.

Once the Board has exercised its discretion to waive application of the Shareholder Rights Plan in respect of any particular take over bid, the application of the Shareholder Rights Plan will automatically waived for all other subsequent take over bids made by take over bid circular (except bids that are not made to all shareholders).

Modifications to the Shareholder Rights Plan

Any amendments or supplements to its terms, other than amendments to cure clerical or typographical errors, will normally require shareholder approval. All changes to the provisions of the Shareholder Rights Plan respecting the rights agent require the written concurrence of the rights agent.

SCHEDULE C

TERMS OF SABRETOOTH NON-VOTING COMMON SHARES

The unlimited number of Non-Voting Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.	The holders of Non-Voting Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation (other than meetings of a class or series of shares of the Corporation other than the Non-Voting Common Shares as such) provided that, except as required by the Business Corporations Act (Alberta), the holders of the Non-Voting Common Shares shall not be entitled to vote at any meeting of the shareholders of the Corporation. The holders of the Non-Voting Common Shares shall be entitled to receive all informational documents and other communications:

(a)	required to be sent to the holders of Common Shares by applicable law or by any stock exchange on which the shares of the Corporation are listed; and

(b)	voluntarily sent by the Corporation to the holders of Common Shares in connection with any meeting of shareholders.

2.	The holders of Non-Voting Common Shares shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation, such dividends as may be declared thereon by the Board of Directors from time to time, provided that no dividends may be declared in respect, distribution (including, without limitation, cash, securities or other property or assets of any kind whatsoever and whether as a return of capital or otherwise) made in respect, or any other benefit conferred upon the holders of, Common Shares unless concurrently therewith the same dividend is declared in respect, distribution made in respect, or the same benefit is conferred upon the holders, respectively, of Non-Voting Common Shares on a per share basis.

3.	The holders of Non-Voting Common Shares shall be entitled, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs to share rateably, together with the holders of Common Shares and of shares of any other class of shares of the Corporation ranking equally with the Non-Voting Common Shares in respect of return of capital on dissolution, in such assets of the Corporation as are available for distribution.

4.	Neither the Common Shares nor the Non-Voting Common Shares shall be subdivided, consolidated, reclassified or otherwise changed unless concurrently therewith, the shares of the other of such classes are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

5.	The rights privileges, restrictions and conditions attaching to the Non-Voting Common Shares as a class may be added to, changed or removed but only with approval of the holders of Non-Voting Common Shares given as herein specified.

6.

The right, privileges, restrictions and conditions attached to the Non-Voting Common Shares as a class as provided herein and as may be provided from time to time may be repealed, altered, modified, amended or amplified or otherwise varied only with the sanction of the holders of the Non-Voting Common Shares given in such a matter as may then be required by law, subject to a minimum requirement that such approval be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of holders of Non-Voting Common Shares duly called for such purpose and held upon at least 21 days notice at which a quorum is present comprising at least two persons present holding or representing by proxy at least 20% percent of the outstanding Non-Voting Common Shares. If any such quorum is not present within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to a date being not less than 15 days later and at such time and place as may be appointed by the chairman and at such meeting a quorum will consist of that number of shareholders present in person or proxy. The formalities to be observed with respect to the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those which may from time to time by prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every vote taken at every such meeting or adjourned meeting each holder of a Non-Voting Common Share shall be entitled to one vote in respect of each Non-Voting Common Share held.

SCHEDULE D

SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

Shareholder’s right to dissent

191(1) Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)	amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(c)	amalgamate with another corporation, otherwise than under section 184 or 187,

(d)	be continued under the laws of another jurisdiction under section 189, or

(e)	sell, lease or exchange all or substantially all its property under section 190.

2.	A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

3.	In addition to any other right the shareholder may have, but subject to subsection 20, a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

4.	A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

5.	A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection 1 or 2

(a)	at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)	if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

6.	An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection 1 or 2,

(a)	by the corporation, or

(b)	by a shareholder if the shareholder has sent an objection to the corporation under subsection 5,

to fix the fair value in accordance with subsection 3 of the shares of a shareholder who dissents under this section.

7.	If an application is made under subsection 6, the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

8.	Unless the Court otherwise orders, an offer referred to in subsection 7 shall be sent to each dissenting shareholder

(a)	at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)	within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

9.	Every offer made under subsection 7 shall

(a)	be made on the same terms, and

(b)	contain or be accompanied with a statement showing how the fair value was determined.

10.	A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection 7 or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

11.	A dissenting shareholder

(a)	is not required to give security for costs in respect of an application under subsection 6, and

(b)	except in special circumstances must not be required to pay the costs of the application or appraisal.

12.	In connection with an application under subsection 6, the Court may give directions for

(a)	joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)	the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c)	the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)	the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)	the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)	the service of documents, and

(g)	the burden of proof on the parties.

13.	On an application under subsection 6, the Court shall make an order

(a)	fixing the fair value of the shares in accordance with subsection 3 of all dissenting shareholders who are parties to the application,

(b)	giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders, and

(c)	fixing the time within which the corporation must pay that amount to a shareholder.

14.	On

(a)	the action approved by the resolution from which the shareholder dissents becoming effective,

(b)	the making of an agreement under subsection 10 between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection 7 or otherwise, or

(c)	the pronouncement of an order under subsection 13,

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder’s shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

15.	Subsection 14(a) does not apply to a shareholder referred to in subsection 5(b).

16.	Until one of the events mentioned in subsection 14 occurs,

(a)	the shareholder may withdraw the shareholder’s dissent, or

(b)	the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

17.	The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection 14 until the date of payment.

18.	If subsection 20 applies, the corporation shall, within 10 days after

(a)	the pronouncement of an order under subsection 13, or

(b)	the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder’s shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

19.	Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection 13(b), if subsection 20 applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection 18, may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

20.	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)	the realizable value of the corporation’s assets would by reason of the payment be less than the aggregate of its liabilities.

SCHEDULE E

BOARD MANDATE

SABRETOOTH ENERGY LTD.

BOARD OF DIRECTORS

The Board of Directors (the “Board”) of Sabretooth Energy Ltd. (the “Corporation”) is responsible under law to supervise the management of the business and affairs of the Corporation. The Board has the statutory authority and obligation to protect and enhance the assets of the Corporation.

The principal mandate of the Board is to oversee the management of the business and affairs of the Corporation, and monitor the performance of the officers of the Corporation.

In keeping with generally accepted corporate governance practices, including without limitation those contained in Multilateral Instrument 52 110 – Audit Committees (“MI 52-11”), National Policy 58 201 – Corporate Governance Guidelines (“NP 58-201”), National Instrument 58 101 – Disclosure of Corporate Governance Practices (together with MI 52 110 and NP 58 201 the “Canadian Corporate Governance Guidelines”), and the Sarbanes Oxley Act of 2002, and any similar legislation as it becomes applicable to the Corporation, the Board assumes responsibility for the stewardship of the Corporation and, as part of the overall stewardship responsibility, explicitly assumes responsibility for the following:

1.0	Independence

The Board retains the responsibility for managing its own affairs including planning its composition, selecting its Chair (or acting Chair if the Chair is absent from the meeting), appointing Board committees and determining Directors’ compensation. While it is appropriate to confer with management of the Corporation (“Management”) on the selection of candidates to be nominated as members of the Board, the ultimate selection shall be determined by the existing members of the Board.

In that the Board must develop and voice objective judgement on corporate affairs, independently of Management, practices promoting Board independence will be pursued. This includes constituting the Board with a majority of independent directors. Certain tasks suited to independent judgements will be delegated to specialized Board committees that are comprised exclusively of independent directors wherever possible. The Board will develop broad standards to determine whether directors are independent, which standards will comply with Canadian Corporate Governance Guidelines, the Sarbanes Oxley Act and any similar legislation as it becomes applicable to the Corporation. In accordance with these standards, the Board will make a positive determination with respect to the independence of each director at least once per year. The Board will disclose both the standards and the annual determinations as required by law.

The Board will ensure that the non-Management directors conduct a session without the presence of Management at all regularly scheduled Board meetings. The Board will also ensure that it meets without the presence of any Directors who are not unrelated and independent at least once per year.

The Board will evaluate its own performance in a continuing effort to improve. For this purpose, the Board will establish criteria for Board and Board member performance, and pursue a self evaluation process for evaluating both overall Board performance and contributions of individual directors.

2.0	Leadership in Corporate Strategy

The Board ultimately has the responsibility to oversee the development and approval of the mission of the Corporation, its goals and objectives, and the strategy by which these objectives will be reached. In guiding the strategic choices of the Corporation, the Board must understand the inherent prospects and risks of such strategic choices.

While the leadership for the strategic planning process comes from Management, the Board shall bring objectivity and a breadth of judgement to the strategic planning process and will annually review and approve the strategy developed by Management and ensure that the strategic plan takes into account, among other things, the opportunities and risks of the Corporation’s business.

The Board is responsible for monitoring Management’s success in implementing the strategy, monitoring the Corporation’s progress in achieving its goals and revising and altering direction in light of changing circumstances.

The Board has the responsibility to ensure congruence between the strategic plan, shareholder expectations and Management’s performance.

3.0	Policies and Procedures

The Board is responsible for:

(c)	approving and monitoring compliance with all significant policies and procedures by which the Corporation is operated;

(d)	approving policies and procedures designed to ensure that the Corporation operates at all times within applicable laws and regulations and to the highest ethical and moral standards;

(e)	enforcing obligations of the directors respecting confidential treatment of the Corporation’s proprietary information and Board deliberations; and

(f)	ensuring that individual directors are appropriately prepared for meetings of the Board and maintain an acceptable attendance record.

4.0	Management of Risk

The Board shall identify and understand the principal risks of all aspects of the business in which the Corporation is engaged, recognizing that business decisions require the incurrence of risk. The Board is responsible for providing a balance between risks incurred and the potential returns to shareholders. This requires that the Board ensure that systems are in place to effectively monitor and manage risks with a view to the long term viability of the Corporation and its assets, and that it conduct an annual review of the associated risks.

5.0	Oversight of Management

The Board must ensure that the execution of plans and operations are of the highest caliber. The key to the effective discharge of this responsibility is the approval of the appointment of the officers of the Corporation and the assessment of each officer’s contribution to the achievement of the Corporation’s strategy. In this respect, performance against objectives established by the Board is important, as is a formal process for determining the officers’ compensation, in part, by using established criteria and objectives for measuring performance. A fundamental consideration in the approval of appointments of officers of the Corporation is that the officers appointed to Management, including the Chief Executive Officer, are persons of integrity and create a culture of integrity throughout the Corporation.

In addition to the appointment of officers of the Corporation, to ensure that the Corporation’s long term strategy is achieved the Board must also, either directly or through a committee, develop succession planning procedures, including identifying potential candidates, training officers and monitoring their development and contributions to the achievement of the Corporation’s strategy.

6.0	Shareholder Communications and Disclosure

The Board is responsible to ensure that the Corporation has policies in place to ensure effective and timely communication and disclosure to its shareholders, other stakeholders and the public in general. This communications and disclosure policy must effectively and fairly present the operations of the Corporation to shareholders and should accommodate feedback from shareholders, which could be considered in future business decisions.

Shareholders wishing to communicate directly with the independent directors may send private and confidential correspondence to Sabretooth Energy Ltd., 702, 2303 – 4th Street S.W., Calgary, AB T2S 2S7, Attention: Chairman. Such correspondence will be delivered, unopened, to the Chairman of the Board of Directors.

The Board has the responsibility for ensuring that the financial performance of the Corporation is reported to shareholders on a timely and regular basis and for ensuring that such financial results are reported fairly, in accordance with generally accepted accounting principles.

The Board has the responsibility for ensuring that procedures are in place to effect the timely reporting of any developments that have a significant and material impact on the value of shareholder assets.

The Board has the responsibility for reporting annually to shareholders on its stewardship for the preceding year.

7.0	Integrity of Corporate Control and Management Information Systems

To effectively discharge its duties, the Board shall ensure that the Corporation has in place effective control and information systems so that it can track those criteria needed to monitor the implementation of the Corporation’s strategy.

Similarly, in reviewing and approving financial information, the Board shall ensure that the Corporation has an audit system, which can inform the Board of the integrity of the data and compliance of the financial information with generally accepted accounting principles.

The Board’s management of the important areas of corporate conduct, such as the commitment of the Corporation’s assets to different businesses or material acquisitions, shall also be supported by effective control and information systems

8.0	Legal Requirements

The Board is responsible for ensuring that routine legal requirements are adhered to and that documents, and records have been properly prepared, approved and maintained by the Corporation.

9.0	Board Delegation to Committees

The Board can delegate specific responsibilities to committees of the Board in order to effectively manage the affairs of the Corporation.

10.0	Limitation

The foregoing is subject to and without limitation of the requirement that in exercising their powers and discharging their duties the members of the Board act honestly and in good faith with a view to the best interests of the Corporation; and subject to and not in expansion of the requirement that in exercising their powers and discharging their duties the members of the Board exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

11.0	Authorization

This Board of Directors Mandate is hereby approved on behalf of the board of directors of Sabretooth Energy Ltd. on March 7, 2008.

(Signed) Marshall Abbott
Chair of the Board of Directors Sabretooth Energy Ltd.